UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

June 27, 2017

Dear Fellow Stockholders:

A special meeting of stockholders of West Corporation, a Delaware corporation (which we refer to as “West” or the “Company”), will be held on July 26, 2017, at 10:00 a.m. Central Time. This special meeting will be a completely virtual meeting of stockholders, which will be conducted solely via webcast. You will be able to attend the special meeting online, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/WSTC2017SM. Please note that you will not be able to attend the special meeting in person. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of West by Mount Olympus Holdings, Inc., a Delaware corporation (which we refer to as “Parent”), for $23.50 per share in cash. Parent is an affiliate of certain funds managed by affiliates of Apollo Global Management, LLC. Regardless of whether you plan to attend the special meeting online, we encourage you to vote your shares by mail, by telephone or through the Internet following the procedures outlined below.

On May 9, 2017, West entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with Parent and Olympus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of West by Parent at a price of $23.50 per share in cash. Subject to the terms and conditions of the merger agreement, Sub will be merged into West (which we refer to as the “merger”), with West surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, West will ask you to adopt the merger agreement, among other proposals related to the merger.

At the effective time of the merger, each share of West common stock issued and outstanding immediately prior to the effective time (other than (i) shares held by stockholders of West who have properly exercised and perfected appraisal rights under Delaware law, (ii) shares that are held in the treasury of West or (iii) shares that are owned of record by any wholly owned subsidiary of West, Parent or any wholly owned subsidiary of Parent) will be converted into the right to receive $23.50 per share in cash, without interest, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of West (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) declared the merger agreement and the consummation by West of the transactions contemplated thereby, including the merger, to be advisable and in the best interests of West and its stockholders, (iii) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of West stockholders and (iv) resolved to recommend that West stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting online and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding at least a majority of the outstanding shares of West common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from your bank, broker, trust or other nominee to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Thomas B. Barker

Chief Executive Officer and Chairman of the Board

June 27, 2017

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 27, 2017 and is first being mailed to West stockholders on or about June 30, 2017.

WEST CORPORATION

11808 Miracle Hills Drive

Omaha, Nebraska 68154

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 26, 2017

To the Stockholders of West Corporation:

A special meeting of stockholders of West will be held on July 26, 2017, at 10:00 a.m. Central Time, for the following purposes:

1.	To consider and vote on a proposal to adopt the merger agreement, by and among West, Parent and Sub;

2.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to West’s named executive officers that is based on or otherwise relates to the merger; and

3.	To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

This special meeting will be a completely virtual meeting of stockholders, which will be conducted solely via webcast. You will be able to attend the special meeting online, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/WSTC2017SM. Please note that you will not be able to attend the special meeting in person.

Stockholders of record at the close of business on June 26, 2017 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) declared the merger agreement and the consummation by West of the transactions contemplated thereby, including the merger, to be advisable and in the best interests of West and its stockholders, (iii) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of West stockholders and (iv) resolved to recommend that West stockholders vote for the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to West’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting online, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board.

A list of West stockholders entitled to vote at the special meeting will be available for examination by any West stockholder at the Company’s headquarters. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by West stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. The stockholder list will also be available for examination by any stockholder during the whole time of the special meeting by visiting www.virtualshareholdermeeting.com/WSTC2017SM.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call (212) 750-5833.

If you fail to return your proxy card, vote by telephone or through the Internet or attend the special meeting online, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

David Mussman, Executive Vice President, Secretary and General Counsel

Omaha, Nebraska
June 27, 2017

Please Vote—Your Vote is Important

i

ii

iii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about West Corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to West Corporation as “West,” the “Company,” “we,” “us” or “our.”

The Parties (see page 19)

West is a global provider of communication and network infrastructure services. West helps its clients more effectively communicate, collaborate and connect with their audiences through a diverse portfolio of solutions that include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialized agent services. For 30 years, West has provided reliable, high-quality voice and data services. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. West’s principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and our telephone number is (800) 841-9000.

Parent is an affiliate of certain funds (which funds we refer to as the “Apollo Funds”) managed by affiliates of Apollo Management VIII, L.P. (which we refer to as “Apollo Management”; we refer to Apollo Management, acting on behalf of the Apollo Funds, as “Apollo”). Parent, Apollo Management and the Apollo Funds are affiliates of Apollo Global Management, LLC (which we refer to as “AGM”). AGM is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. AGM had assets under management of approximately $197 billion as of March 31, 2017 in private equity, credit and real estate funds invested across a core group of nine industries where AGM has considerable knowledge and resources. AGM’s units are listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “APO.” Parent was formed on May 5, 2017, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Parent’s principal executive offices are located at 9 West 57th Street, 43rd Floor, New York, NY 10019, and its telephone number is (212) 515-3200.

Sub is a wholly owned subsidiary of Parent and was formed on May 5, 2017, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Sub’s principal executive offices are located at 9 West 57th Street, 43rd Floor, New York, NY 10019, and its telephone number is (212) 515-3200.

The Merger (see page 28)

On May 9, 2017, West, Parent and Sub entered into the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into West. West will survive the merger as a wholly owned subsidiary of Parent (which we refer to as the “surviving corporation”).

Upon completion of the merger, each issued and outstanding share of West common stock, par value $0.001 per share (which we refer to as “West common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by stockholders of West who have properly exercised and perfected appraisal rights under Delaware law, (ii) shares that are held in the treasury of West or (iii) shares that are owned of record by any wholly owned subsidiary of West, Parent or any wholly owned subsidiary of Parent) will automatically be cancelled, cease to exist, and will be converted into the right to receive $23.50 per share in cash, without interest (which we refer to as the “merger consideration”), subject to any applicable withholding taxes.

Following the completion of the merger, West will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The Special Meeting (see page 20)

The special meeting will be held on July 26, 2017, at 10:00 a.m. Central Time. This special meeting will be a completely virtual meeting of stockholders, which will be conducted solely via webcast. You will be able to attend the special meeting online, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/WSTC2017SM. Please note that you will not be able to attend the special meeting in person. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page  20, for additional information on the special meeting, including how to vote your shares of West common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 21)

You may vote at the special meeting if you were a holder of record of shares of West common stock as of the close of business on June 26, 2017, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of West common stock that you held and owned on the record date. As of the record date, there were 85,154,029 shares of West common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of West common stock entitled to vote on such matter.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of West common stock, your bank, broker, trust or other nominee will not be able to vote your shares at the special meeting. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of West common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of West common stock present at the special meeting for purposes of determining whether a quorum is present.

If you wish to vote online during the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD.

A letter of transmittal with instructions for the surrender of certificates representing shares of West common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 22 and “The Special Meeting—Solicitation of Proxies,” beginning on page 23. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call (212) 750-5833.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 40)

After careful consideration, the board of directors of West (which we refer to as the “Board”) unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of West and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to West’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies.

In reaching its conclusions, the Board consulted with West management and outside legal counsel and financial advisors and considered and evaluated a variety of factors, including, but not limited to, each of the following:

•	the current and historical financial condition, results of operations and business of West, West’s financial plan and prospects if it were to remain an independent company, the risks associated with achieving and executing upon West’s financial plan, and West’s historical experience in achieving its projections;

•	the risks of West remaining an independent public company;

•	the fact that the long-term trends and current significant market headwinds affecting West’s audio conferencing business may affect the attractiveness of West’s stock and offset positive prospects of West’s other segments;

•	the strategic review process conducted by the Board with the assistance of its financial advisor, Centerview Partners LLC (which we refer to as “Centerview”), which included a review of various strategic alternatives in addition to a possible sale of the Company;

•	the attractiveness of the merger consideration and the fact that the merger consideration was the result of negotiations and a price increase from Parent and the fact that the Company engaged in a publicly announced, broad and competitive process; and

•	the general terms of the merger agreement, including the Company’s ability to respond to certain unsolicited acquisition proposals, the Board’s ability to change its recommendation in certain circumstances and the likelihood of closing.

For a more detailed discussion of factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 40. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of West stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 56.

Opinion of Centerview Partners LLC (see page 49)

The Company retained Centerview as financial advisor to the Board in connection with the merger and the other transactions contemplated by the merger agreement (which we collectively refer to as the “Transaction”

throughout this section and the summary of Centerview’s opinion below under the caption “The Merger—Opinion of Centerview Partners LLC”). In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of outstanding shares of West common stock (which we refer to as “Shares”) (other than (i) Shares that are held in the treasury of the Company, (ii) Shares owned of record by any wholly owned Company subsidiary, (iii) Shares owned of record by Parent or any of its wholly owned subsidiaries and (iv) dissenting shares (which we refer to, collectively, together with Shares held by any other affiliate of Parent, as “Excluded Shares”)) of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On May 9, 2017, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 9, 2017, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated May 9, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Shares (other than Excluded Shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Market Price and Dividend Data (see page 106)

West common stock is traded on the Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “WSTC.” On November 1, 2016, the last full trading day prior to West’s post-market close public announcement that it was exploring potential strategic alternatives, the closing price for West common stock was $20.01 per share. On May 9, 2017, the last full trading day prior to the public announcement of the merger, the closing price for West common stock was $24.11 per share. On June 26, 2017, the last full trading day prior to the date of this proxy statement, the closing price for West common stock was $23.26 per share.

Voting Agreements (see page 110)

Certain West stockholders, including certain affiliates of Thomas H. Lee Partners, L.P. (which we refer to as “THL”), certain affiliates of Quadrangle Group LLC (which we refer to as “Quadrangle”), Gary L. West and Mary E. West have entered into voting agreements with Parent and Sub (which we refer to, collectively, as the “voting agreements,” and each, a “voting agreement”). Subject to their terms, the voting agreements obligate these stockholders to, among other things, vote their shares of West common stock in favor of the proposal to adopt the merger agreement. As of the close of business on the record date, these stockholders and their affiliates beneficially owned, in the aggregate, approximately 46% of our common stock.

Certain Effects of the Merger (see page 66)

Upon completion of the merger, Sub will be merged with and into West upon the terms set forth in the merger agreement. As the surviving corporation in the merger, West will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the completion of the merger, shares of West common stock will no longer be traded on the Nasdaq or any other public market. In addition, the registration of shares of West common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 67)

If the proposal to adopt the merger agreement does not receive the required approval from West stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of West common stock. Instead, West will remain a public company, and West common stock will continue to be listed and traded on the Nasdaq. See also the section below entitled “—Termination Fees,” beginning on page 98, for a summary of certain termination fees that may be payable if the merger agreement is terminated under certain circumstances.

Treatment of Equity Awards (see page 57)

The merger agreement provides that, with respect to all outstanding options to acquire shares of West common stock (which we refer to as “options”), stock unit awards and restricted stock awards under the Company’s equity plans, as a result of the merger:

•	immediately prior to the effective time, each option will be fully vested and cancelled, and each holder of a cancelled Company option will receive a payment in cash equal to the product of (i) the total number of shares subject to the cancelled Company option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company option, without interest, less any required tax withholding (provided, however, that any Company option with respect to which the exercise price per share is equal to or greater than the merger consideration will be cancelled in exchange for no consideration);

•	immediately prior to the effective time, each stock unit and restricted stock award (other than notional shares credited under the Company’s deferred compensation plan) will be converted into the right to receive a payment in cash equal to the sum of (i) the merger consideration multiplied by the number of shares subject to each such award and (ii) the dividend equivalents accrued on such award prior to the closing date, and to the extent required by an existing award agreement such cash amount will be held in escrow and become vested and payable in accordance with the terms of the awards on the vesting schedule set forth in the awards.

For any stock unit awards that are subject to performance-based vesting conditions, the merger agreement provides that the number of shares subject to such awards that are earned based on performance will be determined as of the closing date in accordance with the terms of the applicable award agreements, which award agreements the Company may amend between signing and closing to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. The Compensation Committee of the Board has approved an amendment to these award agreements to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. For the restricted stock award that is subject to performance-based vesting conditions that was previously granted to West’s Chief Executive Officer, the award agreement provides that performance will be deemed achieved at the maximum level set forth in the award agreement. In addition, any notional shares accrued under the Company’s deferred compensation plan will be valued based on the merger consideration and will be notionally reinvested in one or more other “measurement funds” (as defined under the deferred compensation plan) as determined by the Company prior to the effective time of the merger until such accounts are distributed to participants in connection with the termination and pay-out of the Company’s existing account balance deferred compensation plans on the later to occur of (i) December 31, 2017 and (ii) the closing date, in accordance with the terms of such plans and applicable law. The existing offering period under the Company’s employee stock purchase plan shall end on June  30, 2017 and no further offering period will commence thereafter.

Interests of Directors and Executive Officers in the Merger (see page 56)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of West stockholders generally, including the entry by certain affiliates of THL, which has two representatives on the Board, and certain affiliates of Quadrangle, which has one representative on the Board, into the voting agreements. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to West stockholders.

Conditions to the Merger (see page 95)

Each party’s obligations to complete the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	receipt of the West stockholder approval;

•	the waiting period (and any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) having expired or been terminated and the approvals or clearances under applicable antitrust laws by certain additional governmental entities in Austria, Canada and Germany having been obtained or the applicable waiting periods relating thereto having been terminated or expired;

•	receipt of the approval of the Federal Communications Commission (which we refer to as the “FCC”) required in connection with the merger; and

•	no governmental entity having issued, enacted, entered, promulgated or enforced any law or order that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger.

The obligations of Parent and Sub to complete the merger are also subject to the satisfaction or waiver by Parent of additional conditions, including:

•	subject to, in certain cases, certain materiality qualifiers, the accuracy of each of West’s representations and warranties;

•	West’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by West under the merger agreement;

•	since the date of the merger agreement, there not having occurred any changes, circumstances, events or effects, that individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on West; and

•	approvals having been obtained from (or notices being filed with) certain state telecommunications and healthcare regulatory authorities in connection with the merger.

West’s obligations to complete the merger are also subject to the satisfaction or waiver by West of additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of each of the representations and warranties of Parent and Sub; and

•	Parent’s and Sub’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement.

Regulatory Approvals (see page 74)

Under the merger agreement, the respective obligations of West, Parent and Sub to complete the merger are subject to, among other things, the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the completion of the merger under the HSR Act, the receipt of antitrust approval from the applicable governmental entities in Austria, Canada and Germany and the receipt of the approval of the FCC. On June 6, 2017, the United States Federal Trade Commission (which we refer to as the “FTC”) granted early termination of the waiting period under the HSR Act. Additionally, the obligations of Parent and Sub to complete the merger are subject to, among other things, receipt of approvals of (or filing of notice with) certain state telecommunications and healthcare regulatory authorities.

In the event that the merger has not been consummated on or before November 9, 2017, if all of the conditions to closing of the merger, other than the receipt of approval of the FCC and the applicable state telecommunications and healthcare regulatory approvals, have been satisfied or are capable of being satisfied at such time, then the deadline for completing the merger may be extended by up to 30 days up to three times (i.e., until February 7, 2018, assuming all three 30 day extensions have been utilized) (subject to certain additional extensions in connection with the marketing period (as such term is defined under the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger—Marketing Period Cooperation and Efforts,” beginning on page 91)) by either West or Parent from time to time by written notice to the other party. For a description of West’s and Parent’s respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 89.

Financing (see page 67)

West anticipates that the total funds needed to complete the merger (including the funds to pay (i) West stockholders, (ii) the holders of other equity-based interests the amounts due to them under the merger agreement and (iii) the fees and expenses in connection with the merger), which is expected to be approximately $5.1 billion, will be funded through a combination of the following:

•	debt financing in an aggregate principal amount of up to $4.4 billion, including a committed $350 million senior secured revolving facility, a portion of which will be available at closing. Parent has received commitments from a consortium of financial institutions and certain other lenders to provide the debt financing, which includes the revolving credit facility. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger—Debt Financing,” beginning on page 67;

•	equity commitments by the Apollo Funds in an aggregate amount of up to $1.3 billion. Parent has received equity commitments for the equity financing from the Apollo Funds. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger—Equity Financing,” beginning on page 69; and

•	cash of West and its subsidiaries available to be utilized in respect of the payment of the merger consideration to West stockholders and holders of company stock-based awards and company options.

The completion of the merger is not conditioned upon Parent’s receipt of financing.

Limited Guarantee (see page 71)

Concurrently with the execution of the merger agreement, and as a condition and inducement to West’s willingness to enter into the merger agreement, Parent and Sub delivered to West a limited guarantee (which we refer to as the “limited guarantee”) in favor of West from Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P., and AOP VIII (AIV), L.P. (which we refer to as the “guarantors”) pursuant to which, and subject to the terms and conditions contained therein, the guarantors are guaranteeing certain obligations of Parent and Sub in connection with the merger agreement, including the $134 million termination fee potentially payable by Parent.

Restriction on Solicitation of Competing Proposals (see page 85)

The merger agreement generally restricts West’s ability to solicit, directly or indirectly, potential competing proposals (as such term is defined under the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Competing Proposals,” beginning on page 85) from third parties, or engage in discussions or negotiations with, or furnish non-public information regarding West or any of our subsidiaries to, third parties regarding any potential competing proposal, or approve or recommend a competing proposal. Under certain limited circumstances, however, and in compliance with certain obligations contained in the merger agreement, West is permitted to furnish information with respect to West and our subsidiaries and participate in discussions or negotiations with third parties making a competing proposal if the Board determines in good faith, after consultation with our financial advisors and outside legal counsel, that the competing proposal constitutes or could reasonably be expected to lead to a superior proposal (as such term is defined under the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Competing Proposals,” beginning on page 85) and that the failure to furnish information to or participate in discussions or negotiations with respect to such competing proposal would be inconsistent with the Board’s fiduciary duties under applicable law. Under certain limited circumstances, at any time prior to receipt of the West stockholder approval, West is permitted to terminate the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal, upon payment by West to Parent of a $72 million termination fee.

Termination of the Merger Agreement (see page 96)

The merger agreement may be terminated at any time by the mutual written consent of Parent and West. The merger agreement may also be terminated by either Parent or West if:

•	the merger has not been consummated on or before November 9, 2017, provided that if all of the conditions to closing of the merger, other than the receipt of approval of the FCC and the applicable state telecommunications and healthcare regulatory approvals, have been satisfied or are capable of being satisfied at such time, then the deadline for completing the merger may be extended by up to 30 days up to three times (i.e., until February 7, 2018, assuming all three 30-day extensions have been utilized) (subject to certain additional extensions in connection with the marketing period) from time to time by written notice to the other party; provided, further, that this termination right will not be available to any party if the failure of the merger to be consummated by such deadline was primarily caused by (A) such party’s material breach of any provision of the merger agreement or (B) such party’s failure to comply in any material respect with its obligations thereunder;

•	any governmental entity issues any decision, order, directive, writ, injunction, judgment or decree permanently enjoining or otherwise permanently prohibiting the merger and such decision, order, directive, writ, injunction, judgment or decree has become final and nonappealable; provided, that this termination right will not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such decision, order, directive, writ, injunction, judgment or decree; provided, further, that this termination right will not be available to any party if such decision, order, directive, writ, injunction, judgment or decree was primarily caused by (i) such party’s material breach of any provision of the merger agreement or (ii) such party’s failure to comply in any material respect with its obligations under the merger agreement; or

•	the West stockholders have not adopted the merger agreement at the stockholder meeting (or at any postponement or adjournment of such meeting) at which a vote on the adoption of the merger agreement was taken.

West may also terminate the merger agreement prior to the effective time if:

•	Parent breaches or fails to perform or comply with its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that West is not then in breach of any representation, warranty or covenant in the merger agreement that would give rise to the failure of a closing condition set forth therein);

•	prior to the adoption of the merger agreement at the stockholder meeting (or any postponement or adjournment of such meeting), (i) West has complied with its representations, warranties or covenants contained in “The Agreement and Plan of Merger—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 87, and with respect to mailing this proxy statement and relating to the West stockholder meeting (other than any failure to comply that is de minimis), (ii) the Board authorizes West to enter into an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement, (iii) substantially concurrently with the termination of the merger agreement, West enters into an acquisition agreement providing for such superior proposal, and (iv) prior to or concurrently with such termination, West pays to Parent in immediately available funds a termination fee of $72 million (as further described below under the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 98); or

•	(i) all of the conditions to closing (other than those conditions that by their nature are to be satisfied at the closing of the merger and that would be satisfied if there were a closing) have been satisfied or waived, (ii) West has notified Parent in writing at least three business days prior to such termination that West is irrevocably ready, willing and able to consummate the closing of the merger, and (iii) Parent and Sub have failed to consummate the closing of the merger within three business days after the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement.

Parent may also terminate the merger agreement prior to the effective time if:

•	West breaches or fails to perform or comply with its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth therein and (ii) cannot be or has not been cured within 30 days after the giving of written notice to West of such breach (provided that Parent is not then in breach of any representation, warranty or covenant contained in the merger agreement that would give rise to the failure of a condition set forth therein); or

•	prior to the adoption of the merger agreement at the stockholder meeting (or any postponement or adjournment of such meeting), the Board or any committee of the Board makes a change of Company recommendation (as such term is defined under the section entitled “The Agreement and Plan of Merger—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 87).

Termination Fees (see page 98)

West is obligated to pay Parent a $72 million termination fee if the merger agreement is terminated in any of the following circumstances: (a) the Board changes its recommendation and Parent terminates the merger agreement, (b) among other things, the Company’s stockholders do not approve the merger agreement at the stockholder meeting (or any postponement or adjournment of such meeting), and the Company enters into a definitive agreement with respect to a qualifying transaction (as such term is defined under the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 98) within 12 months of the termination of the merger agreement and any qualifying transaction is thereafter consummated or (c) the Company terminates the merger agreement in accordance with certain procedures set forth in the merger agreement in order to enter into an acquisition agreement with a third party providing for a superior proposal.

The merger agreement also provides that Parent will be required to pay the Company a reverse termination fee of $134 million if (x) the conditions to the Company’s closing obligation are satisfied, (y) Parent and Sub fail to consummate the closing within three business days after the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement and (z) the Company terminates after notifying Parent that it is irrevocably ready, willing and able to consummate the closing. See the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 98.

Appraisal Rights (see page 101)

Under Delaware law, holders of shares of West common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”). A holder of West common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (which we refer to as a “dissenting stockholder”) will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of West common stock in connection with the merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of West common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 101.

To seek appraisal, a West stockholder of record must deliver a written demand for appraisal to West before the vote on the merger agreement at the West special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of West common stock through the date the merger is completed, and otherwise comply with the procedures set forth in Section  262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

Litigation Related to the Merger (see page 74)

West, the members of the Board, AGM, Parent and Sub have been named as defendants in certain lawsuits brought by purported West stockholders seeking, among other things, to enjoin the consummation of the proposed merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 71)

The receipt of cash for shares of West common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 71) who receives cash in exchange for shares of West common stock in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of West common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 71, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Additional Information (see page 115)

You can find more information about West in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a West stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On May 9, 2017, West entered into the merger agreement with Parent and Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement. The enclosed materials allow you to submit a proxy to vote your shares without attending the special meeting.

Your vote is very important. Even if you plan to attend the special meeting online, we encourage you to submit a proxy as soon as possible.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $23.50 in cash, without interest, and subject to any applicable withholding taxes, for each share of West common stock you own as of immediately prior to the effective time of the merger.

The receipt of cash for shares of West common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 71, for a more detailed discussion of the U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your own particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding West equity compensation awards in the merger?

A:	For information regarding the treatment of West’s outstanding equity awards, please see the sections entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 56, “The Agreement and Plan of Merger—Treatment of Options, Stock Units and Restricted Stock,” beginning on page 77, “The Agreement and Plan of Merger—Treatment of the West Stock Purchase Plan,” beginning on page 78 and “The Agreement and Plan of Merger—Treatment of the West Deferred Compensation Plan,” beginning on page 78.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of West stockholders will be held on July 26, 2017, at 10:00 a.m. Central Time. This special meeting will be a completely virtual meeting of stockholders, which will be conducted solely via webcast. You will be able to attend the special meeting online, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/WSTC2017SM. Please note that you will not be able to attend the special meeting in person.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of West common stock as of the close of business on June 26, 2017 the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of West common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to West’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 56; and

•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of West common stock entitled to vote on such matter. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on West or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by West stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. Broker non-votes will have no effect on approval of the non-binding compensation advisory proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the non-binding compensation advisory proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, broker non-votes will have no effect on approval of the proposal to adjourn the special meeting if necessary or appropriate; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting if necessary or appropriate.

Q:	How does the Board recommend that I vote on the proposals?

A:	Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of West and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 40. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of West stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 56.

Q:	Do I need to attend the special meeting and vote via the webcast?

A:	No. It is not necessary for you to attend the special meeting online in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:	The presence at the special meeting, via the webcast or by proxy, of the holders of a majority of the voting power of the shares of West common stock issued and outstanding and entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 85,154,029 shares of West common stock outstanding. If you are a West stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or online during the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of West common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of West common stock held by stockholders that are present via the webcast, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to West’s named executive officers that is based on or otherwise relates to the merger?

A:	SEC rules require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, West is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to West’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 26.

Q:	What will happen if West stockholders do not approve the non-binding compensation advisory proposal?

A:	The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory only, meaning that it will not be binding on West or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by West’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of West common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of West common stock that you held and owned on the record date.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by calling the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by voting online during the special meeting.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting during the special meeting. If you are present at the special meeting and vote via the webcast by ballot, your previous vote by proxy will not be counted. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting online to ensure that your shares of West common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:	If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone.

Your bank, broker, trust or other nominee will not have the power to vote your shares of West common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of West common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of West common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of West common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting by:

•	delivering a signed written notice of revocation stating that your proxy is revoked and bearing a date later than the date of the proxy to West’s Corporate Secretary at 11808 Miracle Hills Drive, Omaha, Nebraska 68154;

•	submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card;

•	submitting a later-dated proxy card relating to the same shares of West common stock and returning it to us prior to the special meeting; or

•	attending the special meeting and voting via the webcast by ballot.

If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Simply attending the special meeting online without voting will not revoke or change your proxy.

“Street name” holders of shares of West common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares of West common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I sell my shares of West common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of West common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of West common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. Appraisal rights only will be available to these holders if they deliver a written demand for an appraisal to West prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 101.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my options, stock units and restricted stock awards now?

A:	No. Shortly after the merger is completed, your options, stock units and restricted stock awards will either be automatically exchanged for the applicable consideration, or you will receive further instructions for such exchange.

Q:	When is the merger expected to be completed?

A:	We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the second half of 2017, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by West stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Closing of the Merger,” beginning on page 95.

Q:	What happens if the merger is not completed?

A:	If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of West common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of West common stock. Instead, West will remain a public company, and West common stock will continue to be registered under the Exchange Act and listed and traded on the Nasdaq. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of West common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of West common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Parent a termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 67.

Q:	Where can I find more information about West?

A:

West files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our

SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 115.

Q:	Who can help answer my questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of West common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the merger and business combination between Apollo and the Company, including statements regarding the benefits of the merger and the anticipated timing of the merger. Forward-looking statements can be generally identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of West common stock; the failure to satisfy the conditions to the consummation of the merger, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the risk that the merger agreement may be terminated in circumstances that require West to pay Parent a termination fee of $72 million; the effect of the announcement or pendency of the merger on the Company’s business relationships, operating results, and business generally; risks that the merger disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the merger; risks related to diverting management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against the Company, its officers or directors related to the merger agreement or the merger; the possibility that competing offers or acquisition proposals for the Company will be made; risks regarding the failure to obtain the necessary financing to complete the merger; risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the merger; competition in West’s highly competitive markets; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; and future impairments of our substantial goodwill, intangible assets, or other long-lived assets. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; West’s ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the SEC, including the factors described in Item 1A of West’s Annual Report on Form 10-K for the year ended December 31, 2016. See the section entitled “Where You Can Find More Information,” beginning on page 115.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

PARTIES TO THE MERGER

West Corporation

West is a global provider of communication and network infrastructure services. West helps its clients more effectively communicate, collaborate and connect with their audiences through a diverse portfolio of solutions that include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialized agent services. For 30 years, West has provided reliable, high-quality voice and data services. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

West’s five operating segments (Unified Communications Services, Telecom Services, Safety Services, Interactive Services and Specialized Agent Services) are aggregated into four reportable segments as follows:

•	Unified Communications Services, including collaboration services, unified communications as a service services and telecom services and which, for the year ended December 31, 2016, represented approximately 62.2% of West’s total revenue;

•	Safety Services, including carrier services, next generation 9-1-1, government solutions and advanced services;

•	Interactive Services, including outbound (proactive notifications—voice, text/SMS and chat), inbound speech solutions (interactive voice response), cloud contact center technologies, web, mobile and professional services; and

•	Specialized Agent Services, including healthcare advocacy services, cost management services and revenue generation services.

West’s principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and our telephone number is (800) 841-9000. Our website address is www.west.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about West is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 115, for more information.

Parent (Mount Olympus Holdings, Inc.)

Parent is an affiliate of the Apollo Funds managed by Apollo Management. Parent, Apollo Management and the Apollo Funds are affiliates of AGM. AGM is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. AGM had assets under management of approximately $197 billion as of March 31, 2017 in private equity, credit and real estate funds invested across a core group of nine industries where AGM has considerable knowledge and resources. AGM’s units are listed on the NYSE under the symbol “APO.” Parent was formed on May 5, 2017, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Parent’s principal executive offices are located at 9 West 57th Street, 43rd Floor, New York, NY 10019, and its telephone number is (212) 515-3200.

Sub (Olympus Merger Sub, Inc.)

Sub is a wholly owned subsidiary of Parent and was formed on May 5, 2017, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Sub’s principal executive offices are located at 9 West 57th Street, 43rd Floor, New York, NY 10019, and its telephone number is (212) 515-3200.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on July 26, 2017, at 10:00 a.m. Central Time. This special meeting will be a completely virtual meeting of stockholders, which will be conducted solely via webcast. You will be able to attend the special meeting online, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/WSTC2017SM. Please note that you will not be able to attend the special meeting in person.

Purpose of the Special Meeting

At the special meeting, West’s stockholders of record will be asked to consider and vote on:

1.	A proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into West, with West continuing as the surviving corporation;

2.	A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to West’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 56; and

3.	A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board approved the merger agreement and the transactions contemplated thereby, including the merger, declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the consummation by West of the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of, West and its stockholders, directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of West stockholders and resolved to recommend that West stockholders vote for adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of West common stock as of the close of business on June 26, 2017, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of West common stock that you held and owned on the record date. As of the record date, there were 85,154,029 shares of West common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, via the webcast or by proxy, of the holders of 42,577,015 shares of West common stock (a majority of the voting power of the shares of West common stock issued and outstanding and entitled to vote) constitutes a quorum for the special meeting.

If you are a West stockholder of record and you vote by mail, by telephone or through the Internet or online during the special meeting, then your shares of West common stock will be counted as part of the quorum. If you are a “street name” holder of shares of West common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of West common stock held by stockholders of record that are present via the webcast, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of West common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on West or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by West stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of West common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. Consequently, broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. Consequently, broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In that case, broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under Nasdaq rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of West common stock (which we refer to as a “broker non-vote”), and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of West common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (1) the non-binding compensation advisory proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of West common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of West common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote via the webcast at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of West common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate. Furthermore, your shares will not be included in the calculation of the number of shares of West common stock present at the special meeting for purposes of determining whether a quorum is present.

If you have any questions about how to vote or direct a vote in respect of your shares of West common stock, you may contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call (212) 750-5833.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of West common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a West stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to West’s Corporate Secretary at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, stating that your proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of West common stock; or

•	by attending the special meeting online and voting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote online during the special meeting).

“Street name” holders of shares of West common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then West may seek to adjourn the special meeting. In addition, the Board may, after consultation with Parent, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement.

Solicitation of Proxies

West is soliciting the enclosed proxy card on behalf of the Board, and West will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, West and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

West has retained Innisfree M&A Incorporated to assist in the solicitation process. West will pay Innisfree M&A Incorporated a fee of approximately $17,500 plus reimbursement of certain specified out-of-pocket expenses. West also has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

West will ask banks, brokers, trusts and other nominees to forward West’s proxy solicitation materials to the beneficial owners of shares of West common stock held of record by such banks, brokers, trusts or other nominees. West will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of West stockholders entitled to vote at the special meeting will be available for examination by any West stockholder at the Company’s headquarters. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by West stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. The stockholder list will also be available for examination by any stockholder during the whole time of the special meeting by visiting www.virtualshareholdermeeting.com/WSTC2017SM.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call (212) 750-5833.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, West stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 28, and “The Agreement and Plan of Merger,” beginning on page 75.

The Board unanimously recommends that West stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of West common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

Under our restated certificate of incorporation and Delaware law, the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of West common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to West’s named executive officers, Thomas Barker, Ronald Beaumont, Nancee Berger, J. Scott Etzler and Jan Madsen, that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 63 including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, West stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon West or the Board, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto). However, West seeks your support and believes that your support is appropriate because West has a comprehensive executive compensation program designed to link the compensation of our executives with West’s performance and the interests of West’s stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of West Corporation approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of West Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 63 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that West stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of West common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on West or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by West’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

West stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of West common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present via the webcast or represented by proxy at the special meeting entitled to vote on such matter, may adjourn the meeting to another place, date or time.

THE MERGER

Overview

West is seeking the adoption by West stockholders of the merger agreement West entered into on May 9, 2017 with Parent and Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into West. West will survive the merger as a wholly owned subsidiary of Parent. The Board has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that West stockholders vote “FOR” the proposal to adopt the merger agreement.

Upon completion of the merger, each share of West common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by stockholders of West who have properly exercised and perfected appraisal rights under Delaware law, (ii) shares that are held in the treasury of West or (iii) shares that are owned of record by any wholly owned subsidiary of West, Parent or any wholly owned subsidiary of Parent) will automatically be cancelled, cease to exist, and will be converted into the right to receive $23.50 per share in cash, without interest, and subject to any applicable withholding taxes.

Following the completion of the merger, West will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

Background of the Merger

Since West’s initial public offering in March 2013, the Board and Company management have regularly reviewed the Company’s business strategy and strategic plan and evaluated strategic and financial opportunities to maximize stockholder value. In addition, the Board and management periodically review and assess West’s competitive position and actively monitor and assess industry trends; West’s short- and long-term performance; West’s stock price performance; and potential strategic and financial initiatives, including stock buybacks, internal restructurings, dispositions of all or part of the Company, acquisitions and strategic partnerships available to the Company. The Board and management also periodically discuss potential challenges that West faces in executing its strategic plan.

In September 2015, representatives of a strategic party, which we refer to as “Party A,” contacted Mr. Thomas Barker, the Company’s Chief Executive Officer and the Chairman of the Board, and Mr. David Treinen, the Company’s Executive Vice President, Corporate Development and Planning, to express Party A’s interest in potentially acquiring the Company’s Safety Services segment. The Company subsequently entered into a confidentiality and standstill agreement with Party A in October 2015. After an in-person meeting with members of Company management in December 2015, Party A submitted a preliminary indication of interest on January 20, 2016 with respect to the potential acquisition of the Company’s Safety Services segment, excluding its 911 Enable business (which we refer to as the “January 2016 Party A Proposal”).

In late November 2015, a representative of a financial sponsor, which we refer to as “Party B,” contacted a representative of THL (along with Quadrangle, one of the Company’s two financial sponsors, affiliates of which are significant stockholders in the Company and representatives of which are members of the Board), regarding the potential combination of the Company’s Unified Communications Services segment with a portfolio company of Party B, which we refer to as “Party C.” A representative of THL contacted Messrs. Barker and Treinen regarding this outreach by Party B, and on January 22, 2016, Mr. Treinen had a discussion with a representative of Party B regarding such a combination.

At a regular meeting of the Board on January 28, 2016, Company management provided an update to the Board on the discussions with Party A and Party B and reviewed the January 2016 Party A Proposal. After discussion with Company management, the Board determined that the January 2016 Party A Proposal did not reflect an attractive valuation of the Company’s Safety Services segment and that, in any event, in order to help the Board evaluate the merits of any divestiture of one or more of the Company’s segments, the Board should first consider the full range of strategic and financial alternatives available to the Company. The Board instructed Company management to begin an evaluation of each of the Company’s segments, both individually and as a whole, including the creation of five-year financial projections for the Company and its segments. The Board also instructed Company management to begin the process of considering outside resources, including financial advisors, that could be engaged to assist in such evaluation. The Board authorized Company management to continue to have preliminary conversations with any parties expressing inbound interest in a potential business combination involving the Company if, in Company management’s judgment, such party’s ability to undertake a transaction was credible and such party’s interest was serious.

After the January 28, 2016 Board meeting, Company management began outreach to investment banking firms that could potentially be engaged by the Company to conduct a financial analysis of the Company to assist the Company with its analysis of each of the competitive landscape, market trends, growth opportunities, profitability, margins, products and services of the Company and each of the Company’s segments and to assist the Board in assessing, among other things, the Company’s current positioning and valuation in the equity market, as well as potential strategies to enhance shareholder value. The Company solicited proposals from certain investment banking firms, ultimately interviewing four finalists, including Centerview.

On February 19, 2016, Mr. Barker met with representatives of Party B to discuss the Company’s Unified Communications Services segment and Party C’s business.

In April 2016, the Company selected Centerview to serve as financial advisor with respect to the analysis described above on the basis of Centerview’s qualifications, expertise and reputation. The Company entered into an engagement agreement with Centerview on June 23, 2016 that detailed the financial advisory services to be provided by Centerview, but did not finalize the amount and structure of fees to be paid to Centerview.

Beginning in the spring of 2016 and continuing into the fourth quarter of 2016, Company management continued its business and financial analysis of each of the Company’s segments, including a review of the competitive landscape, market trends, growth opportunities, profitability, margins, products and services of each segment.

In April 2016, the Company and Party B entered into a confidentiality and standstill agreement in order to, among other things, permit each party to share information with the other in order to understand potential cost synergies that could result from a potential combination of the Company’s Unified Communications Services segment with Party C.

In May 2016, Mr. Treinen and Ms. Jan Madsen, the Company’s Chief Financial Officer, met telephonically with representatives of Party B to discuss potential synergies that could result from a potential combination of the Company’s Unified Communications Services segment with Party C.

In June 2016, a representative of a strategic party, which we refer to as “Party D,” contacted Messrs. Barker and Treinen and indicated that Party D was interested in a possible business combination involving the Company’s Unified Communications Services segment or all of the Company.

Also in June 2016, Mr. Treinen and representatives from Centerview met with Party B and their financial advisors in New York City to review the analyses conducted by both West and Party B of the potential synergies resulting from a potential combination of the Company’s Unified Communications Services segment with Party C, and to review the potential tax, legal and credit implications of various alternative structures for a potential business combination. At such meeting, representatives of Party B indicated that they may in due course revert to the Company with a proposal regarding a potential transaction.

In June 2016, the Company and Party D entered into a confidentiality agreement. On June 30, 2016, Messrs. Barker and Treinen, together with Scott Etzler, the Company’s President—Unified Communications Services and President—Revenue Generation, met with representatives of Party D to discuss the Company.

At a regular meeting of the Board on July 29, 2016, Company management and representatives of Centerview discussed with the Board the Company’s historical financial performance and the five-year financial projections that the Company was in the process of developing, as well as their ongoing evaluation of the strategic positioning of each of the Company’s segments. Centerview discussed a preliminary analysis of the Company’s stock market valuation, as well as factors impacting that valuation, including, among other things, the Company’s operating performance and financial outlook, capital structure, capital allocation priorities and other areas of investor focus. The Board, Centerview and Company management observed that West’s various segments exhibit differing financial profiles and, as a result, investors may have difficulty giving appropriate value to the Company’s individual segments or to the Company as a whole. The Board also noted, among other things, the continuing challenges facing the Unified Communications Services segment, namely trends indicating declining minute volumes growth and compression of pricing that results in a difficult revenue growth profile for the segment. Company management also discussed with the Board the unsolicited inquiry that was received from Party D and reported on the status of discussions with Party A and Party B.

In August 2016, a representative of a financial sponsor, which we refer to as “Party E,” contacted Messrs. Barker and Treinen to indicate that Party E was interested in exploring a possible business combination involving some or all of the Company. The Company and Party E entered into a confidentiality and standstill agreement on September 27, 2016, and representatives of Party E met with Messrs. Barker and Treinen on September 28, 2016 to discuss the Company.

At a regular meeting of the Board on October 27, 2016, Company management reviewed third quarter 2016 results which showed, among other things, that the Company had lower than expected revenue from its conferencing business, with July being the weakest month of the quarter, and that conferencing total minutes and minutes per business day were lower than expected in the third quarter. In addition, Company management informed the Board that it intended to indicate publicly that the Company would end the year at the low end of guidance, while the market’s consensus at the time was that the Company would end the year at the mid to upper range of guidance. Company management provided an update to the Board on the status of discussions with Party A, Party B, Party D and Party E. The Board determined that, as a result of the continued expected decline of conferencing revenue and profitability, the Company should formalize a process to explore potential strategic and financial alternatives, including conducting broad-based outreach to potential bidders. The Board concluded that the evaluation of alternatives should include the potential sale or other disposition of one or more of West’s segments, in particular the Company’s Unified Communications Services segment, as well as the possible sale of the Company. It was later concluded that the Company would make a public announcement to that effect, which announcement (which we refer to as the “Announcement”) was included in the Company’s third quarter results, released after the close of trading on November 1, 2016. The Company disclosed in the Announcement that it had retained Centerview as its financial advisor and Sidley Austin LLP (which we refer to as “Sidley Austin”) as its legal advisor in connection with this effort. We refer to the process conducted by the Company after the Announcement to explore a potential sale or other disposition of one or more of West’s segments, including a sale of the Company, as the “Process.”

On November 2, 2016, the Company’s shares closed at $21.56, representing an increase of approximately 8% over the closing price of $20.01 per share on the prior trading day, despite the fact that its revenue was lower for the third quarter compared to the prior year period, the conferencing business’s revenue for the third quarter was lower than expected and that the Company expected to finish the year with revenue and adjusted earnings per share at the low end of the Company’s original guidance ranges. Subsequent to November 2, 2016, at the Board’s instruction, Centerview began preliminary outreach to potentially interested parties to highlight the Announcement.

The Board held a telephonic meeting on November 15, 2016 with its financial and legal advisors. Representatives of Sidley Austin discussed with the Board its fiduciary duties in the context of the Process, including a potential sale of West, and reviewed with the Board the financial advisor due diligence (including review of a report provided by Centerview on its relationships with the Company and certain large stockholders of the Company) conducted by Sidley Austin and the Company with respect to Centerview. Mr. Treinen then discussed with the Board an overview of (i) management’s updated five-year financial projections and a comparison of such revised five-year financial projections to the preliminary five-year projections previously discussed with the Board on July 27, 2016, (ii) an analysis of the Company’s estimated tax basis in its various segments, (iii) the tax implications of possible sale or spin-off transaction structures, and (iv) certain structuring considerations with respect to the Company’s outstanding debt. Representatives of Centerview then discussed with the Board (i) Centerview’s preliminary views regarding the Company’s stock price and trading volumes following the Announcement, (ii) potential strategic and financial alternatives available in addition to a sale of the Company (including the implications of selling the Unified Communications Services segment for cash, selling one or all of the non-Unified Communications Services segments for cash, and separating the Unified Communications Services segment from the non-Unified Communications Services segments via a spin-off) and (iii) a preliminary financial analysis of the valuation of the Company, as well as of its segments independently. Representatives of Centerview also discussed the proposed Process, including the results of the initial outreach conducted by Centerview following the Announcement, a broad list of more than 50 potentially-interested parties to be contacted (consisting of both strategic parties and financial sponsors that Centerview and Company management believed would potentially be interested in, and capable of completing, a transaction), Centerview’s proposed plans for outreach to such parties and potential timing of certain milestones in the Process, including a target date for preliminary indications of interest to be submitted by potential bidders. The Board directed Centerview to continue its outreach efforts to potentially-interested parties and agreed to meet again in early December to receive a further report and update regarding the Process. The Board determined that management would not be permitted to engage in any discussions with any potential buyer regarding post-closing compensation and employment arrangements unless authorized by the Board.

After the November 15, 2016 Board meeting, at the direction of the Board, representatives of Centerview began broad outreach efforts, contacting strategic buyers and financial sponsors that might be interested in acquiring the Company or one or more of its segments. In addition, Centerview responded to potentially-interested parties that approached West or Centerview in response to the Announcement. (Those interested in discrete assets within the Company’s segments were informed that the Company was not entertaining such transactions at this time.) Potentially-interested parties were provided a confidentiality agreement that included standstill and anti-clubbing provisions, which were designed to enhance the Board’s control over the Process. The standstill provisions did not include any so-called “don’t ask, don’t waive” provisions (which would prohibit bidders from requesting that the Company waive the standstill and from making proposals to the Board after West’s entry into any definitive acquisition agreement).

In late-November 2016, at the direction of the Board, Centerview began providing to parties that executed confidentiality agreements information related to the Company, including a confidential information memorandum (“CIM”), which contained general background and confidential non-public business and financial information, including financial projections for the years 2017 through 2019 (see the section entitled “—Forward-Looking Financial Information” below). Centerview assisted the Company in managing first-round buyer due diligence and was in contact with the parties that received CIMs to answer questions and discuss the Process. Among others, each of Apollo, Party A, Party B, Party D, Party E and certain other financial sponsors which we refer to as “Party F,” “Party G,” “Party H,” “Party I,” “Party J,” “Party K” and “Party L” were contacted by Centerview in November and December 2016 as part of the initial outreach process, executed confidentiality agreements in November or December 2016 and were provided with CIMs and the ability to engage in first-round buyer due diligence. On December 5, 2016, with the Board’s approval, Centerview sent over 20 potentially-interested parties, including each of Apollo, Party A, Party B, Party D, Party E, Party F, Party G, Party H, Party I, Party J, Party K and Party L, a bid letter requesting a preliminary indication of interest for a potential acquisition of the Company (which we refer to as a “Potential Whole-Company Acquisition”) or a possible acquisition of one or more of the Company’s segments (which we refer to, each, as a “Potential Segment Acquisition”) by December 20, 2016.

The Board held a telephonic meeting on December 9, 2016 with its financial and legal advisors. At the meeting, representatives of Centerview provided to the Board an update regarding the Process, including a description of potentially-interested parties contacted by Centerview to date, the status of confidentiality agreements executed by or being negotiated with such parties and inbound inquiries received from additional parties regarding certain discrete assets of the Company, and the December 20, 2016 deadline for potentially-interested parties to submit a preliminary indication of interest. Representatives of Centerview then discussed with the Board the information provided to potentially-interested parties that had executed confidentiality agreements, including the CIM, and preliminary due diligence being conducted by such parties. The Board discussed with the financial and legal advisors, and with Company management, the next steps in the Process, in the event the Board determined to move forward with the Process following analysis of the preliminary indications of interest received, including the commencement of management presentations and detailed due diligence with a limited number of parties starting in January 2017.

On December 14, 2016, Party E informed Centerview that it would not be submitting any proposal.

On December 16, 2016, Party B submitted a written indication of interest proposing that West acquire Party C for an undetermined amount of cash and stock (which we refer to as the “Party B Proposal”). No other financial terms of the proposed acquisition were provided, other than Party B’s view of potential synergies and impact on West earnings per share and stock price.

On December 20, 2016 and December 21, 2016, the Company received three non-binding, preliminary indications of interest regarding a Potential Whole-Company Acquisition from Apollo, Party F and Party H, respectively, and five non-binding, preliminary indications of interest regarding a Potential Segment Acquisition from Party A, Party G, Party J, Party K and Party L, respectively (which we refer to collectively as the “Preliminary Indications of Interest”).

With respect to the Preliminary Indications of Interest contemplating a Potential Whole-Company Acquisition, Apollo’s proposal contemplated a price per share in the range of $26.00 to $30.00, Party F’s proposal contemplated a price per share in the range of $26.50 to $28.50, and Party H’s proposal contemplated a price per share in the range of $25.00 to $26.00. Party F’s proposal also required that Party F be allowed to partner with Party I. Party I had previously been contacted by Centerview with regard to the Process, and Party F and Party I were granted permission for such partnership.

With respect to the Preliminary Indications of Interest contemplating a Potential Segment Acquisition, Party A’s Preliminary Indication of Interest contemplated an acquisition of the Safety Services segment for between $1.1 billion and $1.2 billion. Party G’s Preliminary Indication of Interest contemplated an acquisition of the Interactive Services segment for between $836 million and $912 million. Party J’s Preliminary Indication of Interest contemplated an acquisition of the Specialized Agent Services segment for between $600 million and $650 million. Party K’s Preliminary Indication of Interest contemplated an acquisition of the Unified Communications Services segment for $2.3 billion. Party L’s Preliminary Indication of Interest contemplated an acquisition of the non-Unified Communications Services segments for $1.85 billion; such indication was raised on January 5, 2017 to $2.5 billion after Centerview informed Party L that its value was insufficient and would not be considered. Each of the Preliminary Indications of Interest was subject to, among other things, the completion of due diligence and the negotiation of a definitive agreement.

Also on December 20, 2016, Party D informed Centerview that it was only interested in specific assets within West’s Unified Communications Services segment and thus would not be submitting any proposal.

The Board held a telephonic meeting on December 21, 2016 with its financial and legal advisors. At the meeting, representatives of Centerview provided to the Board an update regarding the Process, including a description of potentially-interested parties contacted by Centerview to date, a summary of the Preliminary Indications of Interest received to date (which did not include those received from Party K and Party L, which were delivered after the telephonic Board meeting), the Party B Proposal, and a report on indications of interest that may be forthcoming from additional parties. Centerview also proposed potential next steps in the Process. The Board agreed to meet in early January to receive additional analyses and reports from Centerview regarding the Preliminary Indications of Interest, including any additional proposals that were submitted, and determined next steps in the Process. At the Board’s direction, Centerview informed the bidders that they would receive formal feedback on their Preliminary Indications of Interest, as well next steps with regard to the Process, after the December 2016 holiday period.

The Board held a telephonic meeting on January 10, 2017 with its financial and legal advisors. Representatives of Sidley Austin reviewed with the Board their fiduciary duties and certain legal issues in connection with the Process. Representatives of Centerview then provided to the Board an update regarding the Process and further analyses of the Preliminary Indications of Interest (including a summary of each Preliminary Indication of Interest, including those received after the last Board meeting on December 21, 2016) and the Party B Proposal. Representatives of Centerview next discussed with the Board Centerview’s updated observations regarding the Company from a financial perspective, including an analysis of the trading of the Company’s stock and a preliminary financial analysis of the Company and its businesses. Representatives of Centerview also discussed with the Board an analysis of the potential strategic alternatives available to the Company, including (i) continuing to execute management’s plan without engaging in a transaction, (ii) a sale of the Unified Communications Services segment for cash, (iii) separation of the Unified Communications Services segment from the non-Unified Communications Services segments via a spin-off (including a potential spin-merge transaction with Party C or a “sponsored spin-off,” meaning an investment by a financial sponsor made in connection with a spin-off), (iv) a sale of one or more of the non-Unified Communications Services segments and (v) a sale of the Company. The Board determined to continue with the Process, but to focus for the time being on those parties that had submitted Preliminary Indications of Interest for a Potential Whole-Company Acquisition, which the Board believed were most likely to result in the greatest value for stockholders.

After the January 10, 2017 Board meeting, at the direction of the Board, representatives of Centerview contacted the parties that had submitted Preliminary Indications of Interest regarding a Potential Segment Acquisition (Party A, Party, G, Party J, Party K and Party L) and informed them that, for the time being, the Company was prioritizing parties interested in a Potential Whole-Company Acquisition, but the Company could reengage later with parties that could be efficiently partnered in order to effect a sale of the entire Company.

Also after the Board meeting on January 10, 2017, Mr. Lee Adrean, a member of the Board, contacted Mr. David Mussman, the Company’s Executive Vice President, Secretary and General Counsel, and inquired whether the fact that he serves on the board of two entities that are or were at one time affiliated with Party F could create a potential conflict of interest in light of Party F’s participation in the Process. Mr. Mussman agreed to discuss the matter with Sidley Austin.

On January 12, 2017, Mr. Adrean, Mr. Mussman and Sidley Austin discussed Mr. Adrean’s connections with Party F. On January 15, 2017, Sidley Austin provided its recommendation that, notwithstanding Mr. Adrean having satisfied Sidley Austin that he was in fact independent of Party F, in light of Mr. Adrean’s connections to Party F and to avoid any appearance of a conflict, Mr. Adrean should recuse himself from participation in any Board activities regarding the Process unless and until such time as Party F was no longer participating in the Process.

On January 21, 2017, each of Apollo, Party F (together with Party I) and Party H, being the three parties potentially interested in a Potential Whole-Company Acquisition, were provided access to a virtual data room with additional documents and information regarding the Company and its segments. Also, in January 2017, Company management updated the financial projections to account for projected 2017 foreign exchange rates (as estimated by Company management) and certain other immaterial corrections. In February 2017, the Company made available in the virtual data room these updated financial projections for the years 2017 through 2021. Over the ensuing weeks, Centerview and Company management responded to diligence requests and participated in numerous diligence calls. Additionally, between January 18 and January 30, 2017, Company management held in-person management meetings with each of Apollo, Party F (together with Party I) and Party H.

The Board held a regular meeting on January 26, 2017. At such meeting, Mr. Adrean notified the Board that he would recuse himself from participation in any further Board activities regarding the Process unless and until such time as Party F was no longer participating in the Process. Company management then discussed with the Board possible fee structures for Centerview in connection with any transaction. On January 30, 2017, representatives of Centerview provided the Company with a report describing Centerview’s relationships with certain potential bidders, including AGM, and confirming there was no new information regarding its relationships with the Company and certain large stockholders of the Company.

Following management presentations, (1) representatives of Apollo communicated to Centerview that Apollo was considering both a Potential Whole-Company Acquisition, as well as a Potential Segment Acquisition; (2) representatives of Party H communicated to Centerview that Party H was interested only in a possible acquisition of the non-Unified Communications Services segments, rather than in a Potential Whole-Company Acquisition, as a result of the industry trends, recent operating performance and financial outlook of the Unified Communications Services segment; and (3) Party F remained focused on a Potential Whole-Company Acquisition. The Company’s financial and legal advisors continued to analyze potential transaction structures that could effect a sale of the Company by partnering multiple bidders interested in discrete segments, taking into account the effect of tax and other considerations of such transaction structures.

Given the increased possibility that parties interested in a Potential Segment Acquisition would need to be partnered in order to effect a sale of the entire Company, on or around February 28, 2017, after consulting with the Company, Centerview contacted Party A to ask whether Party A would be interested in bidding for the Safety Services segment and on or around February 28, 2017, Centerview contacted Party L to ask whether Party L would be interested in bidding for the non-Unified Communications Services segments. Because the value indicated in Party K’s Preliminary Indication of Interest was viewed by the Board as insufficient, and a cash sale of the Unified Communications Services segment would incur significant tax leakage, the Company, in consultation with Centerview, determined not to renew contact with Party K at that time. Also, the Company, in consultation with Centerview, determined not to renew contact with Party G or Party J at that time because it did not appear likely that such parties could be efficiently partnered in order to effect a sale of the entire Company. After continued discussions, Party A notified Centerview that it had determined not to participate in the Process. Party L notified Centerview that it did have continued interest in a Potential Segment Acquisition, and would bid for all three of the non-Unified Communications Services segments. Party L was provided access to the virtual data room on March 2, 2017.

On March 3, 2017, Messrs. Barker and Treinen provided to the Board a report via email on the status of the Process, including the status of discussions with Apollo, Party F, Party H, Party A and Party L, and noted that the Company was contemplating asking bidders for second round bids in late March or early April.

On or around March 9, 2017, Party F notified Centerview that it was withdrawing from the Process, primarily as a result of the industry trends, recent operating performance and financial outlook of the Unified Communications Services segment. In light of Party F’s withdrawal from the Process, Mr. Adrean thereafter resumed participation in all Board activities regarding the Process.

On March 16, 2017 members of Company management and Centerview telephonically met with representatives of Party L and their advisors to provide an overview of the Company’s non-Unified Communications Services segments.

On March 17, 2017 members of Company management and Centerview met in person with representatives of Party H and their advisors to provide an additional overview of the Company’s non-Unified Communications Services segments.

The Board held a telephonic meeting on March 24, 2017 with its financial and legal advisors. At the meeting, the Board reviewed with its advisors the current status of the Process. Centerview observed that representatives of Centerview had been in contact with 55 potential bidders for the Company or one or more of its segments during the Process, 19 of which were strategic parties and 36 of which were financial sponsors. Of the 55 potential bidders, a total of 30 potential bidders executed confidentiality agreements, of which 5 were strategic parties and 25 were financial sponsors. Centerview reported that there were currently three active bidders remaining: Apollo was still interested in a Potential Whole-Company Acquisition, and Party H and Party L were each interested in a Potential Segment Acquisition of all or certain of the non-Unified Communications Services segments. Together with its financial and legal advisors, the Board considered a range of strategic alternatives available to the Company, including a sale of the Company, the sale or separation (including through a spin-off or sponsored spin-off) of one or more of the Company’s segments, or attempting to effect a sale of the Company by partnering multiple bidders interested in discrete segments. The Board discussed the difficulties associated with selling or separating one or more of the Company’s segments, including the effects on the valuation and trading dynamics of the segment(s) left behind. Representatives from Centerview discussed the anticipated timeline for bids for a Potential Whole-Company Acquisition or a Potential Segment Acquisition, the anticipated strategy for assessing the bids once received and the proposed next steps in the Process. The Board reviewed a draft of a letter to be sent to the remaining bidders which described the next steps of the Process. Representatives of Sidley Austin then reviewed with the Board a draft merger agreement for the Potential Whole-Company Acquisition and a draft segment purchase agreement for a Potential Segment Acquisition that were proposed to be delivered to the potential buyers. The Board directed Centerview to provide such letter, draft merger agreement and, if applicable, draft segment purchase agreement to each of Apollo, Party H and Party L. After Centerview and Sidley Austin departed the meeting, Company management reviewed with the Board the proposed fee structure for Centerview in connection with any transaction.

On March 29, 2017, Centerview sent each of Apollo, Party H and Party L a letter requesting a final proposal by April 13, 2017 regarding, in the case of Apollo, a Potential Whole-Company Acquisition and, in the case of each of Party H and Party L, a Potential Whole-Company Acquisition or a Potential Segment Acquisition. Bidders were also asked to provide a mark-up of the draft merger agreement or draft segment purchase agreement, as applicable.

Between April 3 and April 5, 2017, at Apollo’s request, Apollo and its advisors met with members of Company management and Centerview in a series of diligence meetings in Chicago. Party H and Party L continued their due diligence evaluation through access to the virtual data room and submission of questions to Company management. Neither Party H nor Party L requested additional face-to-face meetings with Company management.

On April 13, 2017, Apollo submitted a non-binding bid for a Potential Whole-Company Acquisition for $23.00 per share in cash (with a prohibition on dividends after signing of the merger agreement) (which we refer to as the “April 13 Apollo Proposal”), Party H submitted a non-binding bid for a possible acquisition of 100% of the non-Unified Communications Services segments for between $2.4 billion and $2.6 billion in cash (which we refer to as the “April 13 Party H Proposal”), and Party L submitted a non-binding bid for a possible acquisition of 100% of the Interactive Services and Safety Services segments and certain assets within the Specialized Agent Services segment for $2.36 billion in cash (which we refer to as the “April 13 Party L Proposal,” and together with the April 13 Apollo Proposal and the April 13 Party H Proposal, the “April 13 Proposals”). The April 13 Apollo Proposal also included a revised draft of the merger agreement, draft debt commitment letters, a draft equity commitment letter, a draft limited guarantee, a form of voting agreement and a draft exclusivity agreement. The April 13 Apollo Proposal explained that the lower price per share reflected in such proposal compared with the per share price range included in Apollo’s Preliminary Indication of Interest resulted from the key learnings from Apollo’s due diligence, including its concerns regarding recent industry trends, recent operating performance and the financial outlook of the Company, in particular the Unified Communications Services segment. Neither the April 13 Party H Proposal nor the April 13 Party L Proposal included a mark-up of the draft of the segment purchase agreement (but each included general comments on the draft of the segment purchase agreement).

The Board held a telephonic meeting on April 17, 2017 with its financial and legal advisors. At the meeting, the Board reviewed the current status of the Process. Centerview provided to the directors a detailed analysis of the three April 13 Proposals. Centerview also reviewed with the Board its illustrative financial analysis of the Company on a standalone basis assuming that it achieved its projections, as well as the implications to value if the Company fell short or exceeded such projections, and certain structured alternatives to a sale of the entire Company, including (i) potential alternative structures in which one or more parties could partner to acquire all segments of the Company and (ii) the separation of the Unified Communications Services segment from the non-Unified Communications Services segments via a sponsored spin-off. Representatives of Sidley Austin reviewed with the Board the key issues raised by Apollo’s mark-up of the merger agreement and the general comments that had been received from Party H and Party L regarding the draft segment purchase agreement. Representatives of Sidley Austin noted, among other things, that Apollo had requested a period of exclusivity as well as voting agreements from each of THL, Quadrangle and Mr. and Mrs. Gary and Mary West. Sidley Austin also reviewed Apollo’s request for a break-up fee of 4.0% of the equity value of the transaction in the event that the Board accepted a superior proposal and Apollo’s offer for a reverse break-up fee of 4.0% of the equity value of the transaction in the event that it was unable to close due to the failure to obtain financing. The Board considered the key features of each of the proposals and the prospects for the Company on a standalone basis. The Board made a preliminary determination that the proposals for Potential Segment Acquisitions presented by Party H and Party L were less attractive for a number of reasons, including with regard to valuation, after-tax proceeds and timing and certainty of closing when compared to the April 13 Apollo Proposal. In evaluating the Company’s potential standalone value, the Board considered, among other things, the likelihood of the Company achieving its forecasts, the risks to the business and the timeframes needed to realize certain values. The members of the Board determined to proceed with discussions with Apollo and request that Apollo revise its proposal to increase its price and improve other terms, particularly those that related to the likelihood of a transaction being consummated. Mr. Anthony DiNovi, Co-President of THL and a member of the Board, indicated that, at that time and subject to satisfactory resolution of the open issues in a timely manner, THL was willing to sign a voting agreement to support a transaction with Apollo, if the Board ultimately approved the transaction. The Board directed representatives of Centerview and Sidley Austin to prepare a list of key items to be raised with Apollo regarding its proposal. The Board asked to review the list before it was submitted to Apollo. The Board rejected Apollo’s request for exclusivity. Following the meeting, representatives of Centerview and Sidley Austin prepared the list of key items and shared it with the Board prior to its dissemination to Apollo. At the direction of the Board, representatives of Centerview also continued to maintain contact with Party H and Party L, requesting that they consider potential alternative structures, such as a sponsored spin-off, which could be effected without significant tax leakage to the Company.

Later on April 17, 2017, Mr. Michael Huber, President and Managing Principal of Quadrangle and a member of the Board, called Mr. Mussman and indicated that, at that time and subject to satisfactory resolution of the open issues in a timely manner, Quadrangle was also willing to sign a voting agreement to support a transaction with Apollo if the Board ultimately approved the transaction.

On April 18, 2017, representatives of Centerview communicated to Apollo the key items previously discussed with the Board, including the Board’s view that the economic terms as well as terms related to deal certainty must be improved and that the Board had rejected Apollo’s request for exclusivity. Centerview also communicated to Apollo that Mr. and Mrs. West were not officers or directors of West, had not been provided with any non-public information and were not otherwise informed of or involved in the Process. As a result, Centerview noted that the Board did not know at that time whether Mr. and Mrs. West would be willing to support the April 13 Apollo Proposal.

On April 18 and 19, 2017, Sidley Austin and Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell”), counsel to Apollo, discussed the draft merger agreement and the key features of Apollo’s mark-up, including Apollo’s break-up fee and reverse break-up fee proposals. Sidley Austin proposed a break-up fee of 3.0% of the equity value of the transaction and a reverse break-up fee of 7.0% of the equity value of the transaction. Over the same time period, Sidley Austin also discussed aspects of Apollo’s merger agreement mark-up and the other transaction documents, in each case related to Apollo’s financing of the merger, with Wachtell and Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to as “Paul Weiss”), Apollo’s financing counsel.

On April 19, 2017, Apollo increased the price of its proposal to $23.50 per share in cash, and continued to insist, among other things, that the definitive merger agreement include a prohibition against the payment of any cash dividends and that Apollo receive a voting agreement from each of THL, Quadrangle and Mr. and Mrs. West. Apollo also requested exclusivity as part of its revised proposal. Representatives of Apollo communicated to representatives of Centerview that this represented its best and final offer on price.

The Board held a telephonic meeting on April 20, 2017 with its financial and legal advisors. The Board reviewed the progress of negotiations since the last meeting of the Board on April 17, 2017, including the increase in Apollo’s price from its initial offer of $23.00 to $23.50 per share in cash and the fact that Apollo continued to insist, among other things, that the definitive merger agreement include a prohibition against the payment of any cash dividends. Representatives of Centerview also discussed certain other provisions of the Apollo proposal, including terms of the merger agreement relating to the Company’s employee benefits and severance arrangements. The members of the Board also discussed additional key issues with respect to the Apollo proposal, including provisions affecting the certainty of closing (such as Apollo’s proposed reverse break-up fee and the closing condition that the parties shall have obtained all necessary regulatory approvals), Apollo’s request for a period of exclusivity, and Apollo’s requirement that certain large stockholders, including Mr. and Mrs. West, enter into voting agreements. The Board continued to reject Apollo’s request for exclusivity. The Board, management and representatives of Centerview and Sidley Austin then discussed additional timing considerations and strategic concerns with respect to the Apollo proposal including the voting agreements that Apollo had required be delivered as part of its proposal. The members of the Board then directed representatives from Centerview and Sidley Austin to continue to negotiate with Apollo regarding its proposal.

Between April 20 and 26, 2017, Sidley Austin and Wachtell (and with respect to financing matters, Paul Weiss) continued to negotiate outstanding issues in the draft merger agreement, limited guarantee and equity commitment letter and exchanged drafts of the merger agreement and other transaction documents. Over the same time period, counsel to THL, counsel to Quadrangle, Sidley Austin and Wachtell exchanged drafts of the voting agreement.

On April 25, 2017, Apollo and its advisors met with Company management and representatives of Centerview in Omaha to conduct additional diligence on the Company.

On April 26, 2017, Wachtell communicated to Sidley Austin that Apollo would agree to a reverse break-up fee equal to 6.5% of the equity value of the transaction and a Company break-up fee equal to 3.5% of the equity value of the transaction, provided that each of THL, Quadrangle and Mr. and Mrs. West signed voting agreements.

At an in-person meeting of the Board on April 27, 2017, representatives from Centerview, who participated by phone, presented an update regarding discussions with Apollo that had occurred since the last meeting of the Board on April 20, 2017. Representatives from Centerview informed the members of the Board that Apollo had agreed to the Company’s terms with respect to certain outstanding issues, including agreeing to permit the Company to adopt after signing the merger agreement a retention plan for the benefit of the Company’s employees of up to $3 million, but that other terms remained subject to negotiation. Representatives from Sidley Austin, who also participated by phone, updated the members of the Board with respect to negotiations that had occurred with Wachtell, including preliminary agreement on a 6.5% reverse break-up fee and a 3.5% Company break-up fee, resolution of certain open issues on the draft merger agreement and discussions relating to the obligations of Apollo to secure antitrust approval with respect to the proposed transaction and anticipated timing of telecommunications regulatory review. The Board considered the fact that the 6.5% reverse break-up fee was higher than similar fees in certain recent transactions, including those involving Apollo, and should result in a higher level of deal certainty. The Board also found the 3.5% break-up fee acceptable under the circumstances, particularly given the publicly announced, lengthy (six months) and broad-based exploration of strategic and financial alternatives. The discussion among the Board, management and representatives of Centerview and Sidley Austin continued regarding other key provisions of the draft merger agreement. Representatives of Centerview informed the Board that they had continued discussions with representatives of each of Party H and Party L with respect to their interest in a transaction with the Company. Party H had confirmed a preliminary interest in a sponsored spin-off transaction involving its investment in the non-Unified Communications Services segments, but that such a transaction would require additional time and due diligence, and would likely involve a valuation significantly below Party H’s prior expression of interest regarding a Potential Segment Acquisition in which Party H proposed to acquire the non-Unified Communications Services segments for cash. Party H also had reiterated that it was not interested in a Potential Whole-Company Acquisition. Party L had confirmed that it was not interested in pursuing either a sponsored spin-off transaction or a Potential Whole-Company Acquisition. The Board concluded that further discussions with Party H and Party L were unlikely to produce a proposal more attractive than the proposed transaction with Apollo. The directors then discussed the value offered by the Apollo proposal compared to the alternative of operating the Company on a standalone basis, including the likelihood of the Company achieving its projections and risks of executing the Company’s existing strategy. The Board directed Centerview and Sidley Austin to continue to negotiate with Apollo. The Board also requested that Mr. Barker contact Mr. and Mrs. West and discuss their willingness to support the Apollo proposal by entering into a voting agreement. After Centerview and Sidley Austin departed the meeting, Company management provided an update to the Board regarding the proposed fee structure for Centerview in connection with any transaction, and the Board approved such proposed fee structure.

After the Board meeting on April 27, 2017, the Company finalized its engagement letter with Centerview with respect to Centerview serving as financial advisor to the Company in connection with the Process.

On April 28, 2017, Mr. Barker met with Mr. West in California to provide Mr. West with an update regarding the Company’s recent operating performance and financial outlook, a presentation on the Process and to convey Apollo’s demand that Mr. and Mrs. West enter into voting agreements as a condition to the transaction. Later that same day, Mr. West spoke with a representative of Centerview regarding the proposed transaction with Apollo. Mr. West indicated that he and Mrs. West would agree to Apollo’s request if Apollo would either increase its price to $24.00 per share or keep its price at $23.50 per share but allow the Company to continue to pay its quarterly dividend. Mr. West also requested indemnification by the Company of Mr. and Mrs. West in the event that they agreed to enter into any voting agreement with Apollo. Representatives of Centerview thereafter relayed Mr. West’s requests to Apollo. Representatives of Apollo informed representatives of Centerview that they would not agree to such terms, stating that, as Apollo had previously communicated, their proposal of a price of $23.50 per share and no dividends was its best and final offer with respect to price.

Between April 28 and May 2, 2017, Sidley Austin and Wachtell (and with respect to financing matters, Paul Weiss) continued to negotiate outstanding issues in the draft merger agreement, limited guarantee and equity commitment letter and exchanged drafts of the merger agreement and other transaction documents. Over the same time period, counsel to THL, counsel to Quadrangle, counsel to Mr. and Mrs. West, Sidley Austin and Wachtell exchanged drafts of the voting agreement.

The Board held a telephonic meeting on May 3, 2017 with its financial and legal advisors. At the meeting, the Board reviewed the discussions with Apollo that had occurred since the last meeting of the Board on April 27, 2017, including an update on Apollo’s remaining diligence and the status of Apollo’s debt financing. The directors reviewed the discussions that had occurred with Mr. West and Apollo’s response to Mr. West’s request. In light of the fact that Apollo’s position was that the Wests’ support of a transaction was required in order for Apollo to move forward, the Board discussed whether there were any proposals that the Company could make that would secure the Wests’ support of a transaction, including whether there were any alternatives that would not change the economics of the transaction for Apollo or that would involve Apollo increasing the consideration it would pay to public stockholders (including Mr. and Mrs. West, but excluding THL and Quadrangle), if THL and Quadrangle accepted less. Mr. DiNovi and Mr. Huber indicated that THL and Quadrangle would consider such alternatives. Mr. Mussman and representatives of Sidley Austin then provided the Board with an update on the merger agreement and related transaction documents, including the open items.

Between May 3 and May 6, 2017, Sidley Austin and Wachtell (and with respect to financing matters, Paul Weiss) continued to negotiate outstanding issues in the draft merger agreement, limited guarantee and equity commitment letter and exchanged drafts of the merger agreement and other transaction documents. Over the same time period, counsel to THL, counsel to Quadrangle, counsel to Mr. and Mrs. West, Sidley Austin and Wachtell exchanged drafts of the voting agreement.

On May 6, 2017, Mr. West indicated to Mr. Barker that, because there was not a way to increase the consideration payable to all West stockholders, he was willing to accept Apollo’s price of $23.50 per share and no payment of dividends, and that he and Mrs. West would sign voting agreements, provided that he and Mrs. West were indemnified by the Company in the event that they are brought into any stockholder litigation.

The Board held a telephonic meeting on May 7, 2017 with its financial and legal advisors. At the meeting, the Board reviewed the progress of the negotiations with Apollo and the discussions with Mr. and Mrs. West, including their decision to agree to Apollo’s price of $23.50 per share and no payment of dividends. Centerview again noted Apollo’s insistence that this price reflected its best and final proposal. Representatives of Sidley Austin then reviewed with the Board its fiduciary duties under Delaware law in connection with the proposed transaction, the key terms of the draft merger agreement, the key terms of the related transaction documents and the list of remaining open items in the transaction documents. The review by representatives of Sidley Austin included, among other things, (i) a discussion of the key deal protection items in the draft agreements and the ability of the Board to entertain and accept a superior proposal, (ii) a review of the regulatory approvals needed to consummate the merger, including the view of the Company’s regulatory counsel that such approvals were not expected to pose a significant impediment and (iii) the voting agreements required by Apollo, including the fact that Mr. and Mrs. West had requested an indemnification agreement in the event that they were brought into any stockholder litigation. Representatives from Centerview then reviewed with the Board Centerview’s preliminary financial analysis of Apollo’s proposed merger consideration of $23.50 per share. Representatives of Centerview then provided an updated report on its relationships with AGM and confirmed there was no new information regarding its relationships with the Company and certain large stockholders of the Company. Representatives of Centerview informed the Board that Apollo would not be ready to enter into any agreement until the morning of May 9, 2017 at the earliest. In light of the agreement that had been reached with Apollo on price and all other material terms of a potential transaction, the Board determined that management could now discuss with Apollo any plans that Apollo wished to propose for post-closing management compensation and arrangements. The Board agreed to reconvene after the close of trading on May 9, 2017 to potentially approve the transaction. Following that discussion, Mr. DiNovi noted that THL and Quadrangle would be willing to provide between $3 million and $5 million (in the aggregate) of their proceeds from the transaction to fund an additional retention plan for the Company’s senior management, payable at the closing of the transaction. The Board determined to defer discussion of this topic until after the signing of the merger agreement (after which Apollo’s consent to the adoption of such additional retention plan would be required under the merger agreement). Following discussions between the Company and Apollo, such consent was not provided and such additional retention plan was not adopted.

After the Board meeting on May 7, 2017, Sidley Austin provided Wachtell with a revised draft of the merger agreement, limited guarantee, equity commitment letter and other transaction documents. On May 8 and May 9, 2017, Sidley Austin and Wachtell (and with respect to financing matters, Paul Weiss) negotiated the remaining open issues and exchanged drafts of the merger agreement, limited guarantee and equity commitment letter and other transaction documents.

The Board held a telephonic meeting after the close of trading on May 9, 2017 with its financial and legal advisors. At the meeting, representatives from Sidley Austin reviewed with the Board the final changes to the draft merger agreement and the related transaction documents since the prior meeting of the Board.

Representatives from Sidley Austin noted that all open issues that had been previously discussed with the Board had been resolved. Representatives of Centerview reviewed with the Board Centerview’s financial analysis of the merger consideration, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of West common stock (other than certain shares of West common stock as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see below under the caption “—Opinion of Centerview Partners LLC,” beginning on page 49. Following discussion, the Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Mr. Barker advised the Board that, notwithstanding the Board’s authorization of such discussions at the conclusion of its prior meeting, the management team had not had any discussions with Apollo regarding any plans for post-closing management compensation and arrangements.

During the evening of May 9, 2017, concurrently with the delivery by Parent to West of the executed equity commitment letter and the executed debt commitment letter, the parties executed the merger agreement and the limited guarantee. Each of THL, Quadrangle and Mr. and Mrs. West executed voting agreements with Parent, and the Company entered into an indemnification agreement with each of Mr. and Mrs. West. Later that evening, West and Apollo issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board

At the special meeting of the Board on May 9, 2017, after careful consideration, including detailed discussions with West’s management and its legal and financial advisors, the Board unanimously:

•	approved the merger agreement and the transactions contemplated thereby, including the merger;

•	declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the consummation by West of the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of West and its stockholders;

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of West stockholders; and

•	resolved to recommend that West stockholders vote for adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, the Board consulted with Company management and outside legal counsel and financial advisors and considered and evaluated a variety of factors over the course of 12 meetings of the Board since the Company announced publicly the commencement of a process to explore the Company’s strategic alternatives on November 1, 2016, including:

Challenges the Company Faces as an Independent Company; Strategic Alternatives

The Board considered the possibility of continuing to operate the Company as an independent public company, including the related risks and uncertainties and the prospects for the Company going forward as an independent entity. In doing so, the Board considered the following:

•	the current and historical financial condition, results of operations and business of the Company, the Company’s financial plan and prospects if it were to remain an independent company, the risks associated with achieving and executing upon the Company’s financial plan, the Company’s historical experience in achieving its projections and the other risks disclosed under “Risk Factors” in the Company’s most recent annual report on Form 10-K;

•	the risks of remaining an independent public company, including

•	the challenges resulting from the fact that West’s various segments exhibit differing financial profiles and, as a result, investors may have difficulty giving appropriate value to the Company’s individual segments or to the Company as a whole;

•	the Company’s significant level of indebtedness (including the higher level of indebtedness relative to the Company’s peers) which limits the Company’s financial flexibility and its ability to invest in new businesses or return more capital to its stockholders, and the Company’s limited ability to reduce debt either through free cash flow or by raising equity capital due to low trading multiples and resulting dilution; and

•	the uncertainties associated with pursuing the Company’s strategic business plan in light of the Company’s potential for future growth;

•	the fact that the long-term trends and current significant market headwinds affecting the Company’s audio conferencing business, namely trends indicating declining minute volumes and compression of pricing that results in a difficult revenue growth profile for the segment, may affect the attractiveness of the Company’s stock and offset positive prospects of the Company’s other segments;

•	the historic trading ranges of the Company’s common stock and the possible trading ranges of the Company’s common stock in the absence of takeover speculation, which may be significantly below the market price immediately prior to the execution of the merger agreement;

•	the Board’s concern that without a substantial transaction, the Company common stock would continue to trade at a discount compared to peer companies; and

•	the strategic review process conducted by the Board with the assistance of Centerview, which included in addition to a possible sale of the Company:

•	a review of other strategic alternatives, including the possibility of continuing to operate the Company as an independent public company, a sale or divestiture of one or more of the Company’s segments in one or more separate transactions or in connection with the sale of the entire Company, the spin-off of one or more of the Company’s segments and the possibility of acquiring or combining with other companies;

•	a review of proposals received by the Company to purchase certain of the Company’s segments, the financial and other terms of which the Board concluded were not in the best interests of the Company’s stockholders;

•	an assessment of the difficulty of carving out for sale or spinning off certain of the Company’s segments from the remainder of the Company’s business, including challenges resulting from the Company’s current high level of debt (and in particular the potential challenges facing the Company’s growth-oriented segments if required to carry a high amount of debt), the significant tax leakage that might result from such divestiture and the potential costs and negative synergies that would result from a divestiture;

•	a review of the range of possible benefits to the Company’s stockholders of the various strategic alternatives and the timing and the costs, risks and likelihood of accomplishing the goals of any of these alternatives; and

•	an assessment by the Board that none of the above-described strategic alternatives was reasonably likely to present superior opportunities for the Company, or reasonably likely to create greater value for the Company’s stockholders, than the merger.

Merger Consideration

The Board also considered the following, with respect to the merger consideration:

•

the fact that the merger consideration represents a 17.4% premium over the closing price of shares of West common stock on November 1, 2016 (the last trading day prior to the public announcement by the Company of the commencement of a process to explore the Company’s strategic alternatives after market close on November 1, 2016), and in that regard, the Board’s observation that the price of shares of West common stock would likely have declined after such date in the absence of such announcement (and subsequent media speculation regarding the status of a potential transaction) as a result of:

•	the Company’s release of its third quarter 2016 financial results on November 1, 2016, along with the Company communicating that it expected the full year 2016 revenue and adjusted earnings per share to be near the bottom of its guidance (which was meaningfully below market consensus estimates at that time); and

•	the Company’s release of its fourth quarter and full year 2016 financial results on February 1, 2017, along with the Company communicating its guidance for 2017 with respect to adjusted earnings per share (which guidance was meaningfully below the market consensus estimate at that time);

•	the fact that the merger consideration is a fixed cash amount, providing the Company’s stockholders with certainty of value and liquidity immediately upon the closing, in comparison to the risks and uncertainty that would be inherent in engaging in a transaction in which all or a portion of the consideration is payable in stock;

•	the fact that the consideration to be paid by Parent was the result of negotiations and a price increase by Parent from its April 13, 2017 offer of $23.00 per share and the Board’s belief that the merger consideration represented the highest consideration to which Parent was willing to agree;

•	the fact that the Company engaged in a publicly announced, broad and competitive process, in connection with which the Company had contacted, either directly or through the Company’s advisors, a total of 55 financial sponsor and strategic parties since November 1, 2016, and the fact that, after such process, Parent was the only bidder that submitted a definitive bid to acquire the entire Company;

•	the Board’s belief, based on the process described above, that it was unlikely that any other financial sponsors or strategic buyers would be willing to acquire the Company at a price in excess of $23.50 per share; and

•	the opinion of Centerview rendered to the Board on May 9, 2017, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of West common stock (other than certain shares of West common stock as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of Centerview Partners LLC,” beginning on page 49.

Merger Agreement

•	General Terms. The Board considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the merger agreement and the Board’s evaluation of the likely time period necessary to close the transactions contemplated by the merger agreement.

•	Structure; Stockholder Approval. The Board considered that the structure of the transaction as a one-step statutory merger will result in detailed public disclosure and a substantial period of time prior to consummation of the merger during which an unsolicited superior proposal could be brought forth, particularly given the belief of the Board that other potential acquirers of the Company are familiar with the Company. The Board also considered that completion of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of West common stock.

•

No Financing Condition. The Board considered the absence of a financing condition and the fact that Parent had represented that, assuming that Parent’s financing is funded in accordance with the equity commitment letter and debt commitment letter, it will have sufficient available funds to fund all of the amounts required to be provided by Parent under the merger agreement for the consummation of the transactions contemplated thereby.

•	Committed Financing. The fact that Parent has obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources (including Apollo’s demonstrated ability to complete large acquisition transactions) and the obligation of Parent to use its reasonable best efforts to obtain the financing.

•	Ability to Respond to Certain Unsolicited Acquisition Proposals. The Board considered the Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that the third party has made a takeover proposal that constitutes or could reasonably be expected to lead to a superior proposal.

•	Ability to Change Recommendation in Certain Circumstances. The Board considered the fact that, in certain circumstances, the Board is permitted to change its recommendation that the Company’s stockholders vote in favor of the merger and terminate the merger agreement, including to enter into an agreement with respect to a superior proposal, subject to the payment to Parent of a termination fee of $72 million in connection with the termination of the merger agreement.

•	Company Termination Fee. The Board considered the fact that the Board believed that the termination fee of $72 million payable to Parent under the merger agreement in certain situations, or approximately 3.5% of the aggregate equity value of the transaction, is reasonable and not preclusive of other offers from potential acquirers.

•	Voting Agreements. The Board considered that THL, Quadrangle and Gary and Mary West, who collectively controlled approximately 45% of the aggregate voting power of shares of West common stock as of the date of the merger agreement, supported the transaction, as evidenced by their agreement to execute and deliver the voting agreements to Parent. The Board also considered that the voting agreements will terminate under certain circumstances, including if the Board changes its recommendation or if the Company terminates the merger agreement for any reason, including in connection with a superior proposal, thereby permitting the stockholders who signed such agreements to support the superior proposal. The Board also considered that the voting agreements do not preclude the stockholders signing the voting agreements or any of their affiliates, employees or representatives from exercising their fiduciary duties as directors of the Company.

•	Specific Performance Right. The Board considered the fact that, under certain circumstances and subject to certain limitations, if Parent fails, or threatens to fail, to satisfy its obligations under the merger agreement, the Company is entitled to specifically enforce the merger agreement, in addition to any other remedies to which the Company may be entitled.

•	Reverse Termination Fee. The fact that the merger agreement provides that, in the event of a failure of the closing of the merger under certain circumstances, Parent will pay the Company a termination fee of $134 million, or approximately 6.5% of the aggregate equity value of the transaction, the payment of which is guaranteed pursuant to a limited guarantee between the equity sponsors of Parent and the Company (see the section entitled “—Limited Guarantee,” beginning on page 71).

•	Likelihood of Closing. The Board considered Parent’s obligation under the merger agreement to take all actions necessary or advisable to eliminate each impediment to the completion of the transactions contemplated by the merger agreement and obtain all required governmental approvals. The Board also considered that from time to time the Company or Parent could extend the outside date for completion of the merger from November 9, 2017 to as late as February 7, 2018 (subject to certain additional extensions in connection with the marketing period) if the parties have not obtained the regulatory approvals that are conditions to closing under the merger agreement.

•	Availability of Appraisal Rights. The Board considered the availability of appraisal rights under Delaware law to the Company’s Dissenting Stockholders who comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares of West common stock, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

Negative Factors

The Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	the fact that the merger consideration represents a discount of 2.5% to the closing price of the shares of West common stock on May 9, 2017 (the last trading day prior to the approval of the merger agreement by the Board) and that the closing price of the shares of West common stock during the period after the announcement by the Company of the commencement of a process to explore the Company’s strategic alternatives after market close on November 1, 2016 was generally higher than the merger consideration (although, as discussed above under “—Merger Consideration,” the Board observed that the price of shares of West common stock would likely have declined after such date in the absence of such announcement (and subsequent media speculation regarding the status of a potential transaction) due to the factors discussed above);

•	the fact that the merger agreement prohibits the Company from declaring or paying dividends during the pendency of the transactions contemplated by the merger agreement;

•	the fact that the merger agreement prohibits the Company from affirmatively soliciting alternative proposals;

•	the possibility that the Company’s obligation to pay Parent a termination fee of $72 million if the merger agreement is terminated under certain circumstances and Parent’s matching rights could discourage other potential acquirers from making an alternative proposal to acquire the Company;

•	the fact that, following the merger, the Company will no longer exist as an independent public company and the Company’s existing stockholders will not participate in the Company’s or Parent’s future earnings or growth;

•	the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including the condition requiring the expiration or termination of the waiting period (and any extensions thereof) under the HSR Act, the condition related to antitrust clearance in certain other countries or the condition that approval of the FCC and certain state regulatory agencies has been received;

•	the risk that the merger will not occur if the financing contemplated by the financing commitments, described under “—Financing of the Merger—Debt Financing,” beginning on page 67, is not obtained, as Parent and Sub do not on their own possess sufficient funds to complete the transaction;

•	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the merger agreement, regardless of whether the merger is consummated;

•	that, under certain circumstances, the Company’s damages remedy in the event of a failure by Parent or Sub to consummate the merger when required is limited to the receipt of the $134 million termination fee;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company;

•	the fact that, for U.S. federal income tax purposes, the receipt of the merger consideration will generally be taxable to the Company’s stockholders that are U.S. holders;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt the Company’s business operations; and

•	the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on the Company’s employees and its relationships with existing and prospective customers and suppliers and other third parties and the possibility of a suit, action or proceeding in respect of the merger agreement or the transactions contemplated by the merger agreement.

Other

The Board also considered the following other factors:

•	the fact that affiliates of THL and Quadrangle are party to stockholder and registration rights agreements with the Company and, if the Company did not enter into the merger agreement, could elect to distribute their shares of West common stock to their limited partners, which could have a negative impact on the Company’s stock price;

•	the fact that the Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of the Company’s stockholders (see the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 56); and

•	the fact that, as of the execution of the merger agreement, members of senior management had not had any discussions with Parent regarding their post-closing employment with, compensation from or equity participation in the surviving corporation or its affiliates.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

The Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Forward-Looking Financial Information

Due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, West does not as a matter of general practice publicly disclose detailed projections as to the Company’s anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results and operational metrics in our regular earnings press releases. In connection with the Board’s detailed evaluation of the Company’s performance, opportunities and challenges and its subsequent analysis of potential strategic alternatives to maximize shareholder value, as discussed above under “Background of the Merger,” at the request of the Board in January 2016, Company management began preparing forward-looking financial information for the years 2017 through 2021 based upon projections developed by Company management. Preliminary financial projections were reviewed by Company management with the Board in July 2016. Updated financial projections were reviewed by Company management with the Board in November 2016, and such financial projections for the years 2017 through 2019 were included in the CIM provided to bidders, including Apollo, who entered into confidentiality and standstill agreements with the Company. After updating the financial projections in January 2017 to account for projected 2017 foreign exchange rates (as estimated by Company management) and other immaterial corrections, these updated financial projections (which we refer to as the “financial projections”) were provided to Centerview (with respect to the financial projections related to the Company as a whole, for use in connection with its financial analysis and its opinion). The financial projections (for the avoidance of doubt, not including Unlevered Free Cash Flow (as defined below)) were also made available in the virtual data room to Apollo, Party F, Party H and Party L. The financial projections are summarized below.

None of the financial projections nor Unlevered Free Cash Flow were intended for public disclosure. Nonetheless, a summary of the financial projections and Unlevered Free Cash Flow is included in this proxy statement only because certain of the financial projections and Unlevered Free Cash Flow were made available to the Board, Centerview and/or Apollo. The inclusion of the financial projections and Unlevered Free Cash Flow in this proxy statement does not constitute an admission or representation by West, Apollo, Parent, Sub, Centerview or any other recipient of this information that the information is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

In the view of Company management, the financial projections for the Company as a whole and for each of the segments included in the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance. The financial projections provided below have not been updated since the time of their preparation, are not facts and should not be relied upon as necessarily indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of West, Parent or any of their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither West nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become, are or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections reflect various estimates, assumptions and methodologies of West, all of which are difficult to predict and many of which are beyond our control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments and matters specific to our business, including, without limitation, assumptions that currency exchange rates remain constant based on projected 2017 foreign exchange rates (as estimated by Company management) and general cost inflation is between 2-3%.

The financial projections do not necessarily reflect revised prospects for our businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the SEC. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 18. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding West contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections

The following tables summarize the financial projections and Unlevered Free Cash Flow:

Revenue and Adjusted EBITDA

West Corporation ($ in millions)	2017E	2018E	2019E	2020E	2021E
Revenue	2,362	2,469	2,592	2,732	2,892
Adjusted EBITDA	672	694	722	757	798

Revenue by Segment(1)

Segment ($ in millions)	2017E	2018E	2019E	2020E	2021E
Unified Communications Services	1,420	1,444	1,471	1,503	1,545
Interactive Services	326	352	381	411	445
Safety Services	324	349	377	409	443
Specialized Agent Services	303	335	375	420	470

(1)	The segment-level financial projections for revenue do not reflect inter-segment eliminations.

Adjusted EBITDA by Segment(1)

Segment ($ in millions)	2017E	2018E	2019E	2020E	2021E
Unified Communications Services	406	395	391	393	396
Interactive Services	91	103	114	125	138
Safety Services	114	124	133	142	153
Specialized Agent Services	58	68	80	93	107

(1)	The segment-level financial projections for Adjusted EBITDA (as defined below) do not include unallocated corporate Adjusted EBITDA.

Unlevered Free Cash Flow

In addition, at the direction of Company management, Centerview calculated, utilizing the financial projections and reflecting certain adjustments based on the assumptions provided by Company management, Unlevered Free Cash Flow (as defined below), which calculation was provided to the Board, but was not made available to Apollo or any other bidder, and is summarized in the following table:

West Corporation ($ in millions)	2017E	2018E	2019E	2020E	2021E
Unlevered Free Cash Flow	348	354	359	374	394

Non-GAAP Financial Measures

Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

For purposes of this section entitled “Forward-Looking Financial Information,” we define “Adjusted EBITDA” to mean earnings before interest expense, stock-based compensation, income taxes, depreciation and amortization and non-recurring items (gain on sale of buildings, significant restructuring costs and transaction costs).

For purposes of this section entitled “Forward-Looking Financial Information,” we define “Unlevered Free Cash Flow” to mean unlevered net operating profit after tax, adjusted for depreciation and amortization, capital expenditures and changes in net working capital. Unlevered Free Cash Flow was calculated after deducting estimated stock-based compensation expense.

West uses Adjusted EBITDA for financial and operational decision making and as a means to evaluate period-to-period comparisons. West believes that Adjusted EBITDA, among other things, (1) provides useful information about operating results; (2) enhances the overall understanding of past financial performance and future prospects; (3) allows for greater transparency with respect to key metrics used by West management in its financial and operational decision making; and (4) is used by investors as a measure of West’s historical ability to service debt and compliance with covenants in West’s senior credit facilities.

West included Adjusted EBITDA in the financial projections because it is a key measure used by West management and the Board to, among other things, (1) understand and evaluate West’s core operating performance and trends; (2) prepare and approve West’s annual budget; and (3) develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of West’s core business. Accordingly, West believes that Adjusted EBITDA provides useful information in understanding and evaluating West’s projections in the same manner as West management and the Board.

Unlevered Free Cash Flow provides another measure by which to evaluate West’s core operating performance and trends, but is not used by West for financial and operational decision making or as a means to evaluate period-to-period comparisons. Unlevered Free Cash Flow was calculated by Centerview at the direction of Company management solely for purposes of the discounted cash flow analysis in connection with Centerview’s opinion, and none of West, Parent or Centerview assumes any responsibility for any use of such estimates, or reliance on such estimates, for any other purpose.

Non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow, have limitations as analytical tools, and you should not consider any non-GAAP financial measure in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the omission of certain material costs, such as depreciation, amortization and interest, necessary to operate our business. Other companies, including companies in West’s industry, may calculate similarly titled non-GAAP financial measures differently, which reduces their usefulness as a comparative measure.

Because of these limitations, our non-GAAP financial measures should not be considered in isolated form or as substitutes for financial information presented in compliance with GAAP and you should consider our non-GAAP financial measures alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results.

Opinion of Centerview Partners LLC

On May 9, 2017, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated such date that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated May 9, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Shares (other than Excluded Shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement dated May 9, 2017 (which we refer to in this summary of Centerview’s opinion as the “Draft Merger Agreement”);

•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2016, 2015 and 2014;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis (which we refer to in this summary of Centerview’s opinion as the “Forecasts,” and which we collectively refer to in this summary of Centerview’s opinion as the “internal data”).

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the internal data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the Transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of Shares (other than Excluded Shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the merger consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated May 9, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Parent, Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which shares of West common stock may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 9, 2017 (the last trading day prior to the public announcement of the Transaction) and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded companies that Centerview selected based on its experience and professional judgment (which we refer to as the “selected companies” in this summary of Centerview’s opinion). Although none of the selected companies is directly comparable to the Company, the companies listed below were chosen by Centerview, among other reasons, because they are publicly traded technology-enabled communication and business services companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company. However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Selected Companies	EV / 2017E Adj. EBITDA
Citrix Systems, Inc.(1)	11.0x
j2 Global, Inc.	10.8x
Mitel Networks Corporation	7.1x
Motorola Solutions, Inc.	10.1x
Nuance Communications, Inc.	10.7x
Verint Systems Inc.	12.2x

(1)	Citrix Systems, Inc. data as of March 10, 2017, one day prior to reports that Citrix was exploring a sale.

Using publicly available information obtained from SEC filings and other data sources as of May 9, 2017, Centerview calculated, among other things, for each selected company, the implied enterprise value (calculated, to the extent publicly available, as the market value of common equity (determined using the treasury stock method and taking into account outstanding in the money options, other equity awards and other convertible securities, as applicable) plus the face value of debt, preferred stock and noncontrolling interests less cash and cash equivalents (excluding cash held on trust and restricted cash), as applicable) as a multiple of Wall Street research analyst consensus estimated earnings before interest expense, stock-based compensation, income taxes, depreciation and amortization and non-recurring items (which we refer to in this summary of Centerview’s opinion as “Adjusted EBITDA”) for calendar year 2017. The results of this analysis are summarized as follows:

EV / 2017E Adj. EBITDA
	Low	Median	High
Selected Companies	7.1x	10.8x	12.2x

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview applied a range of 7.0x to 8.5x to the Company’s estimated 2017 calendar year Adjusted EBITDA of approximately $672 million based on the Forecasts, which resulted in a range of implied values per Share of approximately $19.25 to $30.75, rounded to the nearest $0.25. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Centerview also observed that the Company consistently traded at a significant discount to the median of the enterprise value / estimated next twelve months Adjusted EBITDA multiple for the selected companies over the prior three years. Centerview compared this range to the merger consideration of $23.50 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement.

Selected Transactions Analysis

Centerview reviewed and compared certain information relating to the following selected transactions involving technology-enabled communication and business services companies announced since January 1, 2010 that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transaction. These transactions were selected, among other reasons, because their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the Transaction. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operations, results, business mix or product profiles that, for purposes of this analysis, may be considered similar to certain operations, results, business mix or product profiles of the Company.

Announcement Date	Acquirer	Target	EV / LTM Adj. EBITDA(1)
December 2016	Investment Group led by Golden Gate Private Equity, Inc.	NeuStar, Inc.	11.0x	(2)
May 2016(3)	Siris Capital Group, LLC	Polycom, Inc.	7.0x
November 2015	Comtech Telecommunications Corp.	TeleCommunications Systems, Inc.	10.7x
September 2015	Siris Capital Group, LLC	Premiere Global Services, Inc.	9.5x	(4)
September 2015	Interoute Communications Limited	Easynet Limited	10.7x
June 2015	Comverse, Inc.	Acision Limited	6.0x
June 2014	Consolidated Communications Holdings, Inc.	Enventis Corporation	7.1x
November 2013	Mitel Networks Corporation	Aastra Technologies Limited	6.0x

(1)	Represents LTM Adjusted EBITDA when sufficient information was disclosed to determine Adjusted EBITDA; otherwise represents EBITDA figure disclosed publicly.
(2)	Excludes from implied enterprise value the value of the Number Portability Administration Center (which we refer to as “NPAC”) business, for which NeuStar, Inc.’s contract had not been renewed and which was expected to roll off in 2018. Assumes annual NPAC revenue of $500 million and EBITDA margin of approximately 65%, based on Wall Street research. Assumes estimated residual value of NPAC business to NeuStar, Inc. of $500 million (annual free-cash flow generation of $250 to $300 million), based on Wall Street research.
(3)	Represents date when reports surfaced that Siris Capital Group, LLC was said to be bidding for Polycom, Inc. Final terms of the transaction were not officially publicly announced until July 2016.
(4)	Pro forma for $60 million in anticipated cost savings expected to be realized by year-end 2017, the multiple would be 6.0x.

No company or transaction used in this analysis is identical or directly comparable to the Company or the Transaction. The companies included in the selected transactions listed above were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Company. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected transactions analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

Financial data for the selected transactions were based solely on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from SEC filings and other data sources.

Centerview calculated, for each selected transaction set forth above, among other things, the implied enterprise value (calculated, to the extent publicly available, as the market value of common equity (determined using the treasury stock method and taking into account outstanding in the money options, other equity awards and other convertible securities, as applicable) plus the face value of debt, preferred stock and noncontrolling interests less cash and cash equivalents (excluding cash held on trust and restricted cash), as applicable) implied for the applicable target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s Adjusted EBITDA (or in cases where not determinable, the target company’s EBITDA figure disclosed publicly), for the latest twelve-month period for which financial information had been made public (which we refer to as “LTM”) at the time of the transaction announcement. The results of this analysis are summarized as follows:

EV / LTM Adj. EBITDA
	Low	High
Selected Transactions	6.0x	11.0x

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview applied a range of multiples of 6.5x to 8.5x to the Company’s LTM Adjusted EBITDA of $663 million for the period ended March 31, 2017, which resulted in a range of implied values per Share of approximately $14.75 to $29.75, rounded to the nearest $0.25. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company. Centerview compared this range to the merger consideration of $23.50 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the Forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of illustrative equity values for the Company by (a) discounting to present value as of May 9, 2017, using discount rates ranging from 8.5% to 9.5% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention: (i) the forecasted fully taxed unlevered free cash flows of the Company (more information regarding West forward-looking financial information can be found in the section entitled “—Forward-Looking Financial Information,” beginning on page 45) over the period beginning January 1, 2017 and ending on December 31, 2021, utilizing the Forecasts and the assumptions provided by Company management, and (ii) a range of illustrative terminal values of the Company, calculated by Centerview applying perpetuity growth rates ranging from 1.0% to 2.0% to the Company’s fully taxed unlevered free cash flows for the terminal year and (b) subtracting from the foregoing results the face value of the Company’s net debt as of March 31, 2017. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares of West common stock as of May 8, 2017 based on the internal data to derive a range of implied values per Share of approximately $18.50 to $32.50 per Share, rounded to the nearest $0.25. Centerview compared this range to the merger consideration of $23.50 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement.

Certain Additional Information

Centerview observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including, among other things, the following:

•	Historical Stock Price Trading Analysis. Centerview reviewed historical trading prices for shares of West common stock for the 52-week period ended May 9, 2017, (which 52-week period included the period following the Announcement), which reflected low and high closing prices for shares of West common stock during this 52-week period of $18.89 and $26.91.

•	Analyst Price Target Analysis. Centerview reviewed stock price targets for shares of West common stock in Wall Street research analyst reports publicly available as of May 9, 2017, which indicated the latest available low and high stock price targets for shares of West common stock ranging from $20.00 to $30.00 per Share.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of the Company with respect to the merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to delivery of its opinion, Centerview was engaged to provide financial advisory services with respect to potential strategic and financial alternatives that may be available to the Company, including the Transaction, but, except for fees payable in connection with the Transaction as described below, did not receive any compensation for such services that were provided. In the two years prior to the delivery of its opinion, Centerview was engaged to provide financial advisory services unrelated to the Company or the Transaction to the Board of Directors of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor”). During such period, Centerview received between $2.5 million and $5 million in aggregate fees for the foregoing services. Clear Channel Outdoor is a publicly traded company that is controlled by iHeartMedia, Inc., another publicly traded company in which affiliates of THL (which owns approximately 21% of the Company’s outstanding common stock), together with affiliates of Bain Capital Private Equity, L.P., collectively hold a majority ownership interest. In the two years prior to the delivery of its opinion, Centerview has not been engaged to provide financial advisory or other services to Parent or Sub and Centerview has not received compensation from Parent or Sub. In the two years prior to the delivery of its opinion, Centerview has been engaged to provide, and is currently providing, (i) financial advisory services unrelated to the Company or the Transaction to a portfolio company of AGM, an affiliate of Parent, and (ii) financial advisory services to AGM and/or its affiliates, as lenders under a debtor-in-possession facility entered into in connection with a bankruptcy proceeding unrelated to the Company or the Transaction. Centerview received between $2.5 million and $5 million in aggregate fees during such period, and may in the future receive additional compensation, for the foregoing services. In addition, in the two years prior to the delivery of its opinion, Centerview has been engaged to provide, and in certain cases is currently providing, financial advisory services unrelated to the Company or the Transaction to financial creditor groups or ad hoc creditor committees (of which one or more affiliates of AGM is or may have been at some point during Centerview’s engagement a member and held less than a majority of the aggregate face value of the relevant notes held by the members of each group) in connection with restructurings or potential restructurings involving the relevant issuer, and Centerview has received, and may in the future receive, compensation for such services. Centerview also noted that in the two years prior to the delivery of its opinion, Centerview has been engaged to provide, and is currently providing, financial advisory services to a committee of independent members of the Board of Directors of Caesars Entertainment Corporation, a publicly traded portfolio company of AGM and TPG Capital, LP, in connection with a merger transaction with Caesars Acquisition Corporation, another publicly traded portfolio company of AGM and TPG Global, LLC, and other matters, and Centerview has received, and may in the future receive, compensation for such services. Centerview may provide financial advisory and other services to or with respect to the Company, THL, Parent or AGM or their respective affiliates, including portfolio companies of THL and AGM, in the future, for which Centerview may receive compensation. Certain (i) of Centerview and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, THL, Parent, AGM or any of their respective affiliates, including portfolio companies of THL and AGM, or any other party that may be involved in the Transaction.

The Board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s qualifications, expertise and reputation. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an estimated aggregate fee of $28 million, $2 million of which was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of West’s stockholders generally. You should keep this in mind when considering the recommendation of the Board to vote “FOR” the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that West stockholders adopt the merger agreement. These interests are described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section entitled “—Golden Parachute Compensation” below were used:

•	the relevant price per share of West common stock is $23.50 per share, which is the fixed price per share to be received by our stockholders in respect of their shares of West common stock in connection with the merger;

•	for any stock unit awards subject to performance-based vesting conditions, the performance goals are deemed to be achieved at 100% of the target level;

•	for the restricted stock award subject to performance-based vesting conditions that was previously granted to West’s Chief Executive Officer, the performance goals are deemed to be achieved at the maximum level in accordance with the terms of the applicable award agreement;

•	the effective time is June 22, 2017, which is the assumed date of the effective time solely for purposes of the disclosure in this section and the section entitled “—Golden Parachute Compensation” below (which we refer to as the “assumed effective time”);

•	the employment of each executive officer of West is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as each such term is defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of West is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

The merger agreement provides that, with respect to all outstanding options, stock unit awards and restricted stock awards under West’s equity plans, as a result of the merger:

•	immediately prior to the effective time, each option will be fully vested and cancelled, and each holder of a cancelled Company option will receive a payment in cash equal to the product of (i) the total number of shares subject to the cancelled Company option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company option, without interest, less any required tax withholding (provided, however, that any Company option with respect to which the exercise price per share is equal to or greater than the merger consideration will be cancelled in exchange for no consideration);

•	immediately prior to the effective time, each stock unit and restricted stock award (other than notional shares credited under the Company’s deferred compensation plan) will be converted into the right to receive a payment in cash equal to the sum of (i) the merger consideration multiplied by the number of shares subject to each such award and (ii) the dividend equivalents accrued on such award prior to the closing date, and to the extent required by an existing award agreement such cash amount will be held in escrow and become vested and payable in accordance with the terms of the awards on the vesting schedule set forth in the awards, less any required tax withholding.

For any stock unit awards that are subject to performance-based vesting conditions, the merger agreement provides that the number of shares subject to such awards that are earned based on performance will be determined as of the closing date in accordance with the terms of the applicable award agreements, which award agreements West may amend between signing and closing to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. The Compensation Committee of the Board has approved an amendment to these award agreements to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. For the restricted stock award that is subject to performance-based vesting conditions that was previously granted to West’s Chief Executive Officer, the award agreement provides that performance will be deemed achieved at the maximum level set forth in the award agreement. In addition, any notional shares accrued under West’s deferred compensation plan will be valued based on the merger consideration of $23.50 per share and will be notionally reinvested in one or more other “measurement funds” (as defined under the deferred compensation plan), as determined by the Company prior to the effective time of the merger, until such accounts are distributed to participants in connection with the termination and pay-out of the Company’s existing account balance deferred compensation plans on the later to occur of (i) December 31, 2017 and (ii) the closing date, in accordance with the terms of such plans and applicable law.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the cash proceeds that each of our non-employee directors would receive in respect of outstanding equity awards held by such director as of the assumed effective time in accordance with the treatment of outstanding equity awards described above. In addition, following the entry into the merger agreement, in lieu of annual equity awards, certain of our non-employee directors will receive a restricted cash award in the amount of $100,000, on the applicable non-employee director’s anniversary date of joining the Board, which will vest in full on the earlier to occur of (i) the effective time and (ii) the one-year anniversary of the date of grant. Because each non-employee director’s anniversary date for joining the Board is after the assumed effective time, none of the non-employee directors were entitled to the $100,000 restricted cash award as of the assumed effective time.

Depending on when the effective time occurs, certain of these equity awards may vest, be exercised and/or cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Non-Employee Director Equity Summary Table

Non-Employee Directors	Number of Shares of Restricted Stock (#)(1)	Value of Restricted Stock Awards ($)(1)
Lee Adrean	4,101	96,374
Donald M. Casey, Jr.	4,051	95,199
Anthony J. DiNovi	—	—
Paul R. Garcia	4,159	97,737
Laura A. Grattan	—	—
Jeanette A. Horan	4,025	94,588
Michael A. Huber	—	—
Diane E. Offereins	4,543	106,761
Gregory T. Sloma	4,159	97,737

(1)	As of immediately prior to the effective time, each outstanding restricted stock award will be converted into the right to receive a payment in cash equal to the merger consideration of $23.50 per share multiplied by the number of shares subject to each such award.

Executive Officers

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of vested Company options and the dollar value, based on the merger consideration, of each executive officer’s vested notional shares in West’s deferred compensation plan, based on each executive officer’s outstanding awards and deferred compensation account as of the assumed effective time in accordance with the treatment of outstanding equity awards described above. No executive officer held any other vested equity awards as of the assumed effective time. The vested options may be exercised and/or cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Executive Officer Vested Equity Awards Summary Table

Executive Officers	Number of Vested Stock Options (#)(1)	Value of Vested Stock Options ($)(1)	Number of Notional Shares in Deferred Compensation Plan (#)(2)	Value of Notional Shares in Deferred Compensation Plan ($)(2)	Estimated Total Consideration ($)
Thomas B. Barker*	770,624	—	395,113	9,285,156	9,285,156
Ronald R. Beaumont	53,749	20,700	—	—	20,700
Nancee R. Berger	125,000	—	370,228	8,700,358	8,700,358
J. Scott Etzler	88,750	15,525	88,415	2,077,753	2,093,278
Jon R. Hanson	62,500	—	37,800	888,300	888,300
Rod J. Kempkes	31,250	—	94,982	2,232,077	2,232,077
Jan D. Madsen	—	—	47,766	1,122,501	1,122,501
David C. Mussman	100,000	—	148,242	3,483,687	3,483,687
Nicole B. Theophilus	—	—	277	6,510	6,510
David J. Treinen	100,000	—	144,095	3,386,233	3,386,233

*	Also a director.
(1)	As of immediately prior to the effective time, each outstanding vested option will be cancelled, and each holder of a cancelled Company option will receive a payment in cash equal to the product of (i) the total number of shares subject to the cancelled Company option and (ii) the excess, if any, of (A) the merger consideration of $23.50 per share over (B) the exercise price per share subject to the cancelled Company option, without interest, less any required tax withholding (provided, however, that any Company option with respect to which the exercise price per share is equal to or greater than the merger consideration will be cancelled in exchange for no consideration).
(2)	Under the terms of the merger agreement, any notional shares accrued under West’s deferred compensation plan will be valued based on the merger consideration of $23.50 per share and will be notionally reinvested in one or more other “measurement funds” (as defined under the deferred compensation plan), as determined by the Company prior to the assumed effective time, until such accounts are distributed to participants in connection with the termination and pay-out of the Company’s existing account balance deferred compensation plans on the later to occur of (x) December 31, 2017 and (y) the closing date, in accordance with the terms of such plans and applicable law. For Ms. Berger, these columns also include 57,550 deferred stock units deferred by Ms. Berger under the Company’s stock deferral program.

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of stock units and restricted stock awards and unvested Company options held by such executive officer as of the assumed effective time in accordance with the treatment of outstanding equity awards described above. Depending on when the effective time occurs, certain of these equity awards may vest, be exercised and/or cancelled, in each case, prior to the effective time in accordance with their terms and independent of the occurrence of the merger. All share and unit numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Awards Summary Table

Executive Officers	Number of Stock Units and Restricted Stock Awards (#)(1)	Value of Stock Units and Restricted Stock ($)(1)	Number of Unvested Stock Options (#)(2)	Value of Unvested Stock Options ($)(2)	Number of Notional Shares in Deferred Compensation Plan (#)(3)	Value of Notional Shares in Deferred Compensation Plan ($)(3)	Estimated Total Consideration ($)
Thomas B. Barker*	450,000	11,587,500	—	—	—	—	11,587,500
Ronald R. Beaumont	93,200	2,297,075	10,000	6,900	—	—	2,303,975
Nancee R. Berger	141,350	3,452,225	—	—	—	—	3,452,225
J. Scott Etzler	139,750	3,444,438	7,500	5,175	—	—	3,449,613
Jon R. Hanson	93,200	2,297,075	—	—	—	—	2,297,075
Rod J. Kempkes	93,200	2,297,075	—	—	—	—	2,297,075
Jan D. Madsen	121,000	2,976,391	—	—	11,941	280,614	3,257,005
David C. Mussman	122,250	3,006,469	—	—	—	—	3,006,469
Nicole B. Theophilus	45,700	1,094,200	—	—	138	3,243	1,097,443
David J. Treinen	139,700	3,443,263	—	—	—	—	3,443,263

*	Also a director.
(1)	Each outstanding stock unit award (as of immediately prior to the effective time) and each restricted stock award (as of the effective time) will be converted into the right to receive a payment in cash equal to the sum of (i) the merger consideration of $23.50 per share multiplied by the number of shares subject to each such award and (ii) the dividend equivalents accrued on such award prior to the closing date, less any required tax withholding. For any stock unit awards that are subject to performance-based vesting conditions, the merger agreement provides that the number of shares subject to such awards that are earned based on performance will be determined as of the closing date in accordance with the terms of the applicable award agreements, which award agreements West may amend between signing and closing to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. The Compensation Committee of the Board has approved an amendment to these award agreements to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. Accordingly, any stock unit awards subject to performance-based vesting conditions are reported in this table based on the deemed satisfaction of 100% of the target level. For the restricted stock award subject to performance-based vesting conditions that was previously granted to West’s Chief Executive Officer, the performance goals are assumed to be achieved at maximum level, in accordance with the terms of the applicable award agreement. Under the terms of the service-based stock unit and restricted stock awards granted prior to September 2015, such awards will vest upon the earlier to occur of (i) the six-month anniversary of a change in control (provided the executive officer remains employed or otherwise provides services through such date) and (ii) the executive officer’s qualifying termination of employment (i.e., a termination without cause or resignation for good reason). Under the terms of the service-based stock unit and restricted stock awards granted during or following September 2015, such awards will vest upon the executive officer’s qualifying termination of employment (i.e., a termination without cause or resignation for good reason), provided the executive officer’s employment remains continuous until immediately prior to the qualifying termination. The cash amount related to the stock unit awards and restricted stock awards will be held in escrow and become vested and payable in accordance with the terms of the awards on the vesting schedule set forth in the awards or, if earlier, upon a qualifying termination of employment (i.e., a termination without cause or resignation for good reason). Also included in the value of stock unit awards and restricted stock unit awards are accrued dividends and dividend equivalents payable upon the vesting of the award in accordance with the terms of the award.
(2)

As of immediately prior to the effective time, each outstanding option will be fully vested and cancelled (i.e., single trigger vesting), and each holder of a cancelled Company option will receive a payment in cash equal to the product of (i) the total number of shares subject to the cancelled Company option and (ii) the excess, if any, of (A) the merger consideration of $23.50 per share over (B) the exercise price per share subject to the cancelled Company option, without interest, less any required tax withholding (provided, however, that any Company option with respect to which the exercise price per share is equal to or greater than the merger consideration will be cancelled in exchange for no consideration).
(3)	Under the terms of the merger agreement, any notional shares accrued under West’s deferred compensation plan will be valued based on the merger consideration of $23.50 per share and will be notionally reinvested in one or more other “measurement funds” (as defined under the deferred compensation plan), as determined by the Company prior to the assumed effective time, until such accounts are distributed to participants in connection with the termination and pay-out of the Company’s existing account balance deferred compensation plans on the later to occur of (x) December 31, 2017 and (y) the closing date, in accordance with the terms of such plans and applicable law. Under the terms of the deferred compensation plan, any vesting conditions associated with notional shares that were received as matching contributions under the plan will be accelerated (i.e., single trigger vest) in full at the closing date.

Change in Control Severance Benefits for Executive Officers

West is party to employment agreements and Change in Control Agreements with West’s executive officers. Under the terms of the Change in Control Agreements, an executive officer who enters into a Change in Control Agreement is entitled to the following severance benefits if the executive officer’s employment with West terminates during the two-year period following the consummation of a change in control (as defined in the Change in Control Agreement) for any reason other than cause, resignation without good reason, death or disability or if the executive officer’s employment is terminated by West without cause prior to the consummation of a change in control at the direction or request of the person or group contemplating the change in control:

•	any unpaid base salary and bonus earned with respect to the year prior to termination;

•	a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the target bonus in effect immediately prior to the consummation of the change in control;

•	a lump sum payment equal to (i) one times the sum of the executive officer’s highest annual base salary in effect during the 12 months prior to the termination date plus the executive officer’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the executive officer’s bonuses during the three years prior to the date of the change in control) if the executive officer is a Tier 3 employee, (ii) a lump sum payment equal to two times such sum if the executive officer is a Tier 2 employee, or (iii) a lump sum payment equal to three times such sum if the executive officer is a Tier 1 employee;

•	continued benefit coverage for the executive officer and his or her dependents for a period of (i) one year after the date of termination if the executive officer is a Tier 3 employee, (ii) two years after the date of termination if the executive officer is a Tier 2 employee, or (iii) three years after the date of termination if the executive officer is a Tier 1 employee;

•	accelerated vesting of any long-term incentive award (including, without limitation, any option, restricted stock, restricted stock unit, and other equity-based award) held by the executive officer, with any applicable performance goals deemed satisfied at the target level, except to the extent such long-term incentive award, by its terms, provides for a different treatment for the performance goals; and

•	outplacement assistance for a period of six months, for Tier 3 employees, or 12 months for Tier 2 and Tier 1 employees (but with a cost not to exceed $15,000 per executive officer).

Pursuant to the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), if the payments to the employee would cause the employee to be subject to an excise tax under Section 4999 of the Code, then the executive officer may elect to reduce the payments to the largest amount that could be payable without causing any payment to be (i) subject to the excise tax or (ii) nondeductible by West by reason of Section 280G of the Code.

Under the terms of the Change in Control Agreements, “cause” has the meaning set forth in the executive officer’s employment agreement; provided that if the executive officer has no employment agreement with such definition, then “cause” will mean the occurrence of any of the following: (i) the Compensation Committee of the Board, in good faith, determines that the executive officer has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of West or (ii) a plea of guilty or nolo contendere by the executive officer, or conviction of the executive officer, for a felony.

Under the Change in Control Agreements, “good reason” means, in relevant part, (i) either (1) a reduction in any material respect in the executive officer’s position(s), duties or responsibilities with West, as in effect during the 90-day period immediately prior to such change in control, or (2) an adverse material change in the executive officer’s reporting responsibilities, titles or offices with West as in effect immediately prior to the such change in control; (ii) a reduction of 20% or more in the executive officer’s rate of annual base salary as in effect immediately prior to such change in control or as the same may be increased from time to time thereafter; (iii) any requirement of West that the executive officer be based more than 50 miles from the facility where the executive officer is based immediately prior to such change in control; (iv) the failure of West to provide the executive officer with target bonus opportunities and employee benefits (excluding equity-based compensation, equity-based benefits and nonqualified deferred compensation) that are substantially comparable in the aggregate to the target bonus opportunities and employee benefits provided to the executive officer by West and its affiliates immediately prior to such change in control; or (v) the failure of West to obtain the assumption of the Change in Control Agreement from any successor or any other material breach of the Change in Control Agreement or the executive officer’s employment agreement.

Pursuant to each executive officer’s employment agreement, each executive officer is subject to restrictive covenants related to the protection of confidential information, non-competition, inventions and discoveries and the diversion of our employees. The term of the non-competition and non-solicitation covenants is one year following termination of employment, plus the duration of any consulting period that an executive officer is engaged for, pursuant to the terms of such executive officer’s employment agreement. An executive officer’s breach of any of the restrictive covenants contained in an employment agreement entitles West to injunctive relief and the return of any severance payments (excluding accrued obligations) in addition to any other remedies to which we may be entitled.

The severance benefits under the Change in Control Agreement are in lieu of any severance and consulting compensation paid under the employee’s existing employment agreement; except that, if the cash severance and consulting compensation payable under the employee’s existing employment agreement exceed the cash severance under the Change in Control Agreement, then the employee will receive the cash severance and consulting compensation payable under such employment agreement rather than the cash severance payable under the Change in Control Agreement. Mr. J. Scott Etzler is the only executive officer who would receive cash severance and consulting compensation under his employment agreement and not cash severance under his Change in Control Agreement. Under the terms of Mr. Etzler’s employment agreement, Mr. Etzler is entitled to the following benefits in the event he is terminated without cause or resigns due to good reason (each as defined in his employment agreement): (i) any unpaid base salary and bonus earned prior to termination; (ii) an amount equal to two times Mr. Etzler’s base salary, payable in equal installments for the two-year period beginning on the date of termination; (iii) provided Mr. Etzler is providing consulting services pursuant to the employment agreement which provides for a two-year consulting period, an amount equal to the projected annual bonus payable to Mr. Etzler as of the date of termination, determined based on the weekly performance projection for the remainder of the calendar year, which amount is payable in equal installments for the two-year consulting period; and (iv) continued benefit coverage for Mr. Etzler and his dependents during the consulting period, provided Mr. Etzler continues to provide consulting services to the Company (which payments will cease if (x) Mr. Etzler’s consulting services cease prior to the end of such period or (y) if Mr. Etzler commences other employment).

For illustrative purposes only, based on the assumptions described above under “—Certain Assumptions,” it is currently estimated that the entire group of West’s current executive officers would be entitled to receive, in the aggregate, approximately $23,500,000 in cash severance benefits under the Change in Control Agreements and, in the case of Mr. Etzler, the applicable employment agreement. See the section entitled “—Golden Parachute Compensation” below for an estimate of the amounts that would become payable to each of West’s named executive officers under the Change in Control Agreements or, in the case of Mr. Etzler, the applicable employment agreement, in accordance with the terms thereof.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to West’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This merger-related compensation is subject to a non-binding advisory vote of West stockholders, as set forth in proposal two to this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 26.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions above described under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payments(1)

Name	Cash(2)	Equity(3)	Pension/ NQDC(4)	Perquisites/ Benefits(5)	Tax Reimbursement(6)	Other	Total
Thomas B. Barker	7,561,476	11,587,500	—	23,554	—	15,000	19,187,530
Chief Executive Officer
Ronald R. Beaumont	1,649,649	2,303,975	—	7,849	—	15,000	3,976,473
President—Telecom Services and President—Safety Services
Nancee R. Berger	3,592,504	3,452,225	—	44,121	—	15,000	7,103,850
President and Chief Operating Officer
J. Scott Etzler	1,997,534	3,449,613	—	7,069	—	15,000	5,469,216
President—Unified Communications Services and President—Revenue Generation
Jan D. Madsen	1,790,630	2,976,391	280,614	9,880	—	15,000	5,072,515
Chief Financial Officer

(1)

The amounts reported in the “Cash” column for each of the named executive officers other than Mr. Etzler are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the named executive officer’s termination of employment during the two-year period following the consummation of a change in control (as defined in the Change in Control Agreement) for any reason other than cause, resignation without good reason, death or disability, as described in the Change in Control Agreement, or if the named executive officer’s employment is terminated by West without cause prior to the consummation of a change in control at the direction or request of the person or group contemplating the change in control). In the case of Mr. Etzler, the amounts reported in the “Cash” column are payable under the terms of his employment agreement upon a termination of employment without cause or resignation due to good reason and are not contingent upon a change in control occurring. The amounts reported in the “Equity” column with respect to Company options and the “Pension/NQDC” column with respect to unvested Company matching contributions (i.e., notional shares of Company common stock) granted under West’s nonqualified deferred compensation plans are attributable to a single- trigger arrangement (i.e., the accelerated vesting and payment will occur upon completion of the merger and with respect to which payment is not conditioned upon the named executive officer’s qualifying termination of employment).
(2)	Amounts reflect cash severance benefits under the Change in Control Agreements for each of the named executive officers other than Mr. Etzler that would be payable in a lump sum under double-trigger arrangements (i.e., assuming a termination of employment by the named executive officer for any reason other than cause, resignation without good reason, death or disability, as described in the Change in Control Agreement, or if the named executive officer’s employment is terminated by West without cause prior to the consummation of a change in control at the direction or request of the person or group contemplating the change in control), as follows: (i) a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the target bonus in effect immediately prior to the consummation of the change in control (Mr. Barker, $616,164; Mr. Beaumont, $208,548; Ms. Berger, $431,315; and Ms. Madsen, $170,630); and (ii) a lump sum payment equal to a severance multiple times the sum of the named executive officer’s highest annual base salary in effect during the 12 months prior to the termination date plus the named executive officer’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the named executive officer’s bonuses during the three years prior to the date of the change in control), with the severance multiple equal to three for Mr. Barker, two for Ms. Berger and Ms. Madsen and one for Mr. Beaumont (Mr. Barker, $6,945,312; Mr. Beaumont, $1,441,101; Ms. Berger, $3,161,189; and Ms. Madsen, $1,620,000). The amounts reported for Mr. Etzler are payable pursuant to his employment agreement for a termination without cause or resignation due to good reason and are not contingent upon a change in control occurring and reflect: (i) an amount equal to two times Mr. Etzler’s base salary, payable in equal installments for the two-year period beginning on the date of termination ($1,150,000); (ii) provided Mr. Etzler is providing consulting services pursuant to the employment agreement for a two-year consulting period, an amount equal to Mr. Etzler’s projected annual bonus as of the date of termination, determined based on the weekly performance projection for the remainder of the calendar year, which amount is payable in equal installments for the two-year consulting period, which payments will cease if Mr. Etzler’s consulting services cease prior to the end of the two-year consulting period ($575,000, assuming target projections for purposes of this table); and (iii) a pro-rated actual bonus for the year of termination ($272,534). The cash severance benefits payable to the named executive officers are described in more detail above in the section entitled “—Change in Control Severance Benefits for Executive Officers.”
(3)

Amounts reflect the consideration to be received by each named executive officer in connection with the accelerated vesting, cancellation and termination of unvested Company options, stock unit and restricted stock awards held by each of the named executive officers, which acceleration of vesting for Company options will occur upon completion of the merger (i.e., single-trigger vesting), as described in more detail above in the section entitled “—Treatment of Outstanding Equity Awards.” The consideration to be received by each named executive officer with respect to this accelerated vesting and cancellation of unvested Company options, stock unit and restricted stock awards held by each of the named executive officers is summarized in the following tables:

SINGLE TRIGGER EQUITY ACCELERATION (A)

Executive Officers	Number of Unvested Stock Options (#)	Value of Unvested Stock Options ($)
Thomas B. Barker	—	—
Ronald R. Beaumont	10,000	6,900
Nancee R. Berger	—	—
J. Scott Etzler	7,500	5,175
Jan D. Madsen	—	—

DOUBLE TRIGGER EQUITY ACCELERATION (B)

Executive Officers	Number of Stock Unit Awards (#)	Value of Stock Units ($)	Number of Shares of Restricted Stock (#)	Value of Restricted Stock Awards ($)
Thomas B. Barker	—	—	450,000	11,587,500
Ronald R. Beaumont	43,920	1,065,870	49,280	1,231,205
Nancee R. Berger	141,350	3,452,225	—	—
J. Scott Etzler	65,850	1,598,100	73,900	1,846,338
Jan D. Madsen	65,850	1,598,100	55,150	1,378,291

(A) Pursuant to the terms of the merger agreement, each outstanding option will be fully vested and cancelled, and each holder of a cancelled Company option will receive a payment in cash equal to the product of (i) the total number of shares subject to the cancelled Company option and (ii) the excess, if any, of (A) the merger consideration of $23.50 per share over (B) the exercise price per share subject to the cancelled Company option, without interest, less any required tax withholding. Any Company option with respect to which the exercise price per share is equal to or greater than the merger consideration will be cancelled in exchange for no consideration.

(B) Pursuant to the terms of the merger agreement, each outstanding each stock unit award (as of immediately prior to the assumed effective time) and each restricted stock award (as of the assumed effective time) will be converted into the right to receive a payment in cash equal to the sum of (i) the merger consideration of $23.50 per share multiplied by the number of shares subject to each such award and (ii) the dividend equivalents accrued on such award prior to the closing date, less any required tax withholding. For any stock unit awards that are subject to performance-based vesting conditions, the merger agreement provides that the number of shares subject to such awards that are earned based on performance will be determined as of the closing date in accordance with the terms of the applicable award agreements, which West may amend between signing and closing to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. The Compensation Committee of the Board has approved an amendment to these award agreements to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. Accordingly, any stock unit awards subject to performance-based vesting conditions are reported in this table based on the deemed satisfaction of 100% of the target performance level. For the restricted stock award subject to performance-based vesting conditions that was previously granted to West’s Chief Executive Officer, the performance goals are assumed to be achieved at maximum performance, in accordance with the terms of the applicable award agreement. Under the terms of the service-based stock unit and restricted stock awards granted prior to September 2015, such awards will vest upon the earlier to occur of (i) the six-month anniversary of a change in control (provided the executive officer remains employed or otherwise provides services through such date) and (ii) the executive officer’s qualifying termination of employment. Under the terms of the service-based stock unit and restricted stock awards granted during or following September 2015, such awards will vest upon the executive officer’s qualifying termination of employment (i.e., a termination without cause or resignation for good reason), provided the executive officer’s employment remains continuous until immediately prior to the qualifying termination. The cash amount related to stock unit awards and restricted stock awards will be held in escrow and become vested and payable in accordance with the terms of the awards on the vesting schedule set forth in the awards or, if earlier, upon a qualifying termination of employment (i.e., a termination without cause or resignation due to good reason). Also included in the value of stock unit awards and restricted stock unit awards are accrued dividends and dividend equivalents payable upon the vesting of the award in accordance with the terms of the award.

(4)	Under the terms of West’s nonqualified deferred compensation plans, all matching contributions (including matching contributions in the form of notional shares of West common stock) are subject to vesting terms, which accelerate (i.e., single-trigger vest) upon a change in control.
(5)	Amounts reflect the payments in respect of continued coverage under West’s welfare insurance benefits following the named executive officer’s termination of employment, under the same circumstances as the cash severance benefits are payable, as provided for under the Change in Control Agreements or, in the case of Mr. Etzler, the applicable employment agreement, as described in footnote 1 to this table and in detail above in the section entitled “—Change in Control Severance Benefit for Executive Officers,” and outplacement assistance in the amount of $15,000 for each named executive officer. The welfare insurance benefits will continue post-employment for three years for Mr. Barker, two years for Ms. Berger and Ms. Madsen, one year for Mr. Etzler (but if Mr. Etzler’s employment were to terminate without good reason by Mr. Etzler, then two years, subject to Mr. Etzler continuing to provide consulting services pursuant to the terms of his employment agreement) and one year for Mr. Beaumont, and are estimated based on the current insurance rates under the applicable plans.
(6)	None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger.

Director and Officer Indemnification and Insurance

For more information, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance,” beginning on page 93.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares representing a majority of the outstanding shares of West common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will be merged with and into West upon the terms set forth in the merger agreement. As the surviving corporation in the merger, West will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of West’s equity interests will be beneficially owned by Parent, and none of West’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, West, the surviving corporation or Parent after the completion of the merger. As a result, West’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of West common stock. Following the merger, Parent will benefit from any increase in West’s value and also will bear the risk of any decrease in West’s value.

Upon completion of the merger, each share of West common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by stockholders of West who have properly exercised and perfected appraisal rights under Delaware law, (ii) shares that are held in the treasury of West or

(iii) shares that are owned of record by any wholly owned subsidiary of West, Parent or any wholly owned subsidiary of Parent) will automatically be cancelled, cease to exist, and will be converted into the right to receive $23.50 per share in cash, without interest, and subject to any applicable withholding taxes. See the section entitled “The Agreement and Plan of Merger—Merger Consideration,” beginning on page 76.

For information regarding the effects of the merger on West’s outstanding equity awards, please see the sections entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 56, “The Agreement and Plan of Merger—Treatment of Options, Stock Units and Restricted Stock,” beginning on page 77, “The Agreement and Plan of Merger—Treatment of the West Stock Purchase Plan,” beginning on page 78 and “The Agreement and Plan of Merger—Treatment of the West Deferred Compensation Plan,” beginning on page 78.

West common stock is currently registered under the Exchange Act and trades on the Nasdaq under the symbol “WSTC.” Following the completion of the merger, shares of West common stock will no longer be traded on the Nasdaq or any other public market. In addition, the registration of shares of West common stock under the Exchange Act will be terminated, and West will no longer be required to file periodic and other reports with the SEC with respect to West common stock. Termination of registration of West common stock under the Exchange Act will reduce the information required to be furnished by West to West’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to West to the extent that they apply solely as a result of the registration of West common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of West common stock entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of West common stock. Instead, West will remain a public company, and West common stock will continue to be listed and traded on the Nasdaq. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of West common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of West common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of West common stock, including the risk that the market price of West common stock may decline to the extent that the current market price of West common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of West common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, West is required to pay Parent a termination fee of $72 million. See the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page  98.

Financing of the Merger

Debt Financing

In connection with the entry into the merger agreement, Olympus Holdings II, LLC (which we refer to as “Holdings”), has entered into a commitment letter, as amended or modified from time to time (which we refer to as the “debt commitment letter”), with Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, which we refer to as “CS”), Credit Suisse Securities (USA) LLC, Royal Bank of Canada, RBC Capital Markets, LLC, Barclays Bank PLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith

Incorporated, Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA (which we collectively refer to as the “arrangers”), and CDPQ American Fixed Income V Inc. and PSP Investments Credit USA LLC (which, collectively with the arrangers, we refer to as the “debt commitment parties”) to provide Sub, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $4.4 billion in debt financing, including a $350 million senior secured revolving facility (only a portion of which is available to be drawn at the closing of the merger), consisting of the following:

•	up to a $2.7 billion senior secured term facility (which we refer to as the “term facility”) (less the amount of any of West’s outstanding senior secured notes that remain outstanding on the closing date after giving effect to the consummation of the transactions);

•	a $350 million senior secured revolving facility (which we refer to as the “revolving facility”, and together with the term facility, the “senior facilities”); and

•	up to a $1.35 billion senior unsecured bridge facility (which we refer to as the “senior unsecured bridge facility”) (less (i) the amount of any senior unsecured notes issued as described below and (ii) the amount of any of West’s outstanding senior notes that remain outstanding on the closing date after giving effect to the consummation of the transactions).

The debt commitment letter also contemplates that Sub will, at its option, either (1) issue senior unsecured notes in a Rule 144A or other private placement on or prior to the closing date yielding up to $1.35 billion in aggregate gross cash proceeds; and/or (2) if any or all of the senior unsecured notes are not issued on or prior to the closing date of the merger and the proceeds thereof made available to Sub on the closing date of the merger, borrow up to such unissued amount in the form of senior unsecured bridge loans under the senior unsecured bridge facility.

The proceeds of the debt financing will be used (1) to finance, in part, the payment of the amounts payable under the merger agreement; (2) to repay certain existing indebtedness of West, including West’s credit agreement and, if tendered in one or more tender offers and/or “change of control offers,” West’s senior notes and senior secured notes; and (3) in the case of the revolving facility, for general corporate purposes. West has been advised that Sub (and/or one of its affiliates) presently intends to make “change of control offers” at a price of 101% plus accrued and unpaid interest and potentially one or more alternative offers (which may include tender offers and/or related consent solicitations) at or around the same price as the “change of control offers,” in each case prior to the closing date and conditioned thereon, with respect to West’s outstanding senior notes and senior secured notes. West has been advised that on the closing date, it is expected that Sub and/or one of its affiliates will purchase any senior notes and senior secured notes validly tendered (and not withdrawn) in such “change of control offers” and alternative offers in accordance with their terms. West has been advised that it is expected that any senior notes and senior secured notes not purchased in such offers will remain outstanding following the closing date.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including (1) the execution and delivery of definitive documentation consistent with the terms of the debt commitment letter; (2) the substantially simultaneous completion of the merger with the closing under the senior facilities in accordance with the merger agreement (without giving effect to any amendment, waiver, consent or other modification thereof by Holdings to the merger agreement that is materially adverse to the lenders in their capacities as such unless it is approved by the arrangers); (3) the consummation of the equity financing, prior to, or substantially simultaneously with, the initial borrowings under the senior facilities; (4) since May 9, 2017, no material adverse effect (as defined in the section of this proxy statement entitled “The Agreement and Plan of Merger—Representations and Warranties,” beginning on page 79); (5) delivery of certain audited, unaudited and pro forma financial statements; (6) as a condition to the availability of the senior unsecured bridge facility, Sub having used commercially reasonable efforts to afford the investment banks a marketing period of 15 consecutive calendar days prior to the closing date (subject to certain blackout dates) following receipt of a customary preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum, which includes certain financial statements; (7) as a condition to the availability of the term facility and the revolving facility, Sub having used commercially reasonable efforts to (i) ensure that the arrangers receive a confidential information memorandum and other customary marketing materials to be used in connection with the syndication and (ii) afford the arrangers a marketing period of 15 consecutive calendar days prior to the closing date (subject to certain blackout dates) following receipt of such customary confidential information memorandum; (8) payment of all applicable invoiced fees and expenses; (9) the repayment of certain outstanding debt of West (but not West’s outstanding senior notes and/or senior secured notes to the extent the financing incurred is reduced on a dollar-for-dollar basis, as described above); (10) if any senior secured notes remain outstanding on the closing date after giving effect to the transactions contemplated by the merger agreement and the debt commitment letter that are secured (we refer to such notes as the “rollover secured notes”) and governed by that certain first lien intercreditor agreement, dated as of June 17, 2016 (which we refer to as the “first lien intercreditor agreement”), among Sub, the other grantors party thereto, Wells Fargo Bank, National Association and U.S. Bank National Association, then the senior facilities shall join and be designated as the “Credit Agreement” under and pursuant to the terms of the first lien intercreditor agreement such that, among other things, the senior facilities are entitled to share pari passu with the rollover secured notes in the collateral securing the senior facilities pursuant to the terms of the first lien intercreditor agreement and CS is the “Controlling Collateral Agent” under the first lien intercreditor agreement; (11) the receipt of documentation and other information about the borrower and guarantors under the senior facilities required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act); (12) the execution and delivery of guarantees by certain guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral; (13) the accuracy in all material respects of specified representations and warranties in the loan documents under which the debt financing will be provided and of certain representations and warranties in the merger agreement (but only to the extent that Holdings has the right to terminate its obligations under the merger agreement as a result of a breach of such representations in the merger agreement) and (14) delivery of certain customary closing documents (including, among others, a customary solvency certificate).

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earliest of (1) the Outside Date (as defined in and, if applicable, extended pursuant to and as set forth in the section of this proxy entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement,” beginning on page 96) if the closing date shall not have occurred on or prior to such date; (2) the termination of the merger agreement without the consummation of the merger having occurred; and (3) the completion of the merger without the use of the applicable debt financing.

Parent and Sub are required under the merger agreement to use their respective reasonable best efforts to do (or cause to be done) all things necessary or advisable to arrange and obtain the financing on the terms and conditions described in the debt commitment letter and any related fee letter. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent and Sub are required under the merger agreement to use their reasonable best efforts to arrange and obtain alternative third-party debt financing from alternative sources in an amount that when added to the available portion of the debt financing, available cash of the Company and its subsidiaries and the equity financing (as such term is defined under “—Equity Financing”) is sufficient to fund the aggregate per share merger consideration, fees and expenses of Parent, Sub and the surviving corporation in connection with the merger and the refinancing or repayment of all indebtedness of West contemplated by the merger agreement and financing commitments and their other payment obligations of Parent, Sub and the surviving corporation contemplated under the merger agreement (the “required amount”), and on terms and conditions that are at least as favorable to Parent or Sub as the terms in the debt commitment letter. In no event will reasonable best efforts of Parent and Sub be deemed or construed to require Parent or Sub to pay any material fees in excess of those contemplated by the debt commitment letter. As of the last practicable date before the printing of this proxy statement, the debt commitment letter remains in effect, and Parent has not notified us of any plans to utilize financing in lieu of the financing described above. The definitive documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The arrangers may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment and to undertake a portion of the arrangers’ commitments to provide such debt financing.

Equity Financing

Parent received an equity commitment letter, dated as of May 9, 2017 (which we refer to as the “equity commitment letter”) from the Apollo Funds pursuant to which the Apollo Funds have committed, on a several but not joint basis, subject to the conditions of the equity commitment letter, to provide equity financing (which we refer to as the “equity financing”) in an aggregate amount of up to approximately $1.3 billion, or such lesser amount as in the aggregate suffices to fully fund the merger consideration at the closing of the merger as set forth in the merger agreement, when taken together with (1) the cash of West and its subsidiaries utilized in respect of the payment of the merger consideration to West stockholders and holders of company stock-based awards and company options; and (2) the debt financing that may be required by Parent (A) to make the payment of the merger consideration to West stockholders, option holders and stock unit holders at the closing of the merger as set forth in the merger agreement and (B) to pay all estimated fees and expenses of Parent required to be paid by Parent at the closing of the merger in connection with the transactions contemplated by the merger agreement consistent with the terms thereof. Funding of the equity financing is subject to the conditions provided in the equity commitment letter, which include: (1) the satisfaction in full or valid waiver, on or before the closing of the merger, of all of the conditions precedent to Parent and Sub’s obligations to consummate the merger; and (2) the debt financing having been funded or will be funded if the equity financing is funded at the closing of the merger.

The equity commitment letter and the obligations of the Apollo Funds to fund all or any portion of the equity financing will automatically terminate and cease to be of any further force or effect without the need for any further action by any person (at which time the obligations of the Apollo Funds under the equity commitment letter shall be immediately terminated) upon the earliest of (1) the valid termination of the merger agreement in accordance with its terms; (2) the closing of the merger; (3) the payment in full by the Apollo Funds of all amounts which may become due under their guaranteed obligation pursuant to the limited guarantee; and (4) the assertion, directly or indirectly, by the Company, its subsidiaries or any of their respective officers, directors or affiliates (other than West stockholders) of any claim in any litigation or any other proceeding against any of the Apollo Funds or any former, current or future direct or indirect equity holder, controlling person, general or limited partner, officer, director, employee, investment professional, manager, stockholder, member, agent, affiliate, assignee, financing source or representative of any of the foregoing or any of their respective successors or assigns (which we refer to as a “related party”) or any related party of a related party thereof in connection with the equity commitment letter, the merger agreement, the debt commitment letter, the limited guarantee or any other transaction document or any of the transactions contemplated thereby (including the termination or abandonment thereof) (including in respect of any oral representations made or alleged to be made in connection therewith), except, solely with respect to clause (4), for (a) a claim brought by the Company against Parent or Sub in accordance with and subject to the terms and conditions of the merger agreement, (b) the Company seeking payment of the obligations under the Limited Guarantee in accordance with and subject to the terms and conditions thereof or (c) the Company making a claim against Apollo Management VIII, L.P. under, and in accordance with, the confidentiality letter agreement, dated November 30, 2016, between West and Apollo Management (which we refer to as the “confidentiality agreement”), in each case subject to the terms and conditions of the equity commitment letter. Immediately upon termination of the equity commitment letter and without the need for any further action by any person, no Apollo Fund or any related party of an Apollo Fund, or any related party of a related party shall have any further obligation or liability under the equity commitment letter.

West is an express third-party beneficiary of the equity commitment letter for the purpose of causing the equity financing to be funded, but solely to the extent that West has been awarded, in accordance with the terms and conditions of the merger agreement, specific performance to require Parent to cause the equity financing under the equity commitment letter to be funded. West may not enforce Parent’s obligation to cause the equity financing to be funded or to complete the merger if the debt financing has not been funded or would not be funded if the equity financing was funded.

Limited Guarantee

Concurrently with the execution of the merger agreement, and as a condition and inducement to West’s willingness to enter into the merger agreement, Parent and Sub delivered to West the limited guarantee, pursuant to which, and subject to the terms and conditions contained therein, the guarantors are guaranteeing certain obligations of Parent and Sub in connection with the merger agreement, including the $134 million termination fee potentially payable by Parent.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of the material U.S. federal income tax consequences of the merger to beneficial owners of West common stock who receive cash for their shares of West common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction, does not consider any aspects of U.S. federal tax law other than the income tax (e.g., the estate or gift tax), and does not discuss any tax consequences arising from the Medicare tax on net investment income. This summary only addresses shares of West common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Delaware law. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a holder subject to the alternative minimum tax; or

•	a U.S. expatriate or former long-term resident of the United States.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF WEST COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of West common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of West common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of West common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of West common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash for shares of West common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of West common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss generally will be determined separately for each block of shares of West common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at a statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact) or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish an exemption should complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder generally may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of West common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•	the gain, if any, is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, or in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during the five year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder and a non-U.S. holder that is a foreign corporation also may be subject to a 30% (or applicable lower treaty rate) branch profits tax. Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, we believe that we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five year period ending on the date of the merger.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder generally may obtain a refund by filing appropriate U.S. federal income tax documentation in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF WEST COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned on the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the completion of the merger under the HSR Act. On May 26, 2017, West and Parent filed their respective notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the FTC, which triggered the start of the HSR Act 30-day waiting period. On June 6, 2017, the FTC granted early termination of the waiting period under the HSR Act.

Completion of the merger is also conditioned on (1) the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval or clearance required under the Austrian Cartel Act, (2) the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval or clearance required under the German Act against Restraints of Competition and (3) the receipt of a no action letter in respect of the merger from the Canadian Commissioner of Competition pursuant to the Canadian Competition Act, along with the expiration or termination of the applicable waiting period under the Competition Act (Canada).

Parent submitted a notification to the Austrian Federal Competition Authority, the antitrust authority in Austria, on June 21, 2017 and to the Federal Cartel Office, the antitrust authority in Germany, on June 19, 2017. Parent filed with the Canadian Competition Commissioner a request for an advance ruling certificate or no-action letter on June 21, 2017.

Completion of the merger is also conditioned on approvals having been obtained from (or notices being filed with) the FCC and certain state telecommunications and healthcare regulatory authorities in connection with the transfer of entities holding certain telecommunications licenses and authorizations in the merger. West and Parent filed their joint application with the FCC on May 24, 2017, and West and Parent have filed, or anticipate filing, the applicable applications or notices with various state telecommunications and healthcare regulatory authorities.

At any time before or after the effective time of the merger, the antitrust or regulatory authorities outside the United States or U.S. state attorneys general could take action under applicable antitrust or regulatory laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of West’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger during the second half of 2017; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Litigation Related to the Merger

On June 26, 2017, two putative class action lawsuits (Scarantino v. West Corp., et al., Case No. 4:17-cv-03080, and Wyant v. West Corp., et al., Case No. 4:17-cv-03081) were filed in the United States District Court for the District of Nebraska against West, the members of the Board, AGM, Parent, and Sub. Both lawsuits allege that the preliminary proxy statement filed in connection with the merger violated federal securities laws in purportedly omitting to disclose information necessary to make the statements therein not materially false or misleading, including, among other things, certain financial information. The Wyant lawsuit additionally alleges that our directors breached their fiduciary duties in, among other things, purportedly conducting an inadequate sales process that resulted in an offer that purportedly undervalues the Company, and in filing the purportedly misleading preliminary proxy statement. The lawsuits seek, among other things, an injunction prohibiting consummation of the merger; orders requiring the directors to commence a new sales process and disseminate a revised proxy statement; declarations that the proxy statement violated federal securities laws and that the merger agreement was in breach of our directors’ fiduciary duties; damages, including rescissory damages; and an award of costs and attorneys’ and experts’ fees. The lawsuits are in a preliminary stage, and we believe the allegations included in these lawsuits are without merit.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding West, Parent or Sub or their respective businesses. Such information can be found elsewhere in this proxy statement and, in the case of West, in the public filings that West makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 115.

The representations, warranties and covenants made in the merger agreement by West, Parent and Sub are qualified and subject to important limitations agreed to by West, Parent and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by West, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by West, Parent and Sub on May 9, 2017 (which we refer to as the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Sub will be merged with and into West, whereupon the separate corporate existence of Sub will cease and West will continue as the surviving corporation of the merger and a wholly owned subsidiary of Parent. As a result of the merger, West, as the surviving corporation, will succeed to and assume all of the rights and obligations of Sub and West.

Closing; Effective Time of the Merger

The closing of the merger will take place on the second business day after the satisfaction or waiver (to the extent permitted under the merger agreement) of the last to be satisfied or waived of the closing conditions of the merger (as described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger,”

beginning on page 95), other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of each of such conditions. Notwithstanding the foregoing, if the marketing period (as described in the section of this proxy statement entitled “—Efforts to Complete the Merger—Marketing Period Cooperation and Efforts,” beginning on page 91) has not ended at the time of satisfaction or waiver of the last to be satisfied or waived of the conditions to closing of the merger, other than conditions that by their terms are to be satisfied at the closing of the merger, then closing will occur on the earlier of (1) any business day during such marketing period specified by Parent to West on no less than two business days’ prior written notice to West; and (2) the third business day after the final day of the marketing period, subject to certain terms and conditions set forth in the merger agreement.

On the closing date, the parties will file the certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other date and time as the parties agree upon in writing and specify in the certificate of merger (such date and time, we refer to as the “effective time”).

Organizational Documents; Directors and Officers

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated in a form to which West and Parent have mutually agreed and attached to the merger agreement as Exhibit A. At the effective time of the merger, the bylaws of Sub will become the bylaws of the surviving corporation, except that references to the name of Sub will be replaced by references to the name of the surviving corporation, until thereafter amended in accordance with Delaware law and the certificate of incorporation and bylaws of the surviving corporation.

The merger agreement provides that the directors of Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. At the effective time of the merger, the officers of West will serve as the officers of the surviving corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Merger Consideration

Outstanding West Common Stock

Except as described below, at the effective time of the merger, each share of West common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by stockholders of West who have properly exercised and perfected appraisal rights under Delaware law, (ii) shares that are held in the treasury of West or (iii) shares that are owned of record by any wholly owned subsidiary of West, Parent or any wholly owned subsidiary of Parent) will be converted into the right to receive $23.50 in cash, without interest, subject to any applicable withholding taxes.

Treasury Shares; Shares Owned by Parent or Subsidiaries of Parent or West

At the effective time of the merger, each share of West common stock (i) held in our treasury, (ii) owned of record by any of our wholly owned subsidiaries or (iii) owned of record by Parent or any of its wholly owned subsidiaries will, in each case, be automatically cancelled and cease to exist, and no consideration will be delivered in exchange for those shares.

Sub Common Stock

At the effective time of the merger, each share of common stock of Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Dissenting Shares

Any issued and outstanding shares of West common stock held by a person who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all provisions of the DGCL concerning the right of holders of shares to require appraisal of such shares (which we refer to as the “dissenting shares”) will not be converted into, or represent the right to receive, the merger consideration. Instead, at the effective time of the merger, the dissenting shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the West stockholders will cease to have any rights with respect to such dissenting shares, other than the right to receive the fair value of the dissenting shares in accordance with Section 262 of the DGCL. Any dissenting shares held by West stockholders who fail to perfect or who effectively withdraw or lose their rights to appraisal under Section 262 of the DGCL will no longer be considered dissenting shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time of the merger, the right to receive the merger consideration, without interest, subject to any applicable withholding taxes, upon surrender of the certificate or certificates that formerly evidenced such West common stock pursuant to the applicable exchange procedures under the merger agreement.

West is required to provide Parent with prompt notice of any demands for appraisal received by West, any withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by West in respect of dissenting shares, and the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under Delaware law. Absent the prior written consent of Parent, West is prohibited from making any payment with respect to any demand for appraisal or from settling or offering to settle any such demands for payment in respect of dissenting shares.

Treatment of Options, Stock Units and Restricted Stock

Options. Upon the terms and subject to the conditions set forth in merger agreement, immediately prior to the effective time of the merger, each then-outstanding option will be fully vested (or, in the case of options granted after the date of the merger agreement, vest on a prorated basis) and be cancelled and, in exchange therefor, each holder of any such cancelled option will be entitled to receive a cash payment, without interest, and less any applicable withholding taxes, in an amount equal to the product of (i) the total number of shares of West common stock subject to such cancelled option and (ii) the excess, if any, of the merger consideration of $23.50 per share over the exercise price per share of such cancelled option. Any cancelled options with respect to which the exercise price per share subject thereto is greater than or equal to the merger consideration of $23.50 per share will be cancelled in exchange for no consideration. From and after the effective time of the merger, no options will be exercisable.

Stock Units. Upon the terms and subject to the conditions set forth in merger agreement, prior to the effective time of the merger, any restricted stock units or deferred stock units (other than notional shares of common stock credited under West’s deferred compensation plan) (which we refer to as, collectively, the “Stock Units”) with respect to shares of common stock granted pursuant to our company stock plan will be converted into a right to receive a payment in cash of an amount equal to the sum of (i) the product of (A) the merger consideration of $23.50 per share multiplied by (B) the number of Stock Units subject to such Stock Unit award, without interest, and (ii) the dividend equivalents accrued on such Stock Unit award prior to the closing date, which will be funded, and become vested and payable, in accordance with the terms and conditions of the applicable award agreement relating to such Stock Unit award. In the case of a Stock Unit award that is subject to performance-based vesting conditions, the number of shares of common stock subject to such Stock Unit award that are earned based on performance will be determined as of the closing date in accordance with the terms of the applicable award agreement, unless such agreement is amended as permitted under the terms of the merger agreement to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level.

Restricted Stock. Upon the terms and subject to the conditions set forth in the merger agreement and without any action on the part of Parent, Sub, West or any holder of an outstanding award of restricted stock (which we refer to as “Restricted Stock”) granted pursuant to our company stock plan (which we refer to as a “Restricted Stock Award”), as of the effective time of the merger each holder of Restricted Stock will be entitled to receive an amount equal to the sum of (i) the merger consideration of $23.50 per share multiplied by the number of shares of common stock subject to such Restricted Stock Award (less any required tax withholdings) and (ii) the dividend equivalents accrued on such Restricted Stock Award prior to the closing date, which merger consideration of $23.50 per share will be funded, and become vested and payable, in accordance with the terms and conditions of the applicable award agreement relating to such Restricted Stock Award. In the case of the Restricted Stock Award that is subject to performance-based vesting conditions, the number of shares of common stock subject to such Restricted Stock Award that are deemed to have been earned will be equal to the maximum number of shares subject to such award, in accordance with the terms of the applicable award agreement.

At the effective time of the merger, Parent will make a cash contribution to the surviving corporation or use cash available to West or its subsidiaries in an amount necessary to make the payments described above, and, to the extent required by an existing award agreement, such cash amount will be held in escrow and become vested and payable in accordance with the terms of the awards on the vesting schedule set forth in the applicable award agreements.

Treatment of the West Stock Purchase Plan

Pursuant to the terms of the merger agreement, we are required to, prior to the closing date of the merger, take all actions necessary to terminate West’s 2013 Employee Stock Purchase Plan (which we refer to as the “West Stock Purchase Plan”) and all outstanding rights thereunder as of immediately prior to the effective time of the merger; provided that from and after the date of the merger agreement, we have agreed to take all actions necessary to (i) ensure that the current offering period will end on June 30, 2017 and the West Stock Purchase Plan will thereafter be suspended, such that no new offering period will commence after the date of the merger agreement; (ii) ensure that no new participants be permitted to participate in the West Stock Purchase Plan and that the existing participants thereunder may not increase their elections with respect to the offering period in effect on the date of the merger agreement; and (iii) provide notice to participants describing the treatment of the West Stock Purchase Plan.

Treatment of the West Deferred Compensation Plan

Upon the terms and subject to the conditions set forth in the merger agreement and without any action on the part of Parent, Sub, West or any participant in West’s Nonqualified Deferred Compensation Plan (which we refer to as the “Deferred Compensation Plan”), any participant accounts (or portions thereof) which are notionally invested in shares of common stock immediately prior to the effective time of the merger will be notionally reinvested in one or more other “Measurement Funds” (as defined in the Deferred Compensation Plan) as determined by us prior to the effective time of the merger until such accounts are distributed to the participants in the Deferred Compensation Plan in connection with the termination and pay-out of the Company’s existing account balance deferred compensation plans on the later to occur of (x) December 31, 2017 and (y) the closing date, in accordance with the terms of such plans and applicable law.

Exchange Procedures

Prior to the effective time of the merger, Parent will designate Wells Fargo Bank, N.A. or another U.S.-based nationally recognized financial institution reasonably acceptable to West to act as paying agent. At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the paying agent an amount in cash equal to the aggregate merger consideration to be paid in respect of shares of West common stock that were converted into the right to receive the merger consideration.

As promptly as practicable after the effective time of the merger, and in any event not later than the third business day thereafter, Parent will cause the paying agent to mail to each record holder of a certificate representing any shares of West common stock whose shares were converted into a right to receive the merger consideration a letter of transmittal in customary form and instructions for surrendering the certificate in exchange for payment of the merger consideration. Upon surrender of a certificate (or an affidavit of loss in lieu thereof) for cancellation to the paying agent, and upon delivery of a duly executed letter of transmittal in proper form, the holder of such certificate will be entitled to receive the portion of the aggregate merger consideration for each share payable to such holder pursuant to the merger. The surrendered certificates representing shares of West common stock will be cancelled.

Notwithstanding the foregoing, any holder of shares of common stock held in book-entry form (which we refer to as “book-entry shares”) will not be required to deliver a certificate or an executed letter of transmittal (as both are described above) to the paying agent to receive the consideration payable in respect thereof. In lieu thereof, each holder of record (as of immediately prior to the effective time of the merger) of book-entry shares that immediately prior to the effective time of the merger represented an outstanding share of common stock (subject to certain exceptions) will automatically upon the effective time be entitled to receive, and the paying agent will pay and deliver as promptly as reasonably practicable (but in no event more than three business days after the effective time), an amount in cash equal to the portion of the aggregate merger consideration for each share payable to such holder pursuant to the merger.

No interest will be paid or will accrue on the cash payable upon surrender of any certificate representing any shares of West common stock (or affidavit of loss in lieu thereof) or any book-entry share. The cash paid upon surrender of any such certificate or book-entry share will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of West common stock formerly represented by such certificate or book-entry share. The amount of any per share merger consideration paid to West stockholders may be reduced by any applicable withholding taxes.

You should not return your stock certificates with the enclosed proxy card, and you should not send in your stock certificates to the paying agent until you receive a letter of transmittal from the paying agent with instructions for the surrender of your stock certificates.

Lost, Stolen and Destroyed Certificates

If a West stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit (in form and substance reasonably acceptable to the paying agent) of that fact prior to receiving any merger consideration and, if required by the paying agent in its reasonable discretion, may also be required to provide a bond (in a customary amount) prior to receiving any merger consideration.

Representations and Warranties

West, on the one hand, and Parent and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Representations and Warranties of West

We have made customary representations and warranties to Parent and Sub in the merger agreement regarding aspects of our business and various other matters. The topics covered by our representations and warranties include the following:

•	the organization, qualification to do business and good standing, in each case, with respect to West and our subsidiaries;

•	the capital structure of, and the absence of restrictions or encumbrances, in each case, with respect to the capital stock of, West and our subsidiaries;

•	our corporate power and authority to enter into, deliver and perform, and consummate the transactions contemplated by the merger agreement;

•	the certificate of incorporation and bylaws of West and its subsidiaries;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts to which we or our any of our subsidiaries is a party, in each case as a result of West entering into, or consummating the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the authorizations, licenses and permits of West and our subsidiaries;

•	our compliance with laws;

•	our SEC filings and the financial statements contained in those filings;

•	the accuracy of the information supplied by West for this proxy statement;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	the absence of certain changes or events;

•	West’s off-balance sheet arrangements;

•	the absence of undisclosed liabilities;

•	the absence of litigation or outstanding judgments;

•	employee benefits matters;

•	labor matters;

•	tax matters;

•	our owned and leased real properties;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	our material contracts and the absence of breaches of such contracts;

•	our insurance policies;

•	receipt of the fairness opinion from Centerview;

•	the inapplicability of takeover laws to the merger;

•	the vote of West stockholders required to adopt the merger agreement;

•	the absence of any brokerage, finder’s or other fee or commission, other than those payable to Centerview, in connection with the transactions contemplated by the merger agreement;

•	the usage of certain baskets under our existing indentures and the absence of defaults or events of defaults under such indentures;

•	compliance with anti-corruption and international trade laws, including the Foreign Corrupt Practices Act;

•	compliance with certain data privacy and security matters;

•	our top ten customers and suppliers; and

•	subject to stated exceptions, the absence of any transactions, relations or understandings between West or any of its subsidiaries and any affiliate or related person.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect on West means any change, circumstance, event or effect (each of which we refer to as an “Effect”) that (A) individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of West and our subsidiaries, taken as a whole or (B) prevents or materially impairs or delays us or our subsidiaries from performing in any material respect our respective obligations under the merger agreement or consummating the transactions contemplated by the merger agreement. However, no Effect resulting from the following will be taken into account in determining whether there has been a material adverse effect on the business, financial condition or results of operations of West and our subsidiaries, taken as a whole:

•	the entry into or the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including (i) by reason of the identity of Parent and its affiliates, (ii) by reason of any communication made by Parent or any of its affiliates regarding their respective plans with respect to the conduct of West’s business following the effective time of the merger and (iii) the impact of the foregoing on relationships with customers, suppliers, vendors, business partners, employees or regulators;

•	West’s November 1, 2016 announcement regarding the commencement of a process to explore our range of financial and strategic alternatives;

•	any Effect generally affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world or any business or industries in which West or any of our subsidiaries operates, except to the extent materially and disproportionately affecting West and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which West and our subsidiaries operate;

•	the suspension of trading in securities generally on the Nasdaq, except to the extent materially and disproportionately affecting West and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which West and our subsidiaries operate;

•	any development or change after the date of the merger agreement in applicable law or GAAP, except to the extent materially and disproportionately affecting West and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which West and our subsidiaries operate;

•	any action taken by West or any of our subsidiaries that is expressly required by the merger agreement or taken with Parent’s prior written consent or at Parent’s written request, or the failure by West or any of our subsidiaries to take any action that is expressly prohibited by the merger agreement (including any action taken or the failure to take any action by West or any of our subsidiaries in order to comply with our covenants described below under “—Covenants Regarding Conduct of Business by West Prior to the Merger,” beginning on page 82, prior to the effective time of the merger to the extent Parent fails to provide its consent to such action after receipt of a written request therefor and after the disclosure to Parent by us of all material and relevant facts and information known to us);

•	the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war or terrorism, except to the extent materially and disproportionately affecting West and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which West and our subsidiaries operate;

•	the existence, occurrence or continuation of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, except to the extent materially and disproportionately affecting West and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which West and our subsidiaries operate; or

•

any changes in the market price or trading volume of shares of West common stock, any changes in the ratings or the ratings outlook for West or any of our subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to West or any of our subsidiaries or any failure of West to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other metrics for any period ending on or after the date of the merger agreement (it being understood that the foregoing exceptions described in this bullet point will not prevent or otherwise affect the underlying cause of any such change or failure referred to in this bullet point (to the extent not otherwise falling within any of the exceptions provided above) from being taken into account).

Representations and Warranties of Parent and Sub

Parent and Sub made customary representations and warranties to us in the merger agreement, including representations and warranties relating to the following:

•	organization and good standing of Parent and Sub;

•	their authority to enter into, and consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts to which Parent or Sub is a party, in each case as a result of Parent’s or Sub’s entering into, or consummation of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the accuracy of the information supplied by Parent and Sub for this proxy statement;

•	the absence of litigation which would prevent or materially delay the merger;

•	the ownership of Sub by Parent and Sub’s lack of other operating activity;

•	matters with respect to Parent’s financing in connection with the merger, including Parent’s sufficiency of funds;

•	the validity of the guarantee provided by the guarantors in respect of certain obligations of Parent under the merger agreement;

•	the absence of any exclusivity arrangement with any bank or other potential debt financing source prohibiting such bank or debt financing source from providing debt financing to any person other than Parent or Sub in connection with a transaction relating to West (including in connection with a competing proposal);

•	the absence of broker’s or finder’s fees, other than those payable to LionTree Advisors, LLC, in connection with the transactions contemplated by the merger agreement;

•	the solvency, on a consolidated basis, of Parent, the surviving corporation and each subsidiary of the surviving corporation in the merger immediately following the effective time of the merger;

•	the absence of certain arrangements between Parent or Sub, on the one hand, and our or our subsidiaries’ officers, directors, employees or stockholders, on the other hand; and

•	Parent’s entity structure and certain other matters related to Parent’s application for FCC approval in connection with the merger.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger.

Covenants Regarding Conduct of Business by West Prior to the Merger

Under the merger agreement, until the effective time of the merger, except as required under the provisions of the merger agreement or as agreed to in writing by Parent (which agreement will not be unreasonably withheld, conditioned or delayed), we have agreed to, and to cause our subsidiaries to use commercially reasonable efforts to conduct our operations in all material respects in the ordinary course of business and to:

•	preserve intact our material assets, properties and contracts;

•	keep available the services of our current officers and key employees;

•	preserve our current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, governmental entities and other persons with whom we have business relations; and

•	take certain actions contemplated in the confidential disclosure letter to the merger agreement delivered by West to Parent.

In addition, until the effective time of the merger, except as required under the provisions of the merger agreement, or as agreed to in writing by Parent (which agreement will not be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions (including those in in the confidential disclosure letter to the merger agreement delivered by West to Parent), we have agreed that we will not, and will not permit our subsidiaries to:

•	amend West’s certificate of incorporation, West’s bylaws or any equivalent organizational or governing documents of any subsidiary of West;

•	transfer, issue, sell, grant, encumber, deliver, pledge or authorize the transfer, issuance, sale, grant, encumbrance, delivery or pledge of any equity securities in West or any of our subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than the issuance of shares upon the exercise of options and options granted under the West Stock Purchase Plan and the vesting or settlement of stock units or notional shares, in each case in accordance with the terms thereof and outstanding as of the date of the merger agreement (or otherwise permitted to be granted thereunder);

•	sell, assign, lease, license, sublicense, pledge, transfer, convey or otherwise dispose of, divest or spin off, abandon, waive, relinquish or permit to lapse, exchange or swap, mortgage or otherwise encumber or subject to any lien (other than any certain specified permitted liens) any properties or assets with a value in excess of $5 million in the aggregate, except in each case:

•	in connection with any transaction solely between or among West and any of its wholly owned subsidiaries or solely between or among West’s wholly owned subsidiaries; or

•	sales or dispositions made in the ordinary course of business (and not, for the avoidance of doubt, sales or dispositions of any person, division, a substantial portion of the assets of any person, business or equity securities);

•	declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of West, whether payable in cash, stock, property or a combination thereof;

•	other than in connection with the exercise of any outstanding options permitted by the terms of such options, or the payment of related withholding taxes, by net exercise or by the tendering of shares, or tax withholdings on the vesting or payment of stock units, restricted stock or notional shares, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

•	merge or consolidate any subsidiary of West with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of West;

•	make or offer to make any acquisition of any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than acquisitions of assets or properties (and not, for the avoidance of doubt, the acquisition of any person, division, substantially all of the assets of any person, business or equity securities) in the ordinary course of operations;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary of West) other than (i) loans made in the ordinary course of business not to exceed $5 million in the aggregate and (ii) in connection with transactions permitted pursuant to the immediately preceding bullet;

•	incur any indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned subsidiary of West) for borrowed money, except:

•	in connection with refinancings of existing indebtedness (other than indebtedness under our existing senior secured credit facilities and outstanding senior notes and senior secured notes);

•	for borrowings in the ordinary course of business not to exceed $5 million;

•	indebtedness among West and our wholly owned subsidiaries or among our wholly owned subsidiaries;

•	indebtedness under any revolving credit facility of West in existence as of the date of the merger agreement and any credit facility of West thereafter created with revolving indebtedness on terms substantially the same as those governing West’s existing revolving credit facility as it may have been amended consistent herewith) in an aggregate amount under this sub bullet not to exceed the aggregate amount of commitments under West’s revolving credit facility in existence as of the date of the merger agreement; or

•	for any guarantee by West of indebtedness of our wholly owned subsidiaries or guarantee by our subsidiaries of indebtedness of West or any of our wholly owned subsidiaries;

•	except to the extent required by law or the terms of any West benefit plan or as specifically contemplated by the terms of the merger agreement: (i) increase the compensation or benefits payable or to become payable to our directors, officers or employees other than in the ordinary course of business with respect to members of the Board and employees whose annual rate of base pay is less than $150,000; (ii) adopt or enter into any employment agreement or retention bonus or incentive plan, agreement or other arrangement; (iii) except as otherwise permitted by this bullet, establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement; (iv) terminate any employees whose annual rate of base pay is greater than $150,000, other than for cause or (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, payment or funding under any West benefit plan;

•	make any material change in accounting policies or procedures, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

•	enter into or amend any contract with certain affiliates of West that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•	except in the ordinary course of business, (i) terminate or fail to use commercially reasonable efforts to renew any material contract or material lease (as each are defined in the merger agreement), (ii) modify, amend, waive, release or assign any material rights or claims under any material contract or material lease or (iii) enter into any contract that would have constituted a material contract or material lease if entered into prior to the date of the merger agreement;

•	make any capital expenditures that in the aggregate exceed $5 million other than (i) with respect to capital expenditures prior to December 31, 2017, capital expenditures that are in accordance to and consistent with the capital expenditure budget set forth in the confidential disclosure letter to the merger agreement and (ii) with respect to capital expenditures after January 1, 2018, in accordance with a 2018 capital expenditure budget subject to Parent’s prior written approval;

•	enter into any contract with respect to the voting or registration of the shares of West’s or any of its subsidiaries’ capital stock or other securities, equity interests or ownership interests;

•	cancel, settle or compromise any legal proceedings, including any action, claim, demand, inquiry, audit notice of violation, litigation, citation, investigation, proceeding or arbitration, other than cancellations, settlements or compromises that do not, individually or in the aggregate, involve the payment of more than $2 million (net of any amount covered by insurance or indemnification) in excess of the amount reserved for such legal proceeding or otherwise permitted by Parent in accordance with the terms of the merger agreement(subject to specified exceptions);

•	except as required by applicable law, make, change or revoke any material tax election; change any material method of tax accounting; change any tax accounting period; file any material amended tax return; settle or compromise any legal proceeding, audit, examination or investigation relating to a material amount of taxes; or take certain other specified actions with respect to taxes;

•	fail to use commercially reasonable efforts to prevent any material permit from expiring or being revoked, suspended or adversely modified, or knowingly take or fail to take any action that is reasonably likely to cause the FCC or any state telecommunications regulatory authority to institute proceedings for the suspension, revocation or adverse modification of any material permit; or

•	authorize or enter into any contract to do any of the foregoing.

Obligations with Respect to the Special Meeting

Under the terms of the merger agreement, we have agreed to, as promptly as reasonably practicable following the date on which the proxy statement is cleared by the SEC for mailing to our stockholders, mail this proxy statement to our stockholders and duly call, give notice of, convene and hold a meeting of West stockholders, subject to our ability to postpone or adjourn the meeting under certain circumstances. Unless the merger agreement is terminated or there has been a change of Company recommendation (as such term is defined in the section entitled “—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 87), the Board has agreed to recommend the approval of the merger agreement to West stockholders. We have also agreed to use our reasonable best efforts to obtain the affirmative vote, in favor of the adoption of the agreement of merger contained in the merger agreement, of the holders a majority of the outstanding shares entitled to vote at the meeting of West common stockholders or any adjournment or postponement thereof (which we refer to as the “West stockholder approval”), unless the merger agreement is terminated or there has been a change of Company recommendation. Whether or not a change of Company recommendation has occurred or a competing proposal (as such term is defined under the section entitled “—Restrictions on Solicitation of Competing Proposals,” beginning on page 85) has been publicly announced or otherwise been made known to West or our directors, representatives or stockholders, West is obligated to submit the merger and the merger agreement for the approval of its stockholders.

Restriction on Solicitation of Competing Proposals

Under the terms of the merger agreement, from and after the date of the merger agreement, subject to certain exceptions described below, we have agreed to and have agreed to cause our subsidiaries and our and their respective directors, officers and employees to, and have agreed to use reasonable best efforts to cause our and our subsidiaries’ advisors, affiliates, representatives, consultants, advisors, investment bankers, accountants and counsel (which we refer to, collectively, together with our and our subsidiaries’ respective directors, officers and employees, as the “West Representatives”) to, immediately:

•	cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any competing proposal and for such persons to have destroyed or returned to us any confidential information that has been provided to such person in connection with any competing proposal; and

•	enforce and, except as otherwise prohibited by applicable law, not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which us or any of our subsidiaries is a party relating to any such competing proposal; provided, that we are permitted to grant a waiver of any standstill agreement, in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto, to permit a competing proposal to be made.

Additionally, from the date of the merger agreement until the effective time of the merger (or the earlier termination of the merger agreement), we have agreed that we will not, will cause our subsidiaries not to and West and our subsidiaries will use our reasonable best efforts to cause the West Representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any competing proposal;

•	furnish any non-public information regarding us or any of our subsidiaries to any third person in connection with or in response to a competing proposal;

•	initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with, knowingly encourage or facilitate in any way any effort by, any third person with respect to any competing proposal;

•	approve or recommend, or propose to approve or recommend, a competing proposal; or

•	agree to do any of the foregoing.

A “competing proposal” is defined in the merger agreement to mean any proposal or offer from any person (other than the transactions contemplated by the merger agreement and other than a proposal or offer by Parent, Sub or any of their respective affiliates) relating to:

•	the acquisition (whether by merger, consolidation, equity investment, joint venture, recapitalization, reorganization, exchange offer, self-tender, recapitalization, liquidation or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of West and our subsidiaries (measured by either book value or fair market value), taken as a whole, or to which more than twenty percent (20%) of West’s revenue on a consolidated basis is attributable; or

•	the acquisition in any manner, directly or indirectly, by any person of beneficial ownership of more than twenty percent (20%) of the issued and outstanding shares of common stock or any other equity interest in West or securities convertible into or exchangeable for such shares of West common stock or equity interests.

Notwithstanding the foregoing prohibitions, if, at any time following the date of the merger agreement and prior to receipt of the West stockholder approval, (i) we receive a bona fide written competing proposal from a third party that did not result from a breach of the non-solicitation provisions described above (other than a breach that is de minimis), (ii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such competing proposal constitutes or could reasonably be expected to lead to a superior proposal (as such term is defined below) and (iii) we provide prior written notice to Parent disclosing our receipt of the competing proposal and including the name of the person making such competing proposal, the material terms and conditions of such competing proposal and a copy of any relevant acquisition agreement (as such term is defined under “—Obligation of the Board of Directors with Respect to Its Recommendation” below) and any other relevant transaction documents, and disclosing our intent to furnish information or enter into discussions or negotiations with such person, then we may (a) furnish information with respect to us and our subsidiaries to the person making such competing proposal (and its representatives) and (b) participate in discussions or negotiations with the person making such competing proposal (and its representatives) regarding such competing proposal; provided that we will:

•	not, not permit our subsidiaries to, and not authorize the West Representatives to, disclose any material non-public information to such person without first entering into a confidentiality agreement (which we refer to as an “acceptable confidentiality agreement”), with such person that contains confidentiality provisions that are no less favorable in all material respects than those contained in the confidentiality agreement between Parent and West; provided that such acceptable confidentiality agreement and does not prohibit compliance by West with any of the non-solicitation provisions described above in this section and need not include a “standstill” or similar provision;

•	keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of any material amendments or material developments with respect to such competing proposal (including any material changes thereto, and including by providing copies of any revised or new acquisition agreement and any other relevant transaction documents); and

•	provide Parent any material information concerning West or our subsidiaries to be provided or made available to such person that was not previously provided or made available to Parent.

A “superior proposal” is defined in the merger agreement to mean a competing proposal (with all references to percentages in the definition of competing proposal increased to “70%”) made by any person on terms that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and considering all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person making such proposal (including any break-up fees, expense reimbursement provisions, the conditionality and the timing and likelihood of consummation of such proposal), that (a) if consummated, would result in a transaction that is more favorable, including from a financial point of view, to West and our stockholders than the transactions contemplated by the merger agreement and (b) is reasonably capable of being completed on the terms proposed.

Obligation of the Board of Directors with Respect to Its Recommendation

The merger agreement provides that, except as described below, neither the Board nor any committee of the Board will:

(i)	adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend any competing proposal;

(ii)	withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Parent, the recommendation of the Board that West stockholders adopt the merger agreement or fail to include such recommendation in this proxy statement;

(iii)	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stock, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act;

(iv)	fail to publicly recommend against any competing proposal, or fail to publicly reaffirm the recommendation of the Board that West stockholders adopt the merger agreement, in each case within 10 days after the written request of Parent following a competing proposal that has been publicly announced (or such fewer number of days as remains prior to the meeting of the West stockholders);

(v)	resolve, propose or agree to do any of the foregoing; or

(vi)	allow West or any of its subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to, or that is intended to result in, or would reasonably be expected to lead to, any competing proposal (other than an acceptable confidentiality agreement) (which we refer to as an “acquisition agreement”) or requiring West to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

We refer to any action described in clauses (i), (ii), (iii), (iv) or (v) above as a “change of Company recommendation.”

Notwithstanding the foregoing, at any time prior to receipt of the West stockholder approval, the Board may make a change of Company recommendation, solely in response to (1) a superior proposal or (2) an intervening event and terminate the merger agreement, as further discussed in the sections entitled “—Termination of the Merger Agreement,” beginning on page 96, and “—Termination Fees,” beginning on page 98, if:

(i)	either (A) a competing proposal (that did not result from a breach of the provisions described in the section entitled “—Restriction on Solicitation of Competing Proposals,” beginning on page 85) (other than a breach that is de minimis) is made to West by a third party and such competing proposal is not withdrawn or (B) an intervening event has occurred and is continuing;

(ii)	the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of a competing proposal, such competing proposal constitutes a superior proposal and (y) the failure to make a change of Company recommendation would be inconsistent with its fiduciary duties under applicable law;

(iii)	we provide Parent with at least three business days’ prior written notice of our intention to make a change of Company recommendation, which notice (x) states expressly that it has received a superior proposal or that an intervening event has occurred, (y) in the case of a superior proposal, identifies the person making such superior proposal and includes the material terms and conditions of such superior proposal (and we contemporaneously provide a copy of any relevant acquisition agreement and any other relevant transaction documents to Parent), or, in the case of an intervening event, the material facts and circumstances of such intervening event and (z) states expressly that the Board intends to make a change of Company recommendation and specifies, in reasonable detail, the reasons therefor;

(iv)	if requested by Parent, we have negotiated in good faith with Parent with respect to any changes to the terms of the merger agreement proposed by Parent for at least three business days following receipt by Parent of that notice (and an additional two business days for any amendment to any material term of such superior proposal);

(v)	taking into account any changes to the terms of the merger agreement offered by Parent in writing, the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of a competing proposal, such competing proposal would continue to constitute a superior proposal if such changes offered in writing by Parent were to be given effect and (y) the failure to make a change of Company recommendation would be inconsistent with the Board’s fiduciary duties under applicable law; and

(vi)	we have complied with the terms of the merger agreement with respect to such superior proposal or intervening event (other than with respect to any breach that is de minimis).

An “intervening event” is defined in the merger agreement any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of the merger agreement that (a) was not known, or reasonably foreseeable (or the material consequences were not known or reasonably foreseeable) to or by the Board as of or prior to the date of the merger agreement and did not result from a breach of the merger agreement by West, any of its subsidiaries or any West Representative, and (b) does not involve or relate to the receipt, existence or terms of a competing proposal.

Notwithstanding any change of Company recommendation, unless the merger agreement has been terminated in accordance with the terms thereof, (x) the merger agreement will be submitted to the West stockholders at a meeting of the West stockholders for the purpose of obtaining the West stockholder approval and (y) the Board will not submit to the West stockholders any competing proposal, or, except as permitted by the terms of the merger agreement, propose to do so.

The merger agreement does not prohibit us or the Board from:

•	disclosing to West stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act;

•	making any disclosure to West’s stockholders that the Board determines, in good faith after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law; or

•	issuing a “stop, look and listen” statement pending disclosure of its position (which statement will not constitute a change of Company recommendation).

Efforts to Complete the Merger

Under the terms of the merger agreement, we and Parent have each agreed to use our respective reasonable best efforts (and Parent has agreed to cause its affiliates to use their respective reasonable best efforts) to cause the conditions to the merger to be satisfied (as described below in the section entitled “—Conditions to the Closing of the Merger,” beginning on page 95), including:

•	promptly obtaining all actions or non-actions, consents, licenses, permits (including environmental permits), waivers, approvals, authorizations and orders from governmental entities or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement;

•	as promptly as practicable (and, (x) solely with respect to the filings required of the parties to the merger agreement or their “ultimate parent entities” under the HSR Act, in any event within 15 business days after the date of the merger agreement and (y) solely with respect to certain filings set forth on West’s confidential disclosure letter to the merger agreement, in any event within 15 calendar days after the date of the merger agreement), making (or causing to be made) all registrations and filings or, if consistent with agency practice, a draft of such a filing, with any governmental entity or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other antitrust law and in connection with the approval of the FCC and applicable state telecommunications regulatory approvals, and promptly make any further filings pursuant thereto that may be necessary or advisable, including the furnishing to the FCC or state telecommunications regulatory authorities of any documents, materials or other information requested;

•	defending all lawsuits or other legal, regulatory, administrative or other proceedings challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding;

•	seeking to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect thereto;

•	seeking to resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments necessary or advisable to consummate the transactions contemplated by the merger agreement.

Parent has also agreed to promptly take any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the transactions contemplated by the merger agreement and to obtain all approvals and consents, including approvals and consents under any antitrust laws, that may be required by any foreign or U.S. federal, state or local governmental entity, in each case, with competent jurisdiction, so as to enable the parties to consummate such transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, West or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant governmental entity), in each case, conditioned on the closing of the merger, as may be required to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement. Parent and Sub have agreed to not take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in the merger agreement or the consummation of the transactions contemplated by the merger agreement.

Each party will give each other prompt notice of the making or commencement of any legal proceeding by or to any government entity, keep each other informed as to the status of each legal proceeding and promptly inform each other of any communication with the FTC, the DOJ, the FCC, any state telecommunications regulatory authority, or any other governmental entity. Except as may be prohibited by law, in connection with any such legal proceeding, each party will permit authorized representatives of the other parties to be present, to the extent practicable, at each meeting relating to such legal proceeding and to have access to, be consulted in connection with and, to the extent practicable, provide the opportunity to review in advance any document made or submitted to any government entity. We have agreed to, within five business days of such request, provide all information reasonably requested by Parent to determine the necessity of any regulatory filing necessary to consummate the transactions contemplated by the merger agreement. With respect to each registration, filing and submission made with the FTC, the DOJ, the FCC, any state telecommunications regulatory authority, or any other governmental entity, each of Parent and West will (i) provide the other with all information necessary for the preparation of such registration, filing or submission on a timely basis, and will work diligently to prosecute the applications for such approvals and (ii) have the right to review, comment and approve such registration, filing, and submission, subject to certain exceptions. Upon designation by a party, certain such designated materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or managers of the recipient unless express permission is obtained in advance from the source of the materials (Parent or West, as the case may be) or its legal counsel.

Notwithstanding anything to the contrary in the merger agreement or otherwise, but subject to the obligation of Parent set forth in the merger agreement, (i) Parent will determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any governmental entity, after consultation with West, (ii) West will, and will cause each of our subsidiaries to, use its reasonable best efforts to take such actions as reasonably requested by Parent, after consultation with West, in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers, and (iii) Parent will have the sole and exclusive right, after consultation with West, and subject to Parent’s obligations under the merger agreement, to propose, negotiate, offer or commit to make or effect any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses, or to agree to any other remedy, requirement, obligation, condition or restriction to resolve any governmental entity’s objections to or concerns about the transactions contemplated by the merger agreement.

Debt Financing Cooperation

Prior to the closing of the merger, at Parent’s sole expense, West will, and will cause its subsidiaries and our and their respective representatives to, in each case, use their respective reasonable best efforts to provide to Parent and Sub all customary cooperation reasonably requested by Parent or Sub in connection with the debt financing contemplated in connection with the merger (provided that the “reasonable best efforts” of West, any of its subsidiaries or our or their respective representatives will not be deemed or construed to require such persons to, and such persons will not be required, to provide such cooperation to the extent it would, among other things, interfere unreasonably with the business or operations of West or any of our subsidiaries or require West or any of its subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default under such entity’s organizational documents or any applicable laws or any material contract or cause any condition to closing of the merger to fail to be satisfied or otherwise cause any breach of the merger agreement or result in any employee, officer or director of such person incurring any personal liability with respect to any matters related to the debt financing). West will arrange to be delivered to Parent, on or prior to the closing date of the merger, customary payoff letters, lien terminations and releases and instruments and acknowledgements of discharge with respect to West’s senior secured credit facilities.

The obligations of Parent and Sub to consummate the merger are not conditioned upon the obtaining of the debt financing or any replacement financing. None of West or its subsidiaries will be required to execute or enter into or perform any agreement (other than customary representation letters and authorization letters) with respect to the debt financing that is not contingent upon the closing or that would be effective prior to the closing or that otherwise requires West or any of its subsidiaries, prior to the closing of the merger, to be an issuer or other obligor with respect to the debt financing. Parent will, promptly upon request by us, reimburse us for all reasonable and documented out-of-pocket expenses in connection with the equity financing and the debt financing and will indemnify and hold harmless West, its subsidiaries and West’s and its subsidiaries’ representatives from and against any and all losses, liabilities, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the financing and any information utilized in connection therewith (other than historical information provided in writing by West and our subsidiaries specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of the financing cooperation covenants in the merger agreement by West, its subsidiaries or West’s and its subsidiaries’ representatives.

Marketing Period Cooperation and Efforts

Under the merger agreement, West has agreed to allow Parent a period of 17 consecutive days (subject to customary blackout dates) to market the debt financing. This “marketing period” is a period throughout and at the end of which (1) Parent has received certain required financial information and the required information is compliant; (2) the conditions to the obligations of West, Parent and Sub to consummate the merger are satisfied (other than those conditions that by their nature can only be satisfied at closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions); and (3) nothing has occurred and no condition exists that would cause the conditions to the obligations of West, Parent and Sub to consummate the merger to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions), assuming that such conditions were applicable at any time during such 17 consecutive day period.

The marketing period will not be deemed to have commenced if prior to its expiration (1) West’s independent accountant has withdrawn its audit opinion with respect to any financial statements contained in West’s most recently filed Annual Report on Form 10-K, in which case the marketing period will not be deemed to commence until, at the earliest, a new unqualified audit opinion is issued by the independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Parent; (2) West or any of its subsidiaries publicly announces an intention to restate any historical financial statements or that any such restatement is under active consideration, in which case the marketing period will not commence unless and until, at the earliest, such restatement has been completed and the relevant required information has been amended or West announces no such restatement is required in accordance with GAAP; (3) any required financial information would not be compliant at any time during such 17 consecutive day period or otherwise does not include the required information; or (4) West or any of its subsidiaries have failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the marketing period will not be deemed to commence unless and until such reports have been filed; and (b) in the case of a failure to file a Form 8-K, the marketing period will be tolled until such report has been filed, except that if the failure to file such report occurs during the final five business days of the marketing period, the marketing period will be extended so that the final day of the marketing period will be no earlier than the fifth business day after such report has been filed. If the marketing period is not completed on or before August 18, 2017, then it will not commence until September 5, 2017, except that notwithstanding anything to the contrary, the marketing period in any event will end on any earlier date on which the debt financing is consummated.

Treatment of Existing Notes

Parent and Sub are permitted under the terms of the merger agreement to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable indenture governing West’s existing notes) and any tender offer, or any exchange offer, and to conduct any consent solicitations with respect to any or all of the outstanding aggregate principal amount of West’s existing senior secured notes and senior notes identified by Parent to us in writing prior to, on, or after the date of the merger agreement on terms that are acceptable to Parent, subject to certain additional conditions. Parent has covenanted and agreed to provide (or to cause to be provided) immediately available funds for the full payment at the effective time of the merger of all notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable debt offer.

West has been advised that Sub (and/or one of its affiliates) presently intends to make “change of control offers” at a price of 101% plus accrued and unpaid interest and potentially one or more alternative offers (which may include tender offers and/or related consent solicitations) at or around the same price as the “change of control offers,” in each case prior to the closing date and conditioned thereon, with respect to West’s outstanding senior notes and senior secured notes. West has been advised that on the closing date, it is expected that Sub and/or one of its affiliates will purchase any senior notes and senior secured notes validly tendered (and not withdrawn) in such “change of control offers” and alternative offers in accordance with their terms. West has been advised that it is expected that any senior notes and senior secured notes not purchased in such offers will remain outstanding following the closing date.

Subject to the receipt of any requisite consents, we have agreed to execute a supplemental indenture to the applicable indenture governing each series of our outstanding notes identified by Parent to us in writing prior to, on, or after the date of the merger agreement in accordance with the applicable indenture, amending the terms and provisions of each such indenture as described in the applicable debt offer documents as reasonably requested by Parent, which supplemental indenture will become operative no earlier than the effective time of the merger, and to use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the closing of the merger as determined by Parent; provided that in no event will we or any West Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the effective time of the merger.

In certain circumstances, if requested by Parent, West will use its reasonable best efforts to issue a notice of redemption for all or a portion of the outstanding principal amount of the existing notes in accordance with the terms and conditions applicable thereto, but only if the redemption can be conditioned on the consummation of the merger.

Parent has agreed to reimburse West for its reasonable and documented out-of-pocket costs and expenses incurred in connection with West’s cooperation with the actions described above regarding the existing notes. Parent has also agreed to indemnify West, its subsidiaries and their respective officers and representatives from and against any and all losses incurred by them in connection with the actions described above, subject to limited exceptions.

West has agreed, between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, West will not, and will not permit any of its subsidiaries to, among other things, utilize certain baskets or amounts otherwise available under the indentures governing our outstanding notes or make certain reclassifications relating thereto, subject to specified exceptions.

Access to Information

Under the merger agreement, we have agreed to provide, and to cause our subsidiaries to provide, Parent and Sub and their respective representatives, upon prior written notice to West, reasonable access during normal business hours to the officers, employees, properties, offices and other facilities of West and our subsidiaries and to the books and records thereof, in such a manner as not to interfere with the operation of any business conducted by West or our subsidiaries and furnish promptly such information related thereto as Parent or its representatives may reasonably request, in each case subject to certain exceptions.

Director and Officer Indemnification and Insurance

After the effective time of the merger, Parent is obligated to and is obligated to cause the surviving corporation to indemnify, defend and hold harmless each current or former director or officer of West or any of our subsidiaries, to the fullest extent that West or any of our subsidiaries is permitted by applicable law to indemnify its own directors and officers, against (i) damages and losses arising out of actions or omissions occurring at or prior to the effective time of the merger to the extent that they are based on or arise out of the fact that such person is or was a director or officer or performed services at the request of West or any of our subsidiaries (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement. The surviving corporation will pay the reasonable fees and expenses of counsel to any such director or officer and otherwise advance documented expenses reasonably incurred in connection with any such indemnified liabilities, subject to repayment if it is determined that such director or officer is not entitled to indemnification under law.

West is permitted to, prior to the effective time of the merger, and if West fails to do so, Parent is obligated to cause the surviving corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than our existing directors’ and officers’ liability insurance policy (but in no event will compliance with the foregoing obligations require Parent or the surviving corporation, or West, to pay a premium for such insurance in excess of six times 250% of the annual aggregate premium currently paid by West).

In addition, for not less than six years following the effective time of the merger, Parent and the surviving corporation are required to maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the exculpation, indemnification and advancement of expenses provisions contained in the current organizational documents of West and our subsidiaries. The contractual indemnification rights, if any, in existence on the date of the merger agreement with any of the directors, officers or employees of West and our subsidiaries will be assumed by the surviving corporation and will continue in full force and effect in accordance with their terms following the effective time of the merger.

Employee Benefits

Under the terms of the merger agreement, Parent has agreed to provide or cause its subsidiaries, including the surviving corporation, to provide, through the period ending on December 31, 2017:

•	base salary and wages to each individual who is an employee of West or our subsidiaries immediately prior to the effective time of the merger (each of which we refer to as a “Company employee”) at a rate that is no less favorable than the rate of base salary or wages provided to such Company employee immediately prior to the effective time of the merger;

•	an annual bonus opportunity or commission opportunity, as applicable, to each Company employee that is not less favorable than the annual bonus opportunity or commission opportunity, as applicable, provided to such Company employee for the calendar year in which the effective time of the merger occurs;

•	severance benefits to each Company employee that are no less favorable than the severance benefits provided under the severance policy or agreement in effect for the benefit of such Company employee immediately prior to the effective time of the merger; and

•	other compensation and benefits (including paid-time off, but excluding long-term incentive compensation opportunities and deferred compensation benefits) to each Company employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company employee under specified benefit plans immediately prior to the effective time of the merger.

In addition, Parent has agreed that the surviving corporation will assume, honor and continue our employment, severance, retention and termination plans, policies, programs, agreements and arrangements in accordance with their terms as in effect immediately prior to the effective time of the merger. For the avoidance of doubt, the surviving corporation will be permitted to amend or terminate any of the foregoing plans in accordance with the terms thereof.

Following the merger, each Company employee’s pre-merger service with or otherwise credited by us and our subsidiaries will be treated as service with Parent or one of its subsidiaries, including the surviving corporation, for all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting and benefits accruals) of any vacation, paid time off and severance plans, under any employee benefit plan, program, policy or arrangement maintained by Parent and its subsidiaries, including the surviving corporation, except that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Parent has further agreed to, and to cause its subsidiaries (including the surviving corporation) to, waive any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries, including the surviving corporation, in which Company employees (and their eligible dependents) will be eligible to participate from the effective time of the merger (except to the extent that such pre-existing condition limitations, exclusions, actively at work requirements or waiting periods would not have been satisfied or waived under the comparable benefit plan of West immediately prior to the effective time of the merger). Parent will, or will cause its subsidiaries, including the surviving corporation, to recognize or cause to be recognized the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company employee during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company employees (and dependents) will be eligible to participate from and after the effective time of the merger.

Prior to the effective time of the merger, we are permitted to implement a retention plan for the benefit of our employees, which will provide for retention benefits to such employees in an aggregate amount not to exceed $3 million, payable 6 months after the Closing Date. The Company is required to consult with Parent in connection with the adoption of such plan and the allocation of awards under such plan, which shall be subject to Parent’s review and consent (such consent not to be unreasonably withheld, conditioned or delayed).

Defense of Litigation

Pursuant to the terms of the merger agreement, West will control, and to the extent reasonably practicable, West will consult with Parent and keep Parent reasonably informed with respect to any material developments regarding, the defense of any legal proceeding brought by West stockholders against West or its directors or officers arising out of or relating to the transactions contemplated by the merger agreement (which we refer to as the “transaction litigation”); provided that West may not settle any such legal proceeding without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) and West will give Parent the opportunity to participate in the defense or settlement of any transaction litigation. West has agreed to promptly notify Parent in writing of any transaction litigation that is brought or, to West’s knowledge, threatened, and will keep Parent reasonably informed on a current basis with respect to the status and terms thereof.

Other Covenants and Agreements

We and Parent have made certain other covenants to and agreements with each other regarding various other matters including:

•	preparation of this proxy statement and relating to the West stockholder meeting;

•	West taking actions as may be necessary to ensure that the disposition of West equity securities (including derivative securities) by West officers and directors who are covered persons for purposes of Section 16 of the Exchange Act in connection with the transactions contemplated by the merger agreement is exempt under Rule 16b-3 promulgated under the Exchange Act;

•	all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, provided that whether or not the merger is consummated, any filing fees required in connection with the approval of the FCC or the state telecommunications regulatory approvals will be shared equally by Parent and West;

•	delisting of West and shares of West common stock from the Nasdaq as promptly as practicable after the effective time of the merger and the deregistration of the shares pursuant to the Exchange Act as promptly as practicable after such delisting; and

•	West providing prompt notice to Parent of any failure or reasonably anticipated failure by West to comply with or satisfy in any respect any representation, warranty, covenant, condition or agreement to be complied with or satisfied by us pursuant to the merger agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Sub to consummate the merger set forth in the merger agreement to fail to be satisfied at the closing of the merger.

Conditions to the Closing of the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•	receipt of the West stockholder approval;

•	the waiting period (and any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated and the approvals or clearances under applicable antitrust laws by certain additional governmental entities in Austria, Canada and Germany having been obtained or the applicable waiting periods relating thereto having been terminated or expired;

•	receipt of the approval of the FCC required in connection with the merger; and

•	no governmental entity having issued, enacted, entered, promulgated or enforced any law or order that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger.

Conditions to Parent’s and Sub’s Obligations

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent of the following additional conditions:

•	the representations and warranties of West relating to certain aspects of West’s capitalization being true and correct in all respects, as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties being true and correct in all respects on and as of such other date), other than failures to be true and correct which, individually or in the aggregate, are a de minimis inaccuracy;

•	the representations and warranties of West relating to organization, good standing, corporate power, authority and enforceability, anti-takeover laws and no broker fees being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties being true and correct in all material respects on and as of such other date);

•	the representations and warranties of West relating to the absence of any material adverse effect being true and correct in all respects as of the closing date as though made on the closing date;

•	the representations and warranties of West in the merger agreement other than those relating to certain aspects of West’s capitalization, organization, good standing, corporate power, authority and enforceability, anti-takeover laws, no broker fees and the absence of any material adverse effect, without regard to materiality or material adverse effect qualifiers contained within such representations and warranties, being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties being true and correct on and as of such other date), other than such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect;

•	West having performed or complied in all material respects with the obligations required by the merger agreement to be performed or complied with by it at or before the closing date;

•	Parent having received a certificate signed on behalf of West by an executive officer of West as to the satisfaction of the foregoing conditions;

•	the absence of any material adverse effect since the date of the merger agreement; and

•	approvals having been obtained from (or notices being filed with) certain state telecommunications and healthcare regulatory authorities in connection with the merger.

Conditions to Our Obligations

Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•	the representations and warranties of Parent and Sub in the merger agreement being true and correct in all material respects on the date of the merger agreement and on the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties being true and correct in all material respects on and as of such other date);

•	each of Parent and Sub having performed or complied in all material respects with the obligations required by the merger agreement to be performed or complied with by them at or before the closing date; and

•	West having received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the foregoing conditions.

Each of Parent and Sub, on the one hand, and West, on the other hand, may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and effect the merger even though one or more of these conditions has not been met. We cannot give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated prior to the effective time of the merger, whether before or after receipt of the West stockholder approval, by the mutual written consent of Parent and West.

Termination Rights Exercisable by Either Parent or West

The merger agreement may also be terminated prior to the effective time of the merger, whether before or after receipt of the West stockholder approval, by either Parent or West if:

•	the merger has not been consummated on or before November 9, 2017 (which we refer to as the “Outside Date”), provided that:

(A)	if all of the conditions to closing of the merger, other than the receipt of the approval of the FCC and certain specified state telecommunications and healthcare regulatory approvals, have been satisfied or be capable of being satisfied at such time, the Outside Date may be extended by either Parent or West by written notice to the other party to the date that is 30 days after the Outside Date (which we refer to as the “First Extended Outside Date”), which date will thereafter be deemed to be the Outside Date;

(B)	if all of the conditions to closing of the merger, other than the receipt of the approval of the FCC and certain specified state telecommunications and healthcare regulatory approvals, have been satisfied or will be capable of being satisfied at the First Extended Outside Date, the Outside Date may be extended by either Parent or West by written notice to the other party to a date that is 30 days after the First Extended Outside Date (which we refer to as the “Second Extended Outside Date”), which date will thereafter be deemed to be the Outside Date;

(C)	if all of the conditions to closing of the merger, other than the receipt of the approval of the FCC and certain specified state telecommunications and healthcare regulatory approvals, have been satisfied or be capable of being satisfied at the Second Extended Outside Date, the Outside Date may be extended by either Parent or West by written notice to the other party to a date that is 30 days after the Second Extended Outside Date, which date will thereafter be deemed to be the Outside Date; and

(D)	in the event the marketing period has commenced but has not completed as of the then applicable Outside Date, such Outside Date may be extended (or further extended) by Parent in its sole discretion by providing written notice thereof to West at least one business day prior to such Outside Date until four business days after the then-scheduled expiration date of the marketing Period;

provided that this termination right will not be available to any party if the failure of the merger to be consummated by the Outside Date was primarily caused by (A) such party’s material breach of any provision of the merger agreement or (B) such party’s failure to comply in any material respect with its obligations thereunder;

•	any governmental entity issues any decision, order, directive, writ, injunction, judgment or decree permanently enjoining or otherwise permanently prohibiting the merger and such decision, order, directive, writ, injunction, judgment or decree has become final and nonappealable; provided, that this termination right will not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such decision, order, directive, writ, injunction, judgment or decree; provided, further, that this termination right will not be available to any party if such decision, order, directive, writ, injunction, judgment or decree was primarily caused by (i) such party’s material breach of any provision of the merger agreement or (ii) such party’s failure to comply in any material respect with its obligations under the merger agreement; or

•	upon a vote at a duly held meeting to obtain the West stockholder approval at the West stockholder meeting (including any postponement or adjournment thereof), the West stockholder approval is not obtained.

West Termination Rights

We may also terminate the merger agreement prior to the effective time if:

•	Parent breaches or fails to perform or comply with its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that West is not then in breach of any representation, warranty or covenant in the merger agreement that would give rise to the failure of a closing condition set forth therein);

•	prior to the adoption of the merger agreement at the stockholder meeting (or any postponement or adjournment of such meeting), (i) West has complied with its representations, warranties or covenants contained in “—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 87, and with respect to mailing this proxy statement and relating to the West stockholder meeting (other than any failure to comply that is de minimis), (ii) the Board authorizes West to enter into an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement, (iii) substantially concurrently with the termination of the merger agreement, West enters into an acquisition agreement providing for such superior proposal, and (iv) prior to or concurrently with such termination, West pays to Parent in immediately available funds a termination fee of $72 million (as further described below under the section entitled “—Termination Fees,” beginning on page 98); or

•	(i) all of the conditions to closing (other than those conditions that by their nature are to be satisfied at the closing of the merger and that would be satisfied if there were a closing) have been satisfied or waived, (ii) West has notified Parent in writing at least three business days prior to such termination that West is irrevocably ready, willing and able to consummate the closing of the merger, and (iii) Parent and Sub have failed to consummate the closing of the merger within three business days after the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement.

Parent Termination Rights

Parent may also terminate the merger agreement prior to the effective time if:

•	West breaches or fails to perform or comply with its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth therein and (ii) cannot be or has not been cured within 30 days after the giving of written notice to West of such breach (provided that Parent is not then in breach of any representation, warranty or covenant contained in the merger agreement that would give rise to the failure of a condition set forth therein); or

•	prior to the adoption of the merger agreement at the stockholder meeting (or any postponement or adjournment of such meeting), the Board or any committee of the Board makes a change of Company recommendation.

Effect of Termination

If the merger agreement is terminated by either West or Parent, the merger agreement will become void and there will be no liability or obligation on the part of Parent, Sub or West or their respective affiliates, officers, directors or other representatives, in either case, except for certain provisions with respect to confidentiality, payment of expenses associated with, and indemnification for liabilities incurred in connection with, Parent’s debt financing for the merger, expenses, termination fees and termination of the merger agreement will not relieve any party of any liabilities or damages resulting from fraud or West from its willful breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fees

We will be required to pay Parent a termination fee in the amount of $72 million (the “Company Termination Fee”) if:

•	(i) West has complied with its representations, warranties or covenants contained in “—Obligation of the Board of Directors with Respect to Its Recommendation” and with respect to mailing this proxy statement and relating to the West stockholder meeting (other than any failure to comply that is de minimis), (ii) the Board authorizes West to enter into an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement, (iii) West terminates the merger agreement and substantially concurrently with the termination of the merger agreement, West enters into an acquisition agreement providing for such superior proposal and (iv) prior to or concurrently with such termination, West pays to Parent in immediately available funds the Company Termination Fee;

•	the Board or any committee of the Board makes a change of Company recommendation and Parent terminates the merger agreement;

•	either party validly terminates the merger agreement at such time as Parent could have terminated the merger agreement as a result of the Board or any committee of the Board making a change of Company recommendation; or

•	(i) any person makes a competing proposal (substituting “50%” for each reference in the definition of “competing proposal” to “20%”) (which we refer to as a “qualifying transaction”) that was publicly disclosed or otherwise made publicly known to the West stockholders before the West stockholder meeting and not publicly withdrawn at least one business day prior to the date of the West stockholder meeting, and thereafter the merger agreement is validly terminated (A) as a result of the expiration of the Outside Date (if the West stockholder approval has not theretofore been obtained), (B) if, upon a vote at a duly held meeting to obtain the West stockholder approval at the West stockholder meeting (including any postponement or adjournment thereof), such West stockholder approval is not obtained, or (C) with respect to a termination because West has breached or failed to perform or comply with its covenants contained in the merger agreement and (ii) within 12 months of such termination West enters into a definitive agreement to consummate a qualifying transaction, and a qualifying transaction is subsequently consummated (which need not be the same qualifying transaction that was made, disclosed or publicly known prior to the termination of the merger agreement).

West will be entitled to receive the termination fee of $134 million from Parent if West terminates the merger agreement because (i) all of the conditions to closing (other than those conditions that by their nature are to be satisfied at the closing of the merger and that would be satisfied if there were a closing) have been satisfied or waived, (ii) West has notified Parent in writing at least three business days prior to such termination that West is irrevocably ready, willing and able to consummate the closing of the merger, and (iii) Parent and Sub have failed to consummate the closing of the merger within three business days after the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement.

Miscellaneous

Specific Performance

Subject to the terms and conditions set forth in the merger agreement, West, Sub and Parent are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

West’s right to specific performance in connection with enforcing Parent’s obligation to cause the equity financing to be funded and to consummate the merger is subject to the following requirements: (1) all of the conditions applicable to Parent, Sub and West’s obligations to close the merger and all of the conditions applicable to Parent and Sub’s obligations to close the merger (described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger,” beginning on page 95) have been satisfied or waived; (2) the debt financing has been fully funded or will be fully funded if the equity financing is funded at closing of the merger; (3) Parent fails to consummate the closing on the closing date (described in the section of this proxy statement entitled “—Closing; Effective Time of the Merger,” beginning on page 75); (4) West has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, it would cause the closing of the merger to occur (and West has not revoked, withdrawn, modified or conditioned such irrevocable confirmation); and (5) Parent and Sub fail to complete the closing within three business days after delivery of such confirmation.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by Parent, Sub and West at any time before or after receipt of the West stockholder approval. However, (a) after receipt of the West stockholder approval, there may be made no amendment that by law requires further approval by the stockholders of West without the further approval of such stockholders and (b) no amendment will be made to the merger agreement after the effective time of the merger. The merger agreement may not be amended, except by an instrument in writing signed by each of Parent, Sub and West. Except as required by law, no amendment of the merger agreement requires the approval of the stockholders of West.

At any time prior to the effective time of the merger, Parent and Sub, on the one hand, and West, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant thereto and (c) waive compliance by the other with any of the covenants or conditions contained in the merger agreement. However, (i) after receipt of the West stockholder approval, there will be made no waiver that by law requires further approval by the stockholders of West without the further approval of such stockholders and (ii) no waiver may be made under the merger agreement after the effective time of the merger. Except as required by law, no extension or waiver by West will require the approval of the stockholders of West. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound by the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

Waiver of Jury Trial

Each of the parties irrevocably waived any and all right to trial by jury in any claim, complaint, action or legal proceeding arising out of or relating to the merger agreement, the merger, the limited guarantee, the financing letters or the financing (including any such claim, complaint, action or legal proceeding involving or against any financing source).

Non-Recourse

Any claim, complaint, action or legal proceeding based upon, arising under, out or by reason of, or relating to, among other things, (1) the merger agreement or any of the other transaction documents or any other agreement referenced therein or the merger or any other transactions contemplated thereunder (including the financing); (2) the negotiation, execution or performance of the merger agreement or any of the other transaction documents or any other agreement referenced therein; (3) any breach or violation of the merger agreement or any of the other transaction documents or any other agreement referenced therein; or (4) any failure of the merger or any other transactions contemplated by the merger agreement or the other transaction documents to be consummated or any other agreement referenced therein (including the financing), in each case, may only be made against the persons that are parties to such agreement or other transaction document and in accordance with, and subject to the terms and conditions of, the merger or such other transaction document, as applicable.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of West common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of shares of West common stock immediately prior to the effective time of the merger who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of West common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of West common stock immediately prior to the effective time of the merger who (i) did not cast their vote in favor of the merger; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration.

Under Section 262 of the DGCL, West is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of any class or series of its stock who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of West common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex C to this proxy statement and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of West common stock, you must:

•	NOT vote your shares of West common stock in favor of the merger;

•	deliver to West a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder,” beginning on page 102;

•	continuously hold your shares of West common stock through the date the merger is completed; and

•	otherwise comply with the procedures set forth in Section 262.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, Attention: General Counsel. Such demand will be sufficient if it reasonably informs West of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the certificate(s) for the shares of West common stock owned by such holder. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of West common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation (which, in this case, will be West), or any holder of shares of West common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. West is under no obligation to, and has no present intention to, file a petition, and holders should not assume that West will file a petition or that it will initiate any negotiations with respect to the fair value of shares of West common stock. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any holder of shares of West common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares has not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares of West common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger or consolidation, the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court of Chancery must dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or the merger was approved pursuant to § 253 or § 267 of the DGCL.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, unless otherwise provided, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of the difference, if any, between the amount paid and the fair value of the shares as determined by the Court, and interest accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the

Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of West common stock as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although West believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Parent nor West anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Parent and West reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of West common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of West common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of West common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of West common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of West common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights for shares of West common stock in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of West common stock as of a date or time prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of West. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of West common stock will be entitled to receive the merger consideration. Inasmuch as West has no obligation to file such a petition and has no present intention to do so, any holder of shares of West common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to West a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that

(i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of West and (ii) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

If you wish to exercise your appraisal rights, you must not vote your shares of West common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of West stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by West stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

West common stock is traded on the Nasdaq under the symbol “WSTC.” As of the close of business on June 26, 2017, the latest practicable trading day before the filing of this proxy statement, there were 85,154,029 shares of West common stock outstanding and entitled to vote, held by approximately 305 holders of record of West common stock. The following table presents the high and low sale prices of West common stock for the period indicated in published financial sources and the dividend declared per share during such period:

Quarter	High	Low	Dividend
2014
First Quarter	$26.24	$21.43	$0.225
Second Quarter	27.72	23.00	0.225
Third Quarter	31.54	24.93	0.225
Fourth Quarter	34.12	26.82	0.225

2015
First Quarter	35.98	30.45	0.225
Second Quarter	33.91	30.00	0.225
Third Quarter	30.90	22.26	0.225
Fourth Quarter	26.52	19.64	0.225

2016
First Quarter	23.90	17.26	0.225
Second Quarter	23.42	18.55	0.225
Third Quarter	24.36	18.62	0.225
Fourth Quarter	25.85	19.64	0.225

2017
First Quarter	25.46	22.48	0.225
Second Quarter (through June 26, 2017)	28.57	23.08	—

The following table presents the closing per share sales price of West common stock, as reported on the Nasdaq on November 1, 2016, the last full trading day prior to West’s post-market close public announcement that it was exploring potential strategic alternatives, on May 9, 2017, the last full trading day before the public announcement of the merger, and on June 26, 2017, the latest practicable trading day before the filing of this proxy statement:

Date	Closing per Share Price
November 1, 2016	$20.01
May 9, 2017	$24.11
June 26, 2017	$23.26

You are encouraged to obtain current market prices of West common stock in connection with voting your shares. Following the merger, there will be no further market for West common stock, and West common stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

The merger agreement prohibits us declaring or paying any dividend or other distribution with respect to the capital stock of West, whether payable in cash, stock, property or a combination thereof. On May 9, 2017, we announced the payment of future dividends had been suspended.

STOCK OWNERSHIP

We have listed below, as of June 22, 2017 (except as otherwise indicated), the beneficial ownership of West common stock by (a) each person or group who we know beneficially owns more than 5% of our common stock, (b) each member of the Board, (c) each of our “named executive officers,” and (d) all members of the Board and our executive officers as a group. Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 22, 2017 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as noted by footnote, all stockholdings are as of June 22, 2017 and the percentage of beneficial ownership is based on 85,154,029 shares of common stock outstanding as of June 22, 2017.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percent of Common Shares
5% Stockholders
Thomas H. Lee Partners Funds(2)	18,176,113	21.3%
Gary L. West(3)	8,452,009	9.9%
Mary E. West(4)	8,340,935	9.8%
The Vanguard Group(5)	5,126,867	6.0%
Quadrangle Funds(6)	3,781,961	4.4%
Directors and Named Executive Officers
Lee Adrean	19,796	*
Thomas B. Barker(7)	2,163,876	2.5%
Ronald R. Beaumont(8)	121,775	*
Nancee R. Berger(9)	442,816	*
Donald M. Casey	8,559	*
Anthony J. DiNovi(10)	—	—
J. Scott Etzler(11)	177,581	*
Paul R. Garcia	28,384	*
Laura A. Grattan(10)	—	—
Jeanette A. Horan	8,570	*
Michael A. Huber	—	—
Jan D. Madsen	73,258	*
Diane E. Offereins	7,793	*
Gregory T. Sloma	24,984	*
All directors and executive officers as a group (14 persons)(12)	4,020,169	4.7%

*	Less than 1%
(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.
(2)

As reported on a Schedule 13G/A filed with the SEC in February 2016 on behalf of (i) Thomas H. Lee Advisors, LLC; (ii) Thomas H. Lee Equity Fund VI, L.P.; (iii) Thomas H. Lee Parallel Fund VI, L.P.; (iv) Thomas H. Lee Parallel (DT) Fund VI, L.P.; (v) THL Coinvestment Partners, L.P.; (vii) THL Equity Fund VI Investors (West), L.P.; (vii) THL Equity Fund VI Investors (West) HL, L.P.; (viii) Putnam Investment Holdings, LLC and (ix) Putnam Investments Employees’ Securities Company III LLC (collectively, the “Thomas H. Lee Partners Funds”). Includes 7,532,661 shares of common stock owned by Thomas H. Lee Equity Fund VI, L.P.; 5,100,718 shares of common stock owned by Thomas H. Lee Parallel Fund VI, L.P.;

890,993 shares of common stock owned by Thomas H. Lee Parallel (DT) Fund VI, L.P.; 13,820 shares of common stock owned by THL Coinvestment Partners, L.P.; 3,955,934 shares of common stock owned by THL Equity Fund VI Investors (West), L.P.; and 605,113 shares of common stock owned by THL Equity Fund VI Investors (West) HL, L.P. (collectively, the “THL Funds”); 38,444 shares of common stock owned by Putnam Investment Holdings, LLC; and 38,430 shares of common stock owned by Putnam Investments Employees’ Securities Company III LLC (collectively, the “Putnam Funds”). The general partner of the THL Funds, other than THL Coinvestment Partners, L.P., is THL Equity Advisors VI, LLC, whose managing member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC, whose managing member is THL Holdco, LLC. The general partner of THL Coinvestment Partners, L.P. is Thomas H. Lee Partners, L.P. The Putnam Funds are co-investment entities of the THL Funds and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held or controlled by the THL Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”). Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon are the members of the THL Committee, and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of them disclaims beneficial ownership of such securities. Each of Mr. DiNovi and Ms. Grattan is a managing director of THL. Each of them disclaim beneficial ownership of the securities held or controlled by the THL Funds. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110. Putnam Investments, LLC is the managing member of Putnam Investment Holdings, LLC (which we refer to as “Holdings”), which is in turn is the managing member of Putnam Investments Employees’ Securities Company III LLC (which we refer to as “ESC III”). Holdings disclaims any beneficial ownership of any shares held by ESC III. Putnam Investments LLC disclaims beneficial ownership of any shares held by the Putnam Funds. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, MA 02109.
(3)	As reported on a Schedule 13D filed with the SEC in May 2017 on behalf of Gary L. West and Mary E. West. Gary L. West has sole voting power with respect to 8,342,535 shares of common stock; shared voting power with respect to 109,474 shares of common stock; sole dispositive power with respect to 8,342,535 shares of common stock and shared dispositive power with respect to 109,474 shares of common stock. Includes 109,474 shares of common stock owned by West Investment Holdings, LLC; 2,465,432 shares of common stock owned by Gary West CRT1 LLC; 2,080,676 shares of common stock owned by Gary West CRT2 LLC; 1,689,077 shares of common stock owned by Gary West CRT3 LLC; 1,162,681 shares of common stock owned by Gary West CRT4 LLC; 833,594 shares of common stock owned by Gary West CRT5 LLC and 17,325 shares of common stock owned in a rollover individual rollover account, the Gary West IRA. 93,750 shares of common stock are owned by the Gary and Mary West Health Institute (the “Institute”), a non-profit organization, which has appointed Mr. West as sole representative and proxy with respect to its shares. Mr. West disclaims any beneficial ownership of any shares held by the Institute. The address for the Institute is 10350 N. Torrey Pines Rd., La Jolla, CA 92037. The address for each of Gary West CRT1 LLC, Gary West CRT2 LLC, Gary West CRT3 LLC, Gary West CRT4 LLC, Gary West CRT5 LLC and West Investment Holdings, LLC is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, NE 68154.
(4)	As reported on a Schedule 13D filed with the SEC in May 2017 on behalf of Gary L. West and Mary E. West. Mary E. West has sole voting power with respect to 8,231,461 shares of common stock; shared voting power with respect to 109,474 shares of common stock; sole dispositive power with respect to 8,231,461 shares of common stock and shared dispositive power with respect to 109,474 shares of common stock. Includes 109,474 shares of common stock owned by West Investment Holdings, LLC; 2,465,434 shares of common stock owned by Mary West CRT1 LLC; 2,080,675 shares of common stock owned by Mary West CRT2 LLC; 1,689,076 shares of common stock owned by Mary West CRT3 LLC; 1,162,681 shares of common stock owned by Mary West CRT4 LLC; and 833,595 shares of common stock owned by Mary West CRT5 LLC. The address for each of Mary West CRT1 LLC, Mary West CRT2 LLC, Mary West CRT3 LLC, Mary West CRT4 LLC, Mary West CRT5 LLC and West Investment Holdings, LLC is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, NE 68154.

(5)	As reported on a Schedule 13G filed with the SEC in February 2017 on behalf of The Vanguard Group—23-1945930 (the “Vanguard Group”). The Vanguard Group has sole voting power with respect to 57,817 shares of common stock; shared voting power with respect to 5,991 shares of common stock; sole dispositive power with respect to 5,065,657 shares of common stock and shared dispositive power with respect to 61,210 shares of common stock. The Vanguard Group, with principal offices at 100 Vanguard Blvd. Malvern, Pennsylvania, 19355, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(6)	Includes 3,309,900 shares of common stock owned by Quadrangle Capital Partners II LP; 88,797 shares of common stock owned by Quadrangle Select Partners II LP; and 383,264 shares of common stock owned by Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Funds”). The Quadrangle Funds’ general partner is Quadrangle GP Investors II LP, whose general partner is Quadrangle GP Investors II LLC. Each of QCP GP Investors II LLC and Quadrangle GP Investors II LP may be deemed to be the beneficial owner of the Shares held by the Quadrangle Funds. Each of the Quadrangle Funds has an address c/o Quadrangle Group LLC, 1271 Avenue of the Americas, Suite 43A, New York, NY 10020. The managing member of QCP GP Investors II LLC is Quadrangle Holdings LLC, a Delaware limited liability company, and the coordinating managing member of Quadrangle Holdings LLC is Michael Huber. Voting or investment control over securities that the Quadrangle Funds own are acted upon by the investment committee of QCP GP Investors II LLC as general partner of Quadrangle GP Investors II LP, the general partner of the Quadrangle Funds. Each of the two members of the investment committee of QCP GP Investors II LLC, Brian Bytof and Michael A. Huber, disclaims ownership of such securities held or controlled by the Quadrangle Funds, QCP GP Investors II LLC and Quadrangle GP Investors II LP. The information presented in this table is based solely on a review of the Schedule 13Gs filed by the Quadrangle Funds in January 2017.
(7)	Includes 770,624 shares subject to options.
(8)	Includes 51,249 shares subject to options.
(9)	Includes 125,000 shares subject to options and 152,898 shares held by family trusts.
(10)	Each of Mr. DiNovi and Ms. Grattan is a managing director of THL. Each of them disclaim beneficial ownership of the securities held or controlled by the THL Funds. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110.
(11)	Includes 86,875 shares subject to options.
(12)	Includes 1,327,498 shares subject to options.

The table above does not include 1,527,919 shares notionally granted under our Nonqualified Deferred Compensation Plan at June 22, 2017. These notional shares have not been issued, do not carry voting rights and cannot be sold until the end of the deferral periods unless there is an early distribution event.

THE VOTING AGREEMENTS

The summary of the material provisions of the voting agreements set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the voting agreements, copies of which are attached to this proxy statement as Annex D and which are incorporated by reference in this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreements and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read the voting agreements carefully in their entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger.

In connection with the execution of the merger agreement, Parent and Sub entered into voting agreements with certain affiliates of THL, certain affiliates of Quadrangle, Gary L. West and Mary E. West (which we refer to, collectively, as the “covered stockholders” and each a “covered stockholder”), who in the aggregate beneficially owned approximately 46% of West’s outstanding common stock as of the close of business on the record date.

Voting Provisions

Under the voting agreements, the covered stockholders agreed during the term of the voting agreement to (A) vote (or cause to be voted) all of their shares of West common stock as of the applicable record date so that all of such shares are duly counted for purposes of determining whether a quorum is present at the special meeting and (B) vote (or cause to be voted) all of their shares of West common stock as of the applicable record date (1) for the approval and adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger; (2) in favor of any proposal to adjourn or postpone the special meeting to a later date if there is not a sufficient number of votes to adopt the merger agreement; and (3) against (a) any action or proposal in favor of a competing proposal (without regard to the terms of such competing proposal) and (b) any action, proposal, transaction or agreement that would prevent or materially delay or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including the merger.

Restrictions on Transfer

Pursuant to the voting agreements, the covered stockholders agreed that, during the term of the agreement, they will not (1) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding providing for any of the foregoing with respect to any of their shares of West common stock (which we refer to as a “transfer”); (2) deposit any of their shares of West common stock into a voting trust or enter into a voting agreement or grant any proxy or power of attorney with respect thereto that is inconsistent with the voting agreement; or (3) commit or agree to take any of the actions prohibited by the foregoing clause (1) or (2), in each case, other than any transfer to any person who agrees in writing to be bound by the applicable terms of the voting agreement, any transfer with Parent’s prior written consent and any transfer after the receipt of the West stockholder approval.

Non-Solicitation

Pursuant to the voting agreements, the covered stockholders agreed, and agreed to cause each of their controlled affiliates not to, during the term of the voting agreement (1) initiate, solicit or knowingly encourage or facilitate any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any competing proposal, (2) furnish any non-public information regarding West or any of its subsidiaries to any third person in connection with or in response to a competing proposal, (3) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with any third person with respect to, any competing proposal, (4) approve or recommend, or propose to approve or recommend, a competing proposal, (5) enter into any contract with any person that prohibits West from complying with its non-solicitation obligations under the merger agreement (without giving effect to any amendment or modification of such provision after the date of the voting agreements) or (6) agree to do any of the foregoing; provided, that each covered stockholder or affiliate thereof may participate in discussions or negotiations with any person regarding a competing proposal if West is permitted to engage in discussions or negotiations with such person regarding such competing proposal pursuant to the merger agreement (without giving effect to any amendment or modification of such provision after the date of the voting agreements).

Termination

The voting agreements terminate upon the earliest of: (i) the mutual written agreement of the parties thereto; (ii) the consummation of the merger; (iii) the entry without the prior written consent of the covered stockholders into any amendment, modification or waiver of any provision of the merger agreement (A) that reduces the amount, or modifies the form, of the merger consideration payable to any of the West stockholders (other than adjustments in accordance with the terms of the merger agreement), (B) that amends or modifies any of the closing conditions in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including the merger, or (C) that is in any way material and adverse, or adverse from a financial standpoint, to any of the covered stockholders; (iv) the termination of the merger agreement pursuant to and in compliance with the terms therein; (v) the Board making a change of Company recommendation (as such term is defined under the section entitled “The Agreement and Plan of Merger—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 87) in accordance with the terms of the merger agreement in response to a competing proposal; and (vi) the Board making a change of Company recommendation in accordance with the terms of the merger agreement in response to an intervening event.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

It is expected that West will not hold its 2018 annual meeting of stockholders unless the merger is not completed. If the merger is not completed, West’s stockholders will continue to be entitled to attend and participate in West stockholder meetings.

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2018 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary at West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 no later than December 8, 2017, unless the date of our 2018 annual meeting is more than 30 days before or after May 16, 2018, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2018 annual meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement for our 2018 annual meeting, timely notice of any stockholder proposal must be received by us in accordance with our Third Amended and Restated Bylaws no earlier than January 16, 2018 nor later than February 15, 2018, unless the date of our 2018 annual meeting is more than 30 days before or 60 days after May 16, 2018, in which case notice by the stockholder to be timely must be received no earlier than 120 days prior to the date of the 2018 annual meeting nor later than the later of (i) 90 days prior to the 2018 annual meeting and (ii) 10 days after the earlier of (A) the day on which notice of the date of the 2018 annual meeting was mailed or (B) the day on which public disclosure of the date of the 2018 annual meeting was made. Such notice must contain the information required by our Third Amended and Restated Bylaws.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of West common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of Internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write to West Corporation, Attn. Investor Relations, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 or request materials from our website at www.west.com.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that West cease these duplicate mailings. To request the elimination of duplicate copies, please write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	West’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 16, 2017;

•	West’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 10, 2017;

•	West’s Definitive Proxy Statement for our 2017 annual meeting of stockholders, filed on April 6, 2017; and

•	West’s Current Reports on Form 8-K filed on March 15, 2017, March 31, 2017, May 11, 2017 and May 19, 2017.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, Attention: Corporate Secretary or by calling (402) 963-1500.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 27, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MOUNT OLYMPUS HOLDINGS, INC.,

OLYMPUS MERGER SUB, INC.

and

WEST CORPORATION

Dated as of May 9, 2017

ARTICLE I

THE MERGER

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2017 (this “Agreement”), by and among Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and West Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of each of the Company (the “Company Board”) and Sub has (a) determined that this Agreement and the Merger are in the best interests of such corporation and its stockholders, (b) approved this Agreement and the Transactions and declared advisable this Agreement and the consummation by such corporation of the Merger and the other Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that its stockholders adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (a) Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and AOP VIII (AIV), L.P. (collectively, the “Guarantors”) are entering into a guarantee pursuant to which the Guarantors are guaranteeing the performance and payment of certain of Parent’s and Sub’s obligations under this Agreement, subject to the terms and conditions set forth therein (the “Guarantee”) and (b) Parent has delivered the Financing Commitments to the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Sub to enter into this Agreement, certain stockholders of the Company are entering into voting and support agreements (the “Voting Agreements”) with Parent to, among other things, provide for the voting of Shares in favor of the Transactions, on the terms and subject to the conditions set forth in the applicable Voting Agreements; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation by virtue of the Merger and without further act or deed by the parties.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at another place agreed to in writing by the parties, at 9:00 a.m. New York time on the second (2nd) Business Day following the date on which each of the conditions set forth in Article VI is satisfied, or to the extent permitted by applicable Law, waived by the party entitled to waive such condition (except in any such case for any such conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or, to the extent permitted by applicable Law, waiver by the party entitled to waive such conditions). Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted by applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VI, then the Closing will occur on the earlier of (i) any Business Day during the Marketing Period specified by Parent to the Company on no less than two (2) Business Days’ prior written notice to the Company and (ii) the third (3rd) Business Day following the final day of the Marketing Period (subject, in the case of each of (i) and (ii), to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VI at such time (except in any such case for any such conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or, or to the extent permitted by applicable Law, waiver by the party entitled to waive such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.03 Effective Time. Concurrently with the Closing, Parent and the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, and (ii) the Company By-laws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the by-laws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(c) Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each share (each, a “Share” and collectively, the “Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall automatically be converted into the right to receive $23.50 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any wholly-owned Company Subsidiary and all Shares owned of record by Parent or any of its wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment. If, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be construed to permit the Company or the Company Subsidiaries to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A., or another U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Section 2.02, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent by wire transfer of immediately available funds, an amount in cash sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, if and as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Section 2.02; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Section 2.02, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Section 2.02. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b) Procedures for Surrender.

(i) Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the third (3rd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e) to the Paying Agent) and shall otherwise be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that was not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, provided that it shall be a condition precedent of payment that (x) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the person requesting such payment shall have paid any and all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03 Treatment of Company Options, Stock Units, Restricted Stock and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under a Company Stock Plan (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (x) any such Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (y) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall only entitle the holder thereof to the payment provided for in this Section 2.03(a).

(b) Treatment of Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of restricted stock units or deferred stock units (other than notional Shares credited under the Deferred Compensation Plan) (“Stock Units”) with respect to Shares (each, a “Stock Unit Award”) granted pursuant to a Company Stock Plan shall be converted into a right to receive a payment in cash of an amount equal to the sum of (i) the product of (A) the Merger Consideration multiplied by (B) the number of Stock Units subject to such Stock Unit Award, without interest (such amounts payable hereunder, the “Stock Unit Payments”) and (ii) the dividend equivalents accrued on such Stock Unit Award prior to the Closing Date, which shall be funded, and become vested and payable, in accordance with the terms and conditions of the applicable award agreement relating to such Stock Unit Award. In the case of a Stock Unit Award that is subject to performance-based vesting conditions, the number of Shares subject to such Stock Unit Award that are earned based on performance shall be determined as of the Closing Date in accordance with the terms of the applicable award agreement, as such agreement may be amended as permitted under Section 5.01.

(c) Treatment of Restricted Stock. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Sub, the Company or any holder of an outstanding award of restricted stock (“Restricted Stock”) granted pursuant to a Company Stock Plan (a “Restricted Stock Award”), as of the Effective Time each holder of Restricted Stock shall be entitled to receive an amount equal to the sum of (i) the Merger Consideration in accordance with Sections 2.01 and 2.02 multiplied by the number of Shares subject to such Restricted Stock Award (less any required Tax withholdings as provided in Section 2.05) and (ii) the dividend equivalents accrued on such Restricted Stock Award prior to the Closing Date, which Merger Consideration shall be funded, and become vested and payable, in accordance with the terms and conditions of the applicable award agreement relating to such Restricted Stock Award. In the case of a Restricted Stock Award that is subject to performance-based vesting conditions, the number of Shares subject to such Restricted Stock Award that are deemed to have been earned shall be equal to the maximum number of shares subject to such award, in accordance with the terms of the applicable award agreement.

(d) Treatment of Stock Purchase Plan. The Company shall, prior to the Closing Date, take all actions necessary to terminate the Company Stock Purchase Plan and all outstanding rights thereunder as of immediately prior to the Effective Time; provided that from and after the date hereof, the Company shall take all actions necessary to (i) ensure that the current offering period shall end on June 30, 2017 and the Company Stock Purchase Plan shall thereafter be suspended, such that no new offering period shall commence after the date hereof, (ii) ensure that no new participants be permitted to participate in the Company Stock Purchase Plan and that the existing participants thereunder may not increase their elections with respect to the offering period in effect on the date hereof (the “Final Payment Period”) and (iii) provide notice to participants describing the treatment of the Company Stock Purchase Plan pursuant to this Section 2.03(d).

(e) Deferred Compensation Plan. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Sub, the Company or any participant in the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), any participant accounts (or portions thereof) which are notionally invested in Shares immediately prior to the Effective Time (“Notional Shares”) shall be notionally reinvested in one or more other “Measurement Funds” (as defined in Deferred Compensation Plan) as determined by the Company prior to the Effective Time until such accounts are distributed to the participants in the Deferred Compensation Plan.

(f) Termination of Share Rights under Company Stock Plans. As of the Effective Time, no further Company Options, Stock Units, Restricted Stock, Notional Shares or other rights with respect to Shares shall be granted thereunder.

(g) Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03(a), (b) and (c), as applicable, and Parent shall cause the Surviving Corporation to make the payments required under this Section 2.03 through the Company’s payroll agent as promptly as practicable after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), or at such later time as provided under the terms of the Stock Unit Awards referenced in Section 2.03(b) or the terms of the Restricted Stock Awards referenced in Section 2.03(c), as applicable, subject in all cases to Section 2.05 and the applicable terms of the Company Stock Plans.

Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under

Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (“Dissenting Shares”) shall, at the Effective Time, not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall rather become cancelled and cease to have any rights with respect thereto, other than the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed not to be Dissenting Shares and shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05. The Company shall give Parent prompt notice of any written demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL and the opportunity to participate in negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Shares. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05 Withholding Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are deducted and withheld in accordance with this Section 2.05 by or on behalf of Parent, Sub, the Surviving Corporation or the Paying Agent, as applicable, such deducted and withheld amounts (a) shall be remitted by Parent, Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.06 Further Actions. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Sub, the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings, or (b) as disclosed in the corresponding section of the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (in the case of good standing, to the extent such jurisdiction recognizes such concept) except, with respect to the Company Subsidiaries, where such failure, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), and (ii) the Third Amended and Restated Bylaws of the Company (the “Company By-laws”), in each case as amended through the date hereof. Each of the Company Charter and the Company By-laws is in full force and effect, and the Company is in material compliance with the provisions thereof.

(c) Section 3.01(c) of the Company Disclosure Letter sets forth for each Company Subsidiary (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the holders of its equity ownership interests. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any equity interest in any person other than the Company Subsidiaries. The Company has delivered or made available to Parent accurate and complete in all material respects copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Company Subsidiaries, including all amendments thereto, as in effect on the date hereof.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 475,000,000 Shares and 25,000,000 shares of the Company’s preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on May 4, 2017 (the “Specified Date”), (i) 85,154,906 Shares were issued and outstanding (of which 1,590,627 Shares constitute Restricted Stock), all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 3,091,811 Shares were held in treasury. No Company Subsidiary owns any Shares or has any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue any Shares or other equity interest (or to pay any amount based on the value of Shares or such other equity interest) in the Company to such Company Subsidiary.

(b) As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for 11,327,947 Shares reserved for issuance pursuant to the Company Stock Plans (including 2,093,532 Shares for outstanding Company Options, 682,748 Shares for outstanding Stock Units, 1,530,610 Shares for outstanding Notional Shares, and 880,197 Shares reserved for issuance pursuant to the Company Stock Purchase Plan) (calculated, with respect to outstanding Stock Unit Awards that are subject to performance-based vesting conditions, assuming that the performance goals have been satisfied at 100% of the target level of performance). All Shares subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. All Company Options were granted with a per share exercise price at least equal to the fair market value of the underlying Shares on the date of grant, as determined under Section 409A of the Code.

(c) As of the date of this Agreement, except for the Company Options, Stock Units and Notional Shares, there are no outstanding or existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which the Company or any of the Company Subsidiaries is a party, or by which it is bound, obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or

securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (ii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any of the Company Subsidiaries, or (iii) voting trusts or similar agreements or other Contracts to which the Company or any Company Subsidiary is a party, or by which it is bound, with respect to the voting or registration of securities of the Company or any Company Subsidiary. The Shares constitute the only outstanding class of securities of the Company or the Company Subsidiaries registered under, or required to be registered under, the Securities Act.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

(e) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.06(b)) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that the Transactions are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the Transactions, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption at the Company Stockholder Meeting, and (iv) resolved to recommend adoption by the stockholders of the Company of this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties contained in Section 4.06(b), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will (with or without notice or lapse of time, or both), directly or indirectly: (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or

Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), as contemplated by Section 2.03 or for (A) any such consents and approvals the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of the NASDAQ, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws, (vi) such consents, approvals, authorizations, permits, actions, waivers, no action statements, filings, and/or notifications that are required to be made with or obtained from the FCC under the Communications Act of 1934 (the “Communications Act”) and rules, regulations and written policies of the FCC and are set forth on Section 3.04(b)(1) of the Company Disclosure Letter (collectively, the “FCC Approvals”); (vii) such consents, approvals, authorizations, permits, actions, waivers, no action statements, filings, and/or notifications that are required to be made with or obtained from State PSC and are set forth on Section 3.04(b)(2) of the Company Disclosure Letter (collectively, the “State PSC Approvals”); and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected have a Company Material Adverse Effect.

Section 3.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, and are not subject to any conditions except for those conditions appearing on the face of the Company Permits and conditions applicable to holders of substantially similar Permits generally, except where the failure to possess, or the failure to be in full force and effect of, or the imposition of such conditions on, any Company Permits, individually or in the aggregate, would not reasonably be expected have a Company Material Adverse Effect. To the Company’s knowledge and except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, (i) there exist no facts or circumstances that make it likely that any Company Permit will not be renewed or extended in the ordinary course of business consistent with past practice on commercially reasonable terms, (ii) no Governmental Entity has commenced, or given written notice to the Company or any Company Subsidiary that it intends to commence, a proceeding to revoke, or suspend, rescind, modify or not renew, or to impose any materially adverse condition on, any Company Permit, (iii) all reports and filings required to be filed with the relevant Governmental Entity by the Company or any Company Subsidiary with respect to any Company Permit have been timely filed and are accurate and complete, (iv) all regulatory fees, contributions or surcharges required to be paid by the Company and the Company Subsidiaries with respect to any Company permit have been timely paid, and (v) the Company and each Company Subsidiary are, and since January 1, 2015 have been, in compliance with the terms of all Company Permits. The Company has no applications pending before the FCC or a State PSC relating to Company Permits or seeking the issuance of additional Company Permits. The Company is qualified under Law to transfer control of the Company Permits to Parent, and to the knowledge of Company, there is no fact or circumstance relating to the Company Permits or the Company or its Subsidiaries that would cause the FCC to deny the grant of the FCC Approvals or a State PSC to deny grant of a State PSC Approval.

(b) Since January 1, 2015 (and with respect to Antitrust Laws, since May 1, 2012), the Company and each of the Company Subsidiaries have been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities, except for such non-compliance that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect. There is no outstanding notice of material liability, material forfeiture order or any other material sanction against the Company or any Company Subsidiary issued by the FCC or any State PSC. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary in writing an intention to conduct any such investigation, except for such investigations the outcomes of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) This Section 3.05 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.06; employee benefit matters, which are the subject of Section 3.12; Tax matters, which are the subject of Section 3.14; environmental matters, which are the subject of Section 3.16; or intellectual property matters, which are the subject of Section 3.17.

Section 3.06 Company SEC Documents; Financial Statements.

(a) Since January 1, 2015, the Company has filed with or furnished to (as applicable) the SEC on a timely basis all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if supplemented, modified or amended since the time of filing and prior to the date of this Agreement, as of the date of the most recent supplement, modification or amendment), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. Since January 1, 2015, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NASDAQ.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial

Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis in all material respects during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect).

(c) As of the date hereof, other than as set forth in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

Section 3.07 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion or incorporation by reference therein.

Section 3.08 Internal Controls and Disclosure Controls.

(a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries for external purposes in accordance with GAAP. To the Company’s knowledge, since January 1, 2015 neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(b) The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

Section 3.09 Absence of Certain Changes.

(a) Except as otherwise expressly contemplated by this Agreement, from December 31, 2016 through the date of this Agreement, (i) the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) the Company and the Company Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would (without Parent’s consent) have constituted a breach of any of the covenants set forth in Section 5.01(a)-(s), other than Section 5.01(b), (j), (m) and (q).

(b) From December 31, 2016, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2016 or in the notes thereto, (b) incurred in the ordinary course of business since December 31, 2016, (c) in respect of transaction fees and expenses incurred pursuant to the transactions contemplated by this Agreement, (d) that have been discharged or paid in full prior to the date of this Agreement or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Litigation. There is no suit, claim, action, demand, inquiry, audit, notice of violation, litigation, citation, summons, subpoena, investigation, proceeding or arbitration (collectively, “Proceeding”) to which the Company or any Company Subsidiary, is a party pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each vacation, deferred compensation, incentive compensation, retention, severance, fringe benefits, tax gross-up and each other material compensation or benefit plan, policy, program or arrangement, in each case, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary, other than any plan, policy, program or arrangement which is required to be maintained by applicable Law, or with respect to which the Company or any Company Subsidiary has any liability (each of the foregoing, whether or not material, a “Company Benefit Plan”). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, and, to the knowledge of the Company, there are no circumstances that would result in the revocation of such letter. The Company has either delivered or made available to Parent prior to the execution of this Agreement, with respect to each material Company Benefit Plan, accurate and complete copies (as applicable) of: (i) the plan document; (ii) any related trust or other funding documents; and (iii) the most recent annual actuarial valuation, if any.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”) as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan.

(c) Section 3.12(c) of the Company Disclosure Letter lists each material Company Benefit Plan that as of the date hereof provides health benefits after retirement or other termination of employment, other than (i) as required by Law or (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee).

(d) At no time during the six (6)-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or any multiemployer pension plan (as defined in Section 3(37) of ERISA).

(e) The consummation of the transactions contemplated under this Agreement (including in combination with other events or circumstances) will not (i) entitle any current or former director, employee or independent contractor to any cash or equity payment or other benefit, or acceleration, vesting or increase in the amount of any cash or equity payment or other benefit, or require the funding of compensation or benefits due to any such individual or (ii) result in any payment or benefit that would reasonably be expected to constitute an “excess parachute payment” under Section 280G of the Code. None of the Company or any Company Subsidiary has any obligation to compensate any individual for Taxes incurred pursuant to Sections 409A or 4999 of the Code.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

Section 3.13 Labor Matters.

(a) As of the date of this Agreement, there is no labor strike or lockout, labor dispute, union organizing activity or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary.

(b) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union (collectively, “Union Contracts”).

Section 3.14 Tax Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, (ii) all such Tax Returns are true, correct and complete in all respects, (iii) the Company and each Company Subsidiary has paid all Taxes required to be paid by any of them, whether or not shown as due on any Tax Return and (iv) all Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending (or, to the knowledge of the Company, threatened in writing) Proceeding, audit, examination or investigation with respect to Taxes for which the Company or any Company Subsidiary may be liable, (ii) no deficiency with respect to any amount of Tax has been assessed, or, to the knowledge of the Company, proposed or asserted, in each case, in writing against the Company or any Company Subsidiary, except for deficiencies that have been fully satisfied, finally settled or otherwise adequately reserved in the Company Financial Statements filed as of the date hereof in accordance with GAAP, (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any amount of Tax or agreed to any extension of time with respect to any Tax assessment or deficiency and (iv) no ruling, technical advice memorandum, or agreement has been entered into or issued by any Governmental Entity to, or with respect to, the Company or any Company Subsidiary in respect of any amount of Tax.

(c) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code, in each case in the two (2) years prior to the date of this Agreement.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, other than Permitted Liens, there are no Liens or other encumbrances with respect to any Taxes on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary (i) has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law), (ii) will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made on or prior to the Closing Date or (B) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business or (iii) has any material liability for the Taxes of another person (other than the Company or any Company Subsidiary) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) by reason of being or having been a member of an affiliated, consolidated, combined, unitary or similar group or (C) as a transferee or successor. There are no Tax sharing, allocation or indemnification agreements with respect to or involving the Company or any Company Subsidiary (other than (x) any such agreements solely between the Company and any Company Subsidiaries, (y) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (z) any such agreements or arrangements that are not material).

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 3.02(b), Section 3.06, Section 3.12 and in this Section 3.14 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Taxes.

Section 3.15 Properties. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has (a) good fee simple title to all real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”) and (b) a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (the “Leased Real Property”), in each case free and clear of all Liens except for Permitted Liens. Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of the street address of each parcel of Owned Real Property. Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of each Company Lease which requires annual rental payments in an amount in excess of $500,000. As of the date hereof, the Company has delivered to or made available to Parent a true and complete copy of each material Company Lease. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Lease is in full force and effect and is a valid and binding obligation of the Company or the Company Subsidiaries, as the case may be, except as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) neither the Company nor any of the Company Subsidiaries is, nor, to the Company’s knowledge, is any other party (in each case, with or without notice or lapse of time, or both) in breach or default under any Company Lease and (iii) there is no pending or, to the Company’s knowledge, threatened appropriation, condemnation, eminent domain or similar Proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or, to the Company’s knowledge, the Leased Real Property.

Section 3.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is, and has been since January 1, 2015, in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and since January 1, 2015, none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim, in each case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law;

(b) Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice of, and to the knowledge of the Company, there has been no spill or other release of any Hazardous Substances at, on or under any of the Owned Real Property or Leased Real Property that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary; and

(c) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of occupational safety and health in respect of exposure to Hazardous Substances.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter lists all Patents, Trademarks, registered Copyrights, and Internet domain name registrations owned by the Company or the Company Subsidiaries (the “Company Registered Intellectual Property”).

(b) “Material Company IP Agreements” means Company IP Agreements, other than non-disclosure agreements, employee and independent contractor agreements and nonexclusive license agreements for “off-the-shelf” software, or software licensed pursuant to “click through” or similar stock agreements, in each case that is generally commercially available for a license fee of less than $500,000 per year, pursuant to which: (i) the Company or a Company Subsidiary is granted any license to any Intellectual Property of any third person that is material to the conduct of the business of the Company or such Company Subsidiary, as currently conducted and which involved payments by the Company or a Company Subsidiary in excess of $1,500,000 for the twelve months ended December 31, 2016, or (ii) the Company or a Company Subsidiary grants any third person any license in or to any Company Intellectual Property owned or exclusively licensed by the Company or a Company Subsidiary, other than non-exclusive licenses granted in the ordinary course of business which do not impair the conduct of the business of the Company or such Company Subsidiary, as currently conducted. To the Company’s knowledge, neither the Company nor any Company Subsidiary is in material breach of or has provided or received any notice of material breach of any Material Company IP Agreement. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s knowledge, the Company and the Company Subsidiaries own or have the right to use in the manner currently used all of the Company Intellectual Property, and (ii) neither the Company nor any of the Company Subsidiaries has received, since January 1, 2016, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Registered Intellectual Property that has not been settled or otherwise fully resolved. Section 3.17(b) of the Company Disclosure Letter lists all Material Company IP Agreements involving payments by the Company or a Company Subsidiary in excess of $3,000,000 for the twelve months ended December 31, 2016 or that are otherwise material to the Company and its Subsidiaries, taken as a whole, and the Company has provided Parent true and complete copies of all such Material Company IP Agreements, including all material modifications, amendments and supplements thereto and waivers thereunder. Each Material Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect.

(c) All Company Intellectual Property material to the Company and the Company Subsidiaries, taken as a whole, has been duly maintained by the Company and the Company Subsidiaries, except for any such failure that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and preserve all material Trade Secrets included in the Company Intellectual Property owned by or exclusively licensed to the Company.

(e) To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate any Intellectual Property rights of any other person, except for any such infringement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received, since January 1, 2015, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, since January 1, 2015, no person is infringing or misappropriating the Company Intellectual Property that is owned by the Company, except for any such infringement or misappropriation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f) To the knowledge of the Company, each Company or Company Subsidiary employee or consultant involved in the creation or development of any material Company Intellectual Property (owned by the Company or any Company Subsidiary) on behalf of the Company or any Company Subsidiary has executed a written agreement to assign all such Intellectual Property resulting therefrom, to the Company or a Company Subsidiary, except for any failures to execute such a written agreement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(g) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Intellectual Property matters.

Section 3.18 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. True and complete copies of all such Contracts have been filed or made available to Parent.

(b) Other than the Contracts described in Section 3.18(a), Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly-owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries), as of the date of this Agreement, that:

(i) relates to (x) the formation, creation, operation, management or control of a partnership, joint venture or similar arrangement (where such partnership, joint venture or similar arrangement involves the formation of, or operation through, a legal entity that is not a wholly-owned Company Subsidiary) or (y) the ownership of any equity interest in any entity or business other than the Company Subsidiaries, in each case that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) contains any provision that limits or restricts (or purports to limit or restrict) the ability of the Company or any of the Company Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, in each case other than the certificate of incorporation, bylaws or other charter or organizational or governing documents of the Company or any Company Subsidiary;

(iii) relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $25,000,000 (except for such Indebtedness between the Company and any of the wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries, guarantees by the Company of Indebtedness of any of the wholly-owned Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other wholly-owned Company Subsidiary);

(iv) relates to derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute Indebtedness, with a net present value as of March 31, 2017 greater than $2,000,000;

(v) grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any ownership interest of the Company or the Company Subsidiaries or any material business or assets of the Company and the Company Subsidiaries, taken as a whole;

(vi) (A) would materially restrict or affect the ability of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time to compete in any line of business or (B) contains “most favored nation,” exclusivity or similar covenants that, in each case, are material to or would materially restrict or affect the future business activity of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time;

(vii) obligates the Company or any Company Subsidiary to make any (or any series of related) capital commitment or capital expenditure in excess of $5,000,000 individually after the date hereof through December 31, 2017 or $5,000,000 individually thereafter;

(viii) (A) relates to any completed acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities) and contains representations, covenants, “earn-out” obligations, indemnities or other obligations that remain in effect and that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) relates to any pending acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities), in each case where the consideration is in excess of $1,000,000, or (C) gives any person the right to acquire any material equity interests, stock, assets or businesses of the Company or the Company Subsidiaries after the date hereof;

(ix) is a Contract that is between the Company or any of the Company Subsidiaries, on the one hand, and any director or officer of the Company or the Company Subsidiaries or any person beneficially owning 5% or more of the outstanding Shares, on the other hand (except for any Company Benefit Plan);

(x) is a Union Contract;

(xi) is a Contract with any Significant Customer for the sale of goods or services by the Company or any Company Subsidiary or is a Contract with any Significant Supplier for the purchase of services, materials, supplies or equipment by the Company or any Company Subsidiary (other than any non-material purchase or sale order, including any such purchase or sale order based on quoted or pre-established pricing or that is processed in the ordinary course of business through an electronic transaction, or other immaterial Contract);

(xii) is a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of the Company Subsidiaries is subject involving future performance by the Company or any of the Company Subsidiaries which is material to the Company and the Company Subsidiaries, taken as a whole; or

(xiii) is a mortgage, pledge, security agreement, deed of trust or other Contract in respect of any indebtedness for borrowed money granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary.

Each Contract described in Section 3.18(a) or Section 3.18(b) (whether or not listed on Section 3.18(a) or Section 3.18(b) of the Company Disclosure Letter) is referred to in this Agreement as a “Company Material Contract.”

(c) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the knowledge of the Company, is in full force and effect, except for such failures as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a correct and complete list of the Insurance Policies as of the date hereof. The Company has made available to Parent true and correct copies of such Insurance Policies prior to the date hereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies; and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the Insurance Policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.20 Opinion of Financial Advisor. The Company Board has received the written opinion of Centerview Partners LLC, dated May 9, 2017, that as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, $23.50 per share of Company Common Stock in cash to be paid to the holders of Shares (other than Excluded Shares and any Shares held by any affiliate of Parent prior to the Effective Time) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such opinion will be delivered to Parent solely for informational purposes promptly after the execution of this Agreement, and it is agreed and understood that such opinion may not be relied on by Parent or Sub.

Section 3.21 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL) or similar anti-takeover provision in the Company Charter or Company By-laws (a “Takeover Statute”) is, or as of the Effective Time will be, applicable to this Agreement or any of the Transactions.

Section 3.22 Vote Required. Assuming the accuracy of the representations and warranties contained in Section 4.06(b), the only vote of the holders of Shares required to adopt this Agreement or approve the Transactions is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

Section 3.23 Brokers. No broker, finder or investment banker other than Centerview Partners LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. Prior to the date hereof, the Company has provided a complete copy of Centerview Partners LLC’s engagement letter (and any amendments thereto) to Parent.

Section 3.24 Existing Indentures. Section 3.24 of the Company Disclosure Letter sets forth, for each item included thereon, as of the date of this Agreement, the available amount or basket usage, as applicable, under each of the Indentures, in the manner and to the extent set forth in the Disclosure Letter. There is no Default or Event of Default under either of the Indentures (as such terms are defined in the respective Indentures).

Section 3.25 Certain Payments.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (nor, to the Company’s knowledge, any of their respective directors, executives, representatives, agents or employees) has, directly or indirectly, (i) offered, authorized, provided or given any payment or thing of value to any person for the purpose of influencing any act or decision of such person to unlawfully obtain or retain business or other advantage, (ii) has violated since January 1, 2012 or is violating any applicable Anti-Corruption Laws, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (iv) has taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of the Company Subsidiaries, in order to unlawfully induce such person to act against the interest of his or her employer or principal. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any of the Company Subsidiaries: (x) is, or is owned or controlled by, a person or entity subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited persons made publicly available or provided to the Company or any of its Subsidiaries by any Governmental Entity (such entities, persons or organizations collectively, the “Restricted Parties”); or (y) has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions imposed by the U.S. Governmental Entity, including Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria, in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law.

(b) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are currently, and have at all times since January 1, 2012 been, in compliance in all respects with all applicable Laws relating to export controls, trade embargoes, and economic sanctions. To the Company’s knowledge, the Company nor any of the Company Subsidiaries is subject to any pending or threatened action of any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Neither the Company nor any of the Company Subsidiaries has received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any of the Company Subsidiaries.

Section 3.26 Data Privacy and Security Matters. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole:

(a) Since January 1, 2015, the Company and each of the Company Subsidiaries have been in compliance with all Privacy and Security Requirements applicable to the Company, the Company Subsidiaries and their respective businesses and activities. To the Company’s knowledge, there are no current, pending, or threatened investigations or audits by any Governmental Entity related to the Privacy and Security Requirements. As of the date of this Agreement, and to the Company’s knowledge, none of the Company vendors, suppliers, and subcontractors, nor the Company or the Company Subsidiaries, have suffered any breach that has resulted in any unauthorized access to, use of, disclosure of, or other loss of, any Personal Data or information relating to the Company or any Company Subsidiary or their respective customers (“Customer Data”).

(b) The Company and the Company Subsidiaries have implemented and maintain reasonable and appropriate physical, technical, organizational and administrative security measures and have in place hardware, software, systems, policies and procedures that, in each case, are reasonably calculated and consistent with customary industry standards to protect all Personal Data and Customer Data under their control and/or in their possession from unauthorized access, use, disclosure, modification, deletion or other processing in accordance with the Privacy and Security Requirements.

(c) The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Laws. The disaster recovery and security plans, procedures and facilities meet all representations made to, and obligations with, all customers, vendors, suppliers and subcontracts or the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith.

(d) The Company and the Company Subsidiaries have in place (i) Business Associate Agreements (as defined by HIPAA) with their customers and (ii) so-called downstream Business Associate Agreements with their vendors, suppliers and subcontractors, in each case to the extent required by Law.

Section 3.27 Customers and Suppliers. Section 3.27 of the Company Disclosure Letter sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and the Company Subsidiaries) (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and the Company Subsidiaries) (the “Significant Suppliers”) of the Company and the Company Subsidiaries for the twelve (12)-month period ending on December 31, 2016. As of the date hereof, to the Company’s knowledge, no Significant Customer or Significant Supplier has cancelled or otherwise terminated, or, to the Company’s knowledge, threatened, in writing to cancel or otherwise to terminate, its relationship with the Company or the Company Subsidiaries.

Section 3.28 Affiliate Transactions. Except for Company Benefit Plans, Section 3.28 of the Company Disclosure Letter sets forth a true, correct and complete list of the Contracts (each, a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any of the Company Subsidiaries and any (i) present executive officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five years or, to the Company’s knowledge, any of such officer’s or director’s immediate family members; (ii) record or beneficial owner of more than 5% of the shares of Shares as of the date of this Agreement; or (iii) to the Company’s knowledge, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Any Company Affiliate Contract as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or the Company Subsidiaries in a similar transaction with an unaffiliated third party.

Section 3.29 Acknowledgment of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV and in the Equity

Commitment Letter and the Guarantee, none of the Parent Related Parties or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent Related Parties or the Transactions. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article IV, the Equity Commitment Letter and the Guarantee and in any certificate or other agreement provided pursuant to this Agreement or in any of the Transaction Documents or any breach of any covenant or other agreement of the Parent or Sub contained in this Agreement, the Equity Commitment Letter, the Guarantee or in any of the Transaction Documents and except in the case of fraud (in each case, notwithstanding anything herein to the contrary, pursuant to the terms and conditions hereof and thereof, including Section 7.02, Section 8.10 and Section 8.11 of this Agreement), none of the Parent Related Parties or any of their respective affiliates or representatives shall have any liability to the Company, the Company Subsidiaries, the Company Related Parties, the Company Representatives or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Parent Related Parties or any of their respective affiliates or representatives in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the corresponding section of the separate disclosure letter that has been delivered by Parent and Sub to the Company prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent), Parent and Sub hereby jointly and severally represent and warrant to the Company:

Section 4.01 Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.02 Authority. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions other than the adoption of this Agreement by the sole stockholder of Sub (which adoption shall occur promptly following the execution of this Agreement). This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub will be, duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the other parties thereto) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will (with or without notice or lapse of time, or both),

directly or indirectly: (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets are bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

(b) None of the execution, delivery or performance of this Agreement by or on behalf of Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act; (iv) compliance with any applicable international, federal or state securities “blue sky” Laws; (v) the FCC Approvals; (vi) the State PSC Approvals; and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, the authorized equity capital of Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which shares are validly issued and outstanding, and 100 shares of preferred stock, par value $0.001 per share, none of which are outstanding. All of the issued and outstanding equity capital of Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement or the Financing.

(b) None of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. None of Parent, Sub, any of their respective Subsidiaries or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.07 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true and complete copies of (i) the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), among Parent, Sub and the other parties thereto (the “Equity Financing Sources”), pursuant to which the Equity Financing Sources have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the amounts set forth therein on the date on which the Closing should occur pursuant to Section 1.02 and to which the Company is an express third party beneficiary (the “Equity Financing”), and (ii) the executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) among Parent, Sub and the financial institutions party thereto (the “Lenders” and, together with the Equity Financing Sources, the “Financing Sources”), pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for purposes of funding a portion of the Transactions on the date on which the Closing should occur pursuant to Section 1.02 (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, Parent has also delivered to the Company true and complete copies of any and all fee letter(s) (with only the fee amounts, “flex” terms and other economic terms redacted, none of which redacted terms, individually or in the aggregate, would reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses on the Closing Date (after taking into account the amount of the Equity Financing and available cash of the Company and the Company Subsidiaries) or adversely affect the conditionality, availability or termination of the Debt Financing or materially delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”).

(b) Assuming the Financing is funded in accordance with the Financing Commitments, the aggregate net proceeds from the Financing when funded in accordance with the Financing Commitments, together with available cash of the Company and the Company Subsidiaries, are sufficient to fund all of the amounts required to be provided by Parent or Sub under this Agreement for the consummation of the Transactions and are sufficient for the satisfaction when due of all of the obligations of Parent and Sub under this Agreement, including the payment of the Aggregate Merger Consideration, the amounts payable by Parent or Sub pursuant to Section 2.03 and the payment of all costs and expenses required to be paid at the Closing by Parent or Sub in connection with the Transactions and any repayment or refinancing of Indebtedness required in connection therewith or contemplated by this Agreement (collectively, the “Financing Uses”).

(c) As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified in any respect and, except as permitted by Section 5.07, no such amendment, supplement or modification is contemplated by Parent or Sub or, to the knowledge of Parent, by the other parties thereto. As of the date hereof, each of the Financing Commitments, in the form delivered to the Company, is a legal, valid and binding obligation of Parent, Sub and, to the knowledge of Parent, the other parties thereto, enforceable against Parent, Sub and, to the knowledge of Parent, such other parties thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception. There are no side letters or other Contracts or arrangements to which Parent, Sub, the Guarantors or their affiliates is a party relating to the funding or investing, as applicable, of the full amount of the

Financing, other than as expressly set forth in the Financing Commitments and other than the Fee Letters and customary engagement letters and customary fee credit letters, none of which Fee Letters or engagement letters (i) reduce the amount of the Financing contemplated by the Financing Commitments below the amount required to satisfy the Financing Uses on the Closing Date (after taking into account the amount of the available cash of the Company and the Company Subsidiaries), (ii) impose any new or additional conditions precedent or otherwise adversely amend, modify or expand any conditions precedent to the Financing Commitments, (iii) would materially delay or prevent the Closing, (iv) make the funding of the Debt Financing or the Equity Financing less likely to occur or (v) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Equity Commitment Letter or the Definitive Debt Financing Agreements. As of the date hereof, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Financing necessary to satisfy the Financing Uses contemplated thereby being unavailable on the date on which the Closing should occur pursuant to Section 1.02. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, neither Parent nor Sub has reason to believe that it or any Equity Financing Source would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. As of the date hereof, Parent and Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments.

(d) None of Parent, Sub, the Guarantors or any of their respective affiliates (which for purposes of this Section 4.07(d) shall be deemed to include each direct investor in Parent) has entered into any Contract prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any person other than Parent or Sub in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

Section 4.08 Guarantee. Concurrently with the execution of this Agreement, Parent and Sub have caused the Guarantors to deliver the Guarantee, dated as of the date hereof, to the Company. The Guarantee is in full force and effect and has not been withdrawn or terminated (other than termination in accordance with the express terms of the Guarantee) or otherwise amended, supplemented or modified (other than amendments, supplements or modifications made with the express written consent of Parent) in any respect. The Guarantee is a legal and valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, subject to the Bankruptcy and Equity Exception (other than as a result of a termination of the Guarantee in accordance with the express terms of the Guarantee or as a result of amendments, supplements or modifications of the Guarantee made with the express written consent of Parent). No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Guarantors under such Guarantee.

Section 4.09 Brokers. No broker, finder or investment banker other than LionTree Advisors, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.10 Solvency. Assuming that (a) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived, (b) the representations and warranties of the Company set forth in Article III are accurate in all material respects and (c) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Company Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Company Subsidiaries for the periods covered thereby in accordance with GAAP, then immediately after giving effect to the consummation of the Transactions (including the funding of the

Financing being entered into in connection therewith and the Financing Uses), the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent. Parent and Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company, any Company Subsidiary or any affiliates thereof.

Section 4.11 Absence of Certain Arrangements. Other than this Agreement and the Voting Agreements, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time. Neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (ii) other than the Voting Agreements, any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Competing Proposal.

Section 4.12 Entity Structure. Section 4.12 of the Parent Disclosure Schedule sets forth a list of each person who, as of the date hereof, (a) holds a direct or indirect interest (including aggregated interests) in Parent that is required to be disclosed pursuant to 47 C.F.R. § 63.04 and 63.24 or (b) exercises control over Parent as defined in 47 C.F.R. § 63.09(b) (each person covered by (a) or (b), a “Reportable Person”), including (i) the jurisdiction of organization of such person (if such person is not an individual) or the citizenship of such person (if such person is an individual) and (ii) the equity or voting interests of Parent or such other Reportable Person that are held by such person if such direct or indirect interest is 10% or greater. As of the date hereof, all Reportable Persons who are individuals are solely U.S. citizens (i.e., not holding any form of non-U.S. and/or dual citizenship) and all Reportable Persons that are entities are organized in United States. None of Parent nor any of its affiliates (within the meaning of 47 U.S.C. § 153(1)) (A) is a telecommunications provider pursuant to 47 C.F.R. § 63.03(b)(ii); (B) is an affiliate of a foreign carrier pursuant to 47 C.F.R. § 63.12(c)(1); or (C) is an affiliate of a dominant U.S. carrier pursuant to 47 C.F.R. § 63.12(c)(2). As of the date hereof, to the knowledge of Parent and pursuant to 47 C.F. R. s 63.03(c)(i)-(iv), (x) the applications to be filed by the parties for the FCC Approvals are not expected by Parent to include a non-routine request for waiver of the Commission’s rule or, on their face, violate a Commission rule or the Communications Act; and (y) Parent expects to respond promptly to Commission inquiries assuming timely cooperation by the Company to the extent required. To the knowledge of Parent, there is no fact or circumstance relating to the entity structure or ownership that would cause the FCC to deny the grant of the FCC Approvals or a State PSC to deny the grant of a State PSC Approval.

Section 4.13 Acknowledgment of No Other Representations or Warranties. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III and in any certificate or other agreement provided pursuant to, or entered into in connection with, this Agreement or in any of the Transaction Documents and except in the case of fraud, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives make or have made any other representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III and in any certificate or other agreement provided pursuant to this Agreement or in any of the Transaction Documents or any breach of any covenant or other agreement of the Company contained in this Agreement or in any of the Transaction Documents and except in the case of fraud or willful breach, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives shall have any liability to Parent or Sub or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the

Company, the Company Subsidiaries or their respective affiliates or the Company Representatives to Parent, Sub or their respective affiliates or representatives in connection with the Transactions.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Company Disclosure Letter or to the extent required by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business and to (A) preserve intact its material assets, properties and Contracts; (B) keep available the services of its current officers and key employees; (C) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Entities and other persons with whom the Company or any of the Company Subsidiaries has business relations; and (D) take the actions set forth on Section 5.01(n)(2) of the Company Disclosure Letter. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, or to the extent required by any other provision of this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or the Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary;

(b) transfer, issue, sell, grant, encumber, deliver, pledge or authorize the transfer, issuance, sale, grant, encumbrance, delivery or pledge of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options and options granted under the Company Stock Purchase Plan and the vesting or settlement of Stock Units or Notional Shares, in each case in accordance with the terms thereof and outstanding as of the date of this Agreement (or otherwise permitted to be granted hereunder);

(c) sell, assign, lease, license, sublicense, pledge, transfer, convey or otherwise dispose of, divest or spin off, abandon, waive, relinquish or permit to lapse, exchange or swap, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) any properties or assets with a value in excess of $5,000,000 in the aggregate, except in each case (i) in connection with any transaction solely between or among the Company and any of the wholly-owned Company Subsidiaries or solely between or among the wholly-owned Company Subsidiaries or (ii) sales or dispositions made in the ordinary course of business (and not, for the avoidance of doubt, sales or dispositions of any person, division, a substantial portion of the assets of any person, business or equity securities);

(d) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

(e) other than in connection with the exercise of any outstanding Company Options permitted by the terms of such Company Options, or the payment of related withholding Taxes, by net exercise or by the tendering of shares, or Tax withholdings on the vesting or payment of Stock Units, Restricted Stock or Notional Shares, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(f) merge or consolidate any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(g) make or offer to make any acquisition of any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than acquisitions of assets or properties (and not, for the avoidance of doubt, the acquisition of any person, division, substantially all of the assets of any person, business or equity securities) in the ordinary course of operations;

(h) incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing Indebtedness (other than Indebtedness under the Credit Agreements or the Notes), (ii) for borrowings in the ordinary course of business not to exceed $5,000,000, (iii) Indebtedness among the Company and the wholly-owned Company Subsidiaries or among the wholly-owned Company Subsidiaries, (iv) Indebtedness under any revolving credit facility of the Company in existence as of the date hereof and any credit facility of the Company hereafter created with revolving indebtedness on terms substantially the same as those governing the Company’s existing revolving credit facility as it may have been amended consistent with this clause (h) in an aggregate amount under this clause (iv) not to exceed the aggregate amount of commitments under the revolving credit facility of the Company in existence as of the date hereof, (v) for any guarantee by the Company of Indebtedness of the wholly-owned Company Subsidiaries or guarantee by the Company Subsidiaries of Indebtedness of the Company or any of the wholly-owned Company Subsidiaries;

(i) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate and (ii) in connection with transactions permitted pursuant to Section 5.01(g);

(j) except to the extent required by Law or the terms of any Company Benefit Plan or as specifically contemplated by Section 2.03 or Section 5.12, and subject, for the avoidance of doubt, to the prohibitions otherwise set forth in Section 5.01: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees other than in the ordinary course of business with respect to members of the Company Board and employees whose annual rate of base pay is less than $150,000; (ii) adopt or enter into any employment agreement or retention bonus or incentive plan, agreement or other arrangement; (iii) except as otherwise permitted by this Section 5.01(j), establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement; (iv) terminate any employees whose annual rate of base pay is greater than $150,000, other than for cause or (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, payment or funding under any Company Benefit Plan;

(k) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(l) enter into or amend any Company Affiliate Contract;

(m) except in the ordinary course of business, (i) terminate or fail to use commercially reasonable efforts to renew any Company Material Contract or material Company Lease, (ii) modify, amend, waive, release or assign any material rights or claims under any Company Material Contract or material Company Lease or (iii) enter into any Contract that would have constituted a Company Material Contract or material Company Lease if entered into prior to the date of this Agreement;

(n) make any capital expenditures that in the aggregate exceed $5,000,000; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make capital expenditures, with respect to capital expenditures prior to December 31, 2017, in accordance with the 2017 capital expenditure budget as set forth on, and subject to the terms and conditions of, Schedule 5.01(n)(1) of the Company Disclosure Letter or, with respect to capital expenditures after January 1, 2018, in accordance with the 2018 capital expenditure budget, which budget (a true and complete copy of which shall be provided to Parent upon approval thereof by the Company Board) shall be subject to Parent’s prior written approval (not to be unreasonably withheld, conditioned or delayed);

(o) enter into any Contract with respect to the voting or registration of the shares of the Company’s or the Company Subsidiaries’ capital stock or other securities, equity interests or ownership interests;

(p) cancel, settle or compromise any Proceeding or series of Proceedings other than cancellations, settlements or compromises of Proceedings (i) that do not, individually or in the aggregate, involve the payment of more than $2,000,000 (net of any amount covered by insurance or indemnification) in excess of the amount reserved on the latest consolidated balance sheet of the Company in respect of the applicable Proceeding, as set forth on Section 5.01(p) of the Company Disclosure Letter, and do not involve any material injunction or nonmonetary relief on the Company or any of the Company Subsidiaries or (ii) permitted pursuant to Section 5.15;

(q) make, change or revoke any material Tax election; change any material method of Tax accounting; change any Tax accounting period; file any material amended Tax Return; settle or compromise any Proceeding, audit, examination or investigation relating to a material amount of Taxes; enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material amount of Tax; or surrender any claim for a refund of a material amount of Taxes, in each case except as required by Law;

(r) fail to use commercially reasonable efforts to prevent any material Company Permit from expiring or being revoked, suspended or adversely modified, or knowingly take or fail to take any action that is reasonably likely to cause the FCC or any State PSC to institute proceedings for the suspension, revocation or adverse modification of any material Company Permit; or

(s) authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

Section 5.02 Agreements Concerning Parent and Sub. Parent covenants and agrees to take all actions necessary or advisable to ensure the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement. Parent shall, immediately following execution of this Agreement, cause this Agreement to be adopted by the sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Sub.

Section 5.03 Solicitation; Change of Company Recommendation.

(a) Except as permitted by this Section 5.03, (i) from and after the date of this Agreement, the Company shall, shall cause the Company Subsidiaries and its and their respective directors, officers and employees to, and shall use reasonable best efforts to cause the other Company Representatives to, immediately cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal and to have destroyed or returned to the Company any confidential information that has been provided to any person in connection with any Competing Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any Company Subsidiary is a party relating to any such Competing

Proposal; provided, that the Company shall be permitted to grant a waiver of any standstill agreement, in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto, to permit a Competing Proposal to be made and (ii) from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, shall cause the Company Subsidiaries and its and their respective directors, officers and employees not to, and shall use reasonable best efforts to cause any other Company Representative not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (C) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with, knowingly encourage or facilitate in any way any effort by, any third person with respect to any Competing Proposal, (D) approve or recommend, or propose to approve or recommend, a Competing Proposal or (E) agree to do any of the foregoing. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement, and none of the Company or any Company Subsidiary is party to any Contract, in each case, that prohibits the Company from complying with its obligations under this Section 5.03.

(b) Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this Section 5.03(b), if, at any time following the date of this Agreement and prior to receipt of the Company Stockholder Approval, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a breach of this Section 5.03 (other than a breach that is de minimis), (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (iii) the Company provides prior written notice to Parent disclosing its receipt of the Competing Proposal and including the name of the person making such Competing Proposal, the material terms and conditions of such Competing Proposal and a copy of any relevant Acquisition Agreement and any other relevant transaction documents, and disclosing its intent to furnish information or enter into discussions or negotiations with such person pursuant to this Section 5.03(b), then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to, disclose any material non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person; (y) will keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours thereafter), of any material amendments or material developments with respect to such Competing Proposal (including any material changes thereto, and including by providing copies of any revised or new Acquisition Agreement and any other relevant transaction documents) and (z) will provide to Parent any material information concerning the Company or the Company Subsidiaries to be provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent. None of the foregoing shall prohibit the Company or the Company Representatives from contacting any person or group of persons that has made a Competing Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether the Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and any such actions shall not be a breach of this Section 5.03; provided, however, that the Company shall have provided to Parent the information in clause (iii) of the first sentence of this Section 5.03(b).

(c) Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company Board nor any committee thereof shall (i) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Competing Proposal, (ii) withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stock, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case within ten (10) days after the written request of Parent following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Company Stockholder Meeting), (v) resolve, propose or agree to do any of the foregoing (any action set forth in the foregoing clause (i), (ii), (iii), (iv) or (v), a “Change of Company Recommendation”) or (vi) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to, or that is intended to result in, or would reasonably be expected to lead to, any Competing Proposal (other than an Acceptable Confidentiality Agreement) (each an “Acquisition Agreement”) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board may make a Change of Company Recommendation, solely in response to (1) a Superior Proposal or (2) an Intervening Event, if:

(i) either (A) a Competing Proposal that did not result from a breach (other than a breach that is de minimis) of this Section 5.03 is made to the Company by a third person and such Competing Proposal is not withdrawn or (B) an Intervening Event has occurred and is continuing;

(ii) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of a Competing Proposal, such Competing Proposal constitutes a Superior Proposal and (y) the failure to make a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company provides Parent at least three (3) Business Days’ prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”), which notice shall (x) state expressly that it has received a Superior Proposal or that an Intervening Event has occurred, (y) in the case of a Superior Proposal, identify the person making such Superior Proposal and include the material terms and conditions of such Superior Proposal (and the Company shall contemporaneously provide a copy of any relevant Acquisition Agreement and any other relevant transaction documents to Parent), or, in the case of an Intervening Event, the material facts and circumstances of such Intervening Event and (z) state expressly that the Company Board intends to make a Change of Company Recommendation, and specifying, in reasonable detail, the reasons therefor;

(iv) if requested by Parent, the Company has negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least three (3) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Change of Recommendation and an additional two (2) Business Day period from the date of such notice);

(v) taking into account any changes to the terms of this Agreement offered by Parent in writing, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of a Competing Proposal, such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and (y) the failure to make a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(vi) the Company shall have complied with this Section 5.03 with respect to such Superior Proposal or Intervening Event (other than with respect to any breach that is de minimis).

(e) Notwithstanding any Change of Company Recommendation, unless this Agreement shall have been terminated in accordance with Article VII, (x) this Agreement shall be submitted to the stockholders of the

Company at the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) the Company Board shall not submit to the stockholders of the Company any Competing Proposal, or, except as permitted herein, propose to do so.

(f) Nothing contained in this Section 5.03 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation); provided, however, that in any event, the Company Board shall not make a Change of Company Recommendation except in accordance with Section 5.03(d).

(g) Any violation of the restrictions set forth in this Section 5.03 by any Company Representative shall be deemed to be a breach of this Section 5.03 by the Company.

Section 5.04 Preparation of the Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation and the written opinion of Centerview Partners LLC, dated May 9, 2017, that as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares and any Shares held by any affiliate of Parent prior to the Effective Time). Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it, Sub, the Guarantors, the Equity Financing Sources, any of their affiliates and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary in connection with the preparation of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, to the extent reasonably practicable, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall include any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any written or oral comments to the Proxy Statement from the SEC or its staff and of any written or oral request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Transactions (including a summary of any oral conversations).

(b) If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or Parent, Sub, the Guarantors, the Equity Financing Sources, any of their affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon (and the Company will include any comments to such amendment or supplement reasonably proposed by Parent), and, to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, mail the Proxy Statement to the Company’s stockholders and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval. Unless a Change of Company Recommendation has occurred, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VII, its obligations pursuant to this Section 5.04 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or by the making of any Change of Company Recommendation.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, adjourn or postpone the Company Stockholder Meeting to a date that is no later than thirty (30) days after the date on which the Company Stockholder Meeting was originally scheduled (provided that any adjournments or postponements required by applicable Law shall not be subject to such limitation), and may change the record date thereof in connection therewith, in each case (i) to the extent necessary, in the judgment of the Company Board, to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting or (iii) to the extent the Company determines in good faith that failure to do so would be inconsistent with the Company’s obligations under applicable Law.

Section 5.05 Access to Information. From the date of this Agreement to the Effective Time, and notwithstanding anything to the contrary in the Confidentiality Agreement, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records (and any Tax Returns and Tax records) thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, Taxes, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use commercially reasonable efforts to obtain the required consent to provide such access or disclosure); or (iii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). Parent shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their representatives to, hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

Section 5.06 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.03, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of Parent’s or Sub’s affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries and each of their respective affiliates to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable (and, (x) solely with respect to the filings required of the parties or their “ultimate parent entities” under the HSR Act, in any event within fifteen (15) Business Days after the date of this Agreement and (y) solely with respect to the filings set forth on Section 5.06(a) of the Company Disclosure Letter, in any event within fifteen (15) calendar days after the date of this Agreement), make (or cause to be made) all registrations and filings or, if consistent with agency practice, a draft of such a filing, with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, the FCC Approvals and the State PSC Approvals, and promptly make any further filings pursuant thereto that may be necessary or advisable, including the furnishing to the FCC or any State PSCs of any documents, materials or other information requested, (iii) defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions.

(b) In furtherance of the obligations set forth in Section 5.06(a), Parent shall promptly take any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and to obtain all approvals and consents, including approvals and consents under any Antitrust Laws, that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity), in each case, conditioned on the Closing, as may be required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Neither Parent nor Sub shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the Transactions.

(c) Without limiting the generality of anything contained in this Section 5.06, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division, the FCC, any State PSC or any other Governmental Entity regarding the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present, to the extent practicable, at each meeting or conference relating to such request, inquiry, investigation or legal Proceeding and to have access to, be consulted in connection with and, to the extent practicable, provide the opportunity to review in advance any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. The Company shall, within five (5) Business Days of such request, provide all information reasonably requested by Parent to determine the necessity of any regulatory filing necessary to consummate the Transactions. With respect to each registration, filing and submission made by any party hereto with the FTC, the Antitrust Division, the FCC, any State PSC, or any other Governmental Entity, each of Parent and the Company shall (i) provide the other with all information necessary for the preparation of such registration, filing or submission on a timely basis, and shall work diligently to prosecute the applications for such approvals; and (ii) have the right to review, comment and approve such registration, filing, and submission; provided, however, that materials provided to the other parties may be redacted to remove references to valuation and may, as each party deems advisable and necessary, reasonably designate any material provided to the other under this Section 5.06(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or managers of the recipient unless express permission is obtained in advance from the source of the materials (Parent or Company, as the case may be) or its legal counsel.

(d) Notwithstanding anything to the contrary herein or otherwise, but subject to the obligation of Parent set forth in Section 5.06(c), (i) Parent shall determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any Governmental Entity as contemplated hereby, after consultation with the Company, (ii) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take such actions as reasonably requested by Parent, after consultation with the Company, in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers, and (iii) Parent shall have the sole and exclusive right, after consultation with the Company, and subject to Parent’s obligations pursuant to Section 5.06(a) and Section 5.06(b), to propose, negotiate, offer or commit to make or effect any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses, or to agree to any other remedy, requirement, obligation, condition or restriction to resolve any Governmental Entity’s objections to or concerns about the transactions contemplated by this Agreement.

Section 5.07 Financing.

(a) Parent and Sub shall use their reasonable best efforts to do (or cause to be done) all things necessary or advisable to arrange and obtain the Financing not later than the date the Closing is required to be effected in accordance with Section 1.02, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Commitments and any related Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent or Sub than the terms and conditions (including any “flex” provisions) set forth in the Financing Commitments so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (E) of the immediately succeeding sentence), including using reasonable best efforts to (i) enter into definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to the Debt Financing on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the “flex” provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter and the related Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent or Sub than the terms and conditions (including any “flex” provisions) set forth in the Financing Commitments so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (E) of the immediately succeeding sentence) (the “Definitive Debt Financing Agreements”), (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent or Sub in the Financing Commitments and the Definitive Debt Financing Agreements that are within their control (or, if deemed advisable by Parent, seek the waiver of conditions applicable to Parent or Sub contained in the Financing Commitments or such Definitive Debt Financing Agreements) and comply with their obligations pursuant to the Financing Commitments, including with respect to the payment of any commitment, engagement or placement fees, (iii) consummate the Financing at or prior to Closing and (iv) enforce their rights under the Financing Commitments and the Definitive Debt Financing Agreements (including, for the avoidance of doubt, by instituting litigation in respect thereof). Parent and Sub shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the definitive agreements relating to the Financing without the prior written consent of the Company (other than any amendment of the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who had not executed the Debt Commitment Letter as of the date hereof) other than amendments, modifications or waivers to the Debt Commitment Letters or the Definitive Debt Financing Agreements that would not (and would not be reasonably expected to) (A) reduce the aggregate amount of the Debt Financing to an amount below the amount necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and the Company Subsidiaries) unless the Equity Financing is increased by a corresponding amount, (B) impose new or additional conditions or otherwise amend, modify or expand any conditions in a manner adverse to Parent or Sub or which would not reasonably be expected to have the result, effect or consequence described in any of clauses (A), (B), (D) or (E) of this sentence, to the receipt of the Debt Financing or the Equity Financing, (C) materially delay or prevent the Closing, (D) make the funding of the Debt Financing or the Equity Financing (or the satisfaction of the conditions to obtaining any of the Financing) less likely to occur or (E) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Equity Commitment Letter or the Definitive Debt Financing Agreements. Parent and Sub shall use their reasonable best efforts to maintain in effect the Financing Commitments (including any Definitive Debt Financing Agreements that replace the Financing Commitments) until the Transactions to be consummated on the Closing Date are consummated and the repayment or refinancing of any Indebtedness required in connection with the Transactions required hereunder or under the Financing Commitments has occurred. Neither Parent nor Sub shall release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements.

(b) In no event shall Parent, Sub, the Guarantors or any of their respective affiliates (which for purposes of this Section 5.07 shall be deemed to include each direct investor in Parent) enter into any Contract prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any person other than Parent or Sub in connection with a transaction relating to the Company or the Company Subsidiaries in connection with the Transactions (including in connection with the making of any Competing Proposal).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent and Sub shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, arrange and obtain from alternative sources of debt financing an amount sufficient to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and the Company Subsidiaries) or such unavailable portion thereof, as the case may be, on terms and conditions (including any “flex” provisions) that are at least as favorable to Parent and Sub as those contained in the Debt Commitment Letter and the Fee Letter (including the “flex” provisions), which shall not expand upon the conditions precedent to the funding on the Closing Date of the Financing as set forth in the Financing Commitments in effect on the date hereof or otherwise adversely affect the ability or likelihood of Parent and Sub to timely consummate the Transactions. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” If Parent or Sub enters into any such New Debt Commitment Letter, (i) Parent and Sub shall promptly provide the Company with true, correct and complete copies of such New Debt Commitment Letter and New Fee Letter (which, in the case of the New Fee Letter, may be redacted in a manner consistent with the provisions of Section 4.07(a)), (ii) any reference in this Agreement to the “Debt Financing” (and any definition incorporating the term “Debt Financing”) shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (iii) below, (iii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter”) shall be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and (iv) any reference in this Agreement to the “Fee Letter” (and any definition incorporating the term “Fee Letter”) shall be deemed to include the Fee Letter to the extent not superseded by a New Fee Letter at the time in question and any New Fee Letter to the extent then in effect.

(d) Upon the request of the Company, Parent and Sub shall, and shall cause their representatives to, keep the Company informed as promptly as practicable (and in any event within two (2) Business Days) in reasonable detail of the status of their efforts to arrange the Financing. As promptly as practicable (and in any event within two (2) Business Days) after the execution thereof, Parent and Sub shall provide copies of all executed Definitive Debt Financing Agreements to the Company. Without limiting the generality of the foregoing, Parent shall (i) furnish the Company complete, correct and executed copies of any amendments, modifications or supplements to the Financing Commitments, any Fee Letter (which may be redacted in a manner consistent with the redactions permitted by Section 4.07 of this Agreement) and any Definitive Debt Financing Agreement promptly upon their execution and (ii) give the Company prompt written notice (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Financing Commitments or the definitive agreements relating to the Financing of which Parent or Sub becomes aware, (B) of any termination of either of the Financing Commitments, (C) of the receipt by Parent or Sub or their respective affiliates of any written notice or other communication from any Financing Source with respect to any (1) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (2) dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing that would reasonably be expected to prevent or materially delay the Closing or make the funding of the Financing required to satisfy the Financing Uses on the Closing Date less likely to occur and (D) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Sub to obtain all or any portion of the Financing necessary to satisfy the Financing Uses on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing, as the case may be.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.07 will require, and in no event will the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter.

(f) Prior to the Closing, at the Parent’s sole expense as contemplated by Section 5.07(i) below, the Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts to provide to Parent and Sub all customary cooperation reasonably requested by Parent or Sub in connection with the Debt Financing, including reasonable best efforts to:

(i) prior to and during the Marketing Period, participate (and cause management of the Company with appropriate seniority and expertise to participate) in a reasonable number of meetings, calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies and assist Parent in obtaining ratings as contemplated by the Debt Financing;

(ii) assist Parent and the Debt Financing Sources with the preparation of customary rating agency presentations, bank information memoranda, lender presentations, offering documents, offering memoranda, investor presentations and similar documents required in connection with the Debt Financing;

(iii) solely with respect to financial information and data derived from the Company’s historical books and records, assist Parent with the preparation of pro forma financial information and pro forma financial statements of the Company and its Subsidiaries to the extent required by SEC rules and regulations or necessary or reasonably required by Parent or the Debt Financing Sources, it being agreed that the Company will not be required to actually prepare any such pro forma financial information or pro forma financial statements or provide any information or assistance relating to (A) the proposed debt and equity capitalization or any assumed interest rates, dividends (if any) and fees and expenses relating to such debt or equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv) execute and deliver as of the Closing (but not prior to the Closing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter as in effect on the date hereof) and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v) (A) as soon as reasonably available, furnish Parent, Sub and the Debt Financing Sources with the Required Financing Information, provided that no such Required Financing Information constituting material non-public information may be publicly disclosed until filed by the Company with the SEC or otherwise publicly disclosed by the Company, and (B) as promptly as practicable, inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration;

(vi) upon reasonable request of Parent, assist Parent to obtain customary and reasonable consents, landlord waivers and estoppels, non-disturbance agreements, environmental assessments, surveys and title insurance commitments;

(vii) at the request of Parent, (A) deliver notices of prepayment (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate the prepayment of all outstanding amounts under any of the Credit Agreements (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such prepayment prior to the occurrence of the Closing); (B) arrange for customary payoff letters, lien terminations and releases and instruments and acknowledgements of discharge in respect of any of the Credit Agreements to be delivered to Parent on or prior to the Closing Date (with drafts to be delivered in advance as reasonably requested by Parent); (C) take all other reasonable actions (including, without limitation, reasonable best efforts to use cash of the Company and Company Subsidiaries) to facilitate the payoff, discharge and termination in full at the Closing of all amounts outstanding under any of the Credit Agreements; and (D) unwind or novate or assist Parent in connection with the unwinding or novation of any outstanding interest rate or other swaps or hedges at the Effective Time designated by Parent (notice of which may be delivered at Parent’s request in advance of the Closing Date so long as permitted by the underlying swap or hedge documentation to be contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such unwind or novation prior to the occurrence of the Closing Date);

(viii) provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Company or the Company Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(ix) furnish to Parent and the Debt Financing Sources (A) within 40 days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows (which will have been reviewed by the Company’s independent accountants as provided in SAS 100) and (B) within 60 days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows;

(x) cause its independent auditors to (A) provide, consistent with customary practice, (x) customary auditors consents and customary “comfort” letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and the Company Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (y) reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and information required pursuant to clause (f)(iii) of this Section 5.07 and (B) attend accounting due diligence sessions required pursuant to clause (f)(i) of this Section 5.07;

(xi) (A) promptly furnish Parent and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of the Company Subsidiaries, in each case as reasonably requested by Parent at least eight (8) Business Days prior to the Closing Date and (B) cooperate reasonably with the Debt Financing Sources’ customary securities offering and secured lending due diligence, to the extent customary and reasonable;

provided, however, that notwithstanding anything in this Section 5.07 or Section 5.08 to the contrary, (1) in no event shall the “reasonable best efforts” of the Company, its Subsidiaries or Company Representatives be deemed or construed to require such Persons to, and such Persons shall not be required, to provide such cooperation to the extent it would (A) interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries or (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to (x) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Charter or Company Bylaws or other comparable organizational documents of the Company Subsidiaries or any Applicable Laws or any material Contract,

(y) cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent or Sub the right to terminate this Agreement or seek indemnity under the terms hereof (unless, in each case, waived by Parent, Sub and, to the extent required, the Debt Financing Sources), or (z) result in any employee, officer or director of such Person incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (2) neither the Company nor any of its Subsidiaries shall be required to take any action pursuant to any agreement, certificate or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) contemplated by the Debt Commitment Letter) that is not contingent upon the occurrence of the Closing or that would be effective prior to the Effective Time, (3) neither the Company Board nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) prior to the Effective Time (and no such directors that shall not be continuing directors shall be required to take such action), (4) neither the Company nor any of the Company Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Financing (or any alternative financing) (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the Effective Time, (5) neither the Company nor any of the Company Subsidiaries shall be responsible for any adjustments to any pro forma financial information required to be provided in accordance with the Debt Commitment Letter, (6) unless it has received prior reimbursement, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent as provided below in Section 5.07(i)) or incur any other liability (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) contemplated by the Debt Commitment Letter) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time and (7) nothing contained in this 5.07(i) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.

(g) The Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, to update any Required Financing Information provided to Parent and the Debt Financing Sources as may be necessary so that such Required Financing Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financing Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 5.07 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the Company Subsidiaries, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering document for the Debt Financing, then, unless the Company reasonably objects, the Company shall file such Current Report on Form 8-K.

(h) The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(i) Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation contemplated by this Section 5.07. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 5.07) and any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company Subsidiaries specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of this Section 5.07 by the Company, any of the Company Subsidiaries or the Company Representatives.

(j) Each of Parent and Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to the Closing, and reaffirms its obligation to consummate the Transactions in accordance with the terms of this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Section 6.01 and Section 6.02.

Section 5.08 Treatment of Existing Notes.

(a) Parent and Sub will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture) and any tender offer, or any exchange offer, and to conduct any consent solicitations (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Company’s senior secured notes (the “Secured Notes”) and the Company’s senior unsecured notes (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent or Sub commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, in the case of consent solicitations, operativeness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Offers to close on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Notes shall not be a condition to Closing. The Debt Offers shall be conducted in compliance with any applicable provisions of the applicable Indenture and with applicable Law, including SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Indenture and applicable Laws. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Debt Offer. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (d) below, to provide all cooperation reasonably requested by Parent in connection with any Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 5.08, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(b) Subject to the receipt of any requisite consents, the Company shall execute a supplemental indenture to each of (i) that certain Indenture, dated as of July 1, 2014, among the Company, the guarantors party thereto and

The Bank of New York Mellon Trust Company, N.A, as trustee (as in effect on the date hereof, the “Unsecured Indenture”), and (ii) that certain Indenture dated as of June 17, 2016, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (as in effect on the date hereof (the “Secured Indenture”) and together with the Unsecured Indenture, the “Indentures”) governing each series of Notes identified by Parent to the Company in writing prior to, on, or after the date hereof in accordance with the applicable Indenture, amending the terms and provisions of each such Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing as determined by Parent; provided, however, that in no event shall the Company or any Company Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the Effective Time. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures. If requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.08 to the extent such legal opinion is required to be delivered prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a Debt Offer with an applicable Law or, if applicable, the provisions of the applicable Indenture, if in the reasonable opinion of the Company’s legal counsel, the Debt Offer does not comply with such applicable Law or the provisions of the applicable Indenture, as the case may be, or to give an opinion with respect to financing by the Parent.

(c) If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing a Debt Offer for any series of Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Notes and the applicable Indenture, to (A) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto and the satisfaction and release of any Liens on the assets of the Company or the Company Subsidiaries arising in connection with such redemption and satisfaction and discharge; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (d) below, to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for (A) all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred by the Company, any of the Company Subsidiaries or the Company Representatives in connection with the Debt Offers or Discharge in respect of any series of Notes and (B) any out-of-pocket costs incurred by the Company, any of the Company Subsidiaries or the Company Representatives to the trustee or its counsel pursuant to the applicable Indenture in connection with the Debt Offers or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 5.08 except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Section 5.08 by the Company, any of the Company Subsidiaries or the Company Representatives.

(e) Notwithstanding anything to the contrary in this Agreement, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to (i) utilize all or any portion of the amount available under Section 4.07(a)(3) of either Indenture (other than amounts thereunder not to exceed $5,000,000), (ii) utilize any of the following baskets (excepting amounts outstanding pursuant to such baskets as of the date hereof): (a) Section 4.07(b)(11), 4.09(b)(1) (other than borrowings under any revolving credit facility of the Company in existence as of the date hereof and permitted under Section 5.01(h) of this Agreement), 4.09(b)(12)(b) (other than amounts thereunder not to exceed $5,000,000) and clause (18) of “Permitted Liens” (other than “Liens” securing obligations not to exceed $5,000,000), in each case of each Indenture, or (iii) reclassify any Liens, Indebtedness or Investment (in each case, as defined in the Indentures), or any portion thereof, incurred under any provision or clause of either Indenture on the date hereof to Section 4.07(a)(3), Section 4.07(b)(11), Section 4.09(b)(1), Section 4.09(b)(12)(b), clause (18) of Permitted Liens (as defined in the Indentures) or, in the case of the Secured Indenture, as a ratio Lien permitted pursuant to clause (35) of Permitted Liens, or, in the case of the Unsecured Indenture, as a ratio Lien permitted pursuant to Section 4.12(2)(B) thereof.

Section 5.09 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation; provided, that the restrictions set forth in this Section 5.09 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, (a) in connection with a Competing Proposal or Change of Company Recommendation, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.09, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 5.09 shall limit the ability of the Company to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.06 shall be governed by Section 5.06 and not this Section 5.09.

Section 5.10 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.10. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, however, that in no event shall Parent, the Company or the Surviving Corporation be required to expend for such policy an amount in excess of six (6) times the Maximum Premium. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent, the Company or the Surviving Corporation be required to expend an annual aggregate premium for such insurance in excess of 250% times the annual aggregate premium currently paid by the Company for such insurance (the “Maximum Premium”).

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.10.

(d) Continuation. For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to ensure that the certificate of incorporation and by-laws of the Surviving Corporation and the certificate of incorporation and by-laws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company By-laws or the equivalent organizational documents of any Company Subsidiary, as applicable. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e) Benefit. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.10, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the Transactions, to take all action necessary so that such Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transaction.

Section 5.12 Employee Benefit Matters.

(a) From and after the Effective Time through the period ending on December 31, 2017, Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide (i) base salary and wages to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) at a rate that is no less favorable than the rate of base salary or wages provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity or commission opportunity, as applicable, to each Company Employee that is not less favorable than the annual bonus opportunity or commission opportunity, as applicable, provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under the severance policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time and listed in Section 3.12 of the Company Disclosure Letter, and (iv) other compensation and benefits (including paid-time off, but excluding long-term incentive compensation opportunities and deferred compensation benefits) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee under a Company Benefit Plan set forth in Section 3.12(a) of the Company Disclosure Letter immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.12(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) For the avoidance of doubt, nothing in this Section 5.12(b) shall prevent or prohibit the Surviving Corporation from amending or terminating any of the foregoing in accordance with the terms thereof.

(c) For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment of any Company Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.12 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 5.13 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense; provided, that whether or not the Merger is consummated, any filing fees required in connection with the FCC Approvals or the State PSC Approvals shall be shared equally by Parent and the Company.

Section 5.14 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Defense of Litigation. The Company shall control, and to the extent reasonably practicable, the Company shall consult with Parent and keep Parent reasonably informed with respect to any material developments regarding, the defense of any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the Transactions after the date hereof (“Transaction Litigation”); provided, however, notwithstanding anything herein to the contrary, that the Company shall not settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation. The Company shall promptly notify Parent in writing of any Transaction Litigation that is brought or, to the Company’s knowledge, threatened, and shall keep Parent reasonably informed on a current basis with respect to the status and terms thereof.

Section 5.16 Deregistration; Delisting. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Shares from the NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.17 Notification. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will give prompt notice to Parent of any failure or reasonably anticipated failure by the Company to comply with or satisfy in any respect any representation, warranty, covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Sub to consummate the Merger set forth in Article VI to fail to be satisfied at the Closing (provided, however, that the Company’s unintentional failure to give any notice under this Section 5.17 shall not be deemed a breach for purposes of the condition set forth in Section 6.02(b)). No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Sub to consummate the Merger or the remedies available to the parties under this Agreement. Parent shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their representatives to, hold all information provided or furnished pursuant to this Section 5.17 confidential in accordance with the terms of the Confidentiality Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Antitrust Approval. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and the approvals or clearances under applicable Antitrust Law by the Governmental Entities set forth on Schedule 6.01(b) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Regulatory Approval. The approval of the FCC required in connection with the Transactions shall have been received.

(d) No Injunction. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger.

Section 6.02 Conditions to the Obligations of Parent and Sub.

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 3.02(a) and Section 3.02(b) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than failures to be true and correct which, individually or in the aggregate, are a de minimis inaccuracy. (ii) The representations and warranties of the Company in Section 3.01(a) and Section 3.01(b); Section 3.03; Section 3.21 and Section 3.23 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects on and as of such other date). (iii) The representations and warranties of the Company in Section 3.09(b) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date. (iv) The representations and warranties of the Company in this Agreement (other than those in Section 3.01(a), Section 3.01(b), Section 3.02(a), Section 3.02(b), Section 3.03, Section 3.09(b), Section 3.21 and Section 3.23), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), other than such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect set forth in the foregoing clauses (i) to (iv).

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by it at or before the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Approvals. The approvals or clearances set forth on Schedule 6.02(d) shall have been obtained pursuant to orders from the applicable Governmental Entities that are in full force and effect.

Section 6.03 Conditions to the Obligations of the Company.

(a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects on and as of such other date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by them at or before the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.04 Frustration of Closing Conditions. Neither the Company nor Parent or Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or such party’s failure to comply with its obligations hereunder contributes in any material respect to the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated, in the case of clauses (a) through (c) and clauses (e) and (g) below, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or, in the case of clauses (d) and (f) below, at any time prior to receipt of the Company Stockholder Approval, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before November 9, 2017 (the “Outside Date”); provided, however, that (w) if all of the conditions to Closing, other than the conditions set forth in Section 6.01(c) or

Section 6.02(d), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party to the date that is thirty (30) days after the Outside Date (the “First Extended Outside Date”), which date shall thereafter be deemed to be the Outside Date, (x) if all of the conditions to Closing, other than the conditions set forth in Section 6.01(c) or Section 6.02(d), shall have been satisfied or shall be capable of being satisfied at the First Extended Outside Date, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party to a date that is thirty (30) days after the First Extended Outside Date (the “Second Extended Outside Date”), which date shall thereafter be deemed to be the Outside Date, and (y) if all of the conditions to Closing, other than the conditions set forth in Section 6.01(c) or Section 6.02(d), shall have been satisfied or shall be capable of being satisfied at the Second Extended Outside Date, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party to a date that is thirty (30) days after the Second Extended Outside Date, which date shall thereafter be deemed to be the Outside Date and (z) in the event the Marketing Period has commenced but has not completed as of the then applicable Outside Date, such Outside Date may be extended (or further extended) by Parent in its sole discretion by providing written notice thereof to the Company at least one (1) Business Day prior to such Outside Date until four (4) Business Days after the then-scheduled expiration date of the Marketing Period; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of the Merger to be consummated by the Outside Date was primarily caused by (A) such party’s material breach of any provision of this Agreement or (B) such party’s failure to comply in any material respect with its obligations hereunder;

(ii) if any Governmental Entity issues any decision, order, directive, writ, injunction, judgment or decree permanently enjoining or otherwise permanently prohibiting the Merger and such decision, order, directive, writ, injunction, judgment or decree shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such decision, order, directive, writ, injunction, judgment or decree; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if such decision, order, directive, writ, injunction, judgment or decree was primarily caused by (A) such party’s material breach of any provision of this Agreement or (B) such party’s failure to comply in any material respect with its obligations hereunder; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval at the Company Stockholder Meeting (including any postponement or adjournment thereof), the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform or comply with its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b));

(d) by Parent, if the Company Board or any committee thereof makes a Change of Company Recommendation;

(e) by the Company, if Parent breaches or fails to perform or comply with its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that the Company is not then in breach of any representation, warranty or covenant in this Agreement that would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b));

(f) by the Company, if (A) the Company has complied with its representations, warranties or covenants contained in Section 5.03 and Section 5.04(c) (other than any failure to comply that is de minimis), (B) the Company Board authorizes the Company to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.03, (C) substantially concurrently with the termination of this Agreement, the Company enters into an Acquisition Agreement providing for such Superior Proposal and (D) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee;

(g) by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been satisfied or waived, (ii) the Company has notified Parent in writing at least three (3) Business Days prior to such termination that the Company is irrevocably ready, willing and able to consummate the Closing, and (iii) Parent and Sub have failed to consummate the Closing within three (3) Business Days after the date by which the Closing is required to have occurred pursuant to Section  1.02.

Section 7.02 Effect of Termination.

(a) Notwithstanding anything to the contrary in this Agreement, in the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any Related Party, except, (i) as provided in Section 5.07(i), Section 5.08(d), Section 5.13, this Section 7.02 and Article VIII, each of which shall survive the termination of this Agreement, in each case, in accordance with their respective terms and conditions and (ii) the Guarantee and the Confidentiality Agreement shall each survive the termination of this Agreement, in each case, in accordance with its respective terms; provided, that, subject in all respects to this Section 7.02, Section 8.10 and Section 8.11, nothing in this Agreement will relieve (x) any party from any liability for damages resulting from such party’s fraud prior to the valid termination of this Agreement or (y) the Company from any liability for damages resulting from the Company’s willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the valid termination of this Agreement; provided, however, that in no event will the Parent Related Parties have any liability for monetary damages (including damages for fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the Parent Termination Fee and subject in all respects to the limitations set forth in Section 7.02(i); provided, further, that the parties acknowledge and agree that the immediately preceding proviso shall not apply to claims, if any, against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.

(b) The Company shall pay to Parent (or its designee) the Company Termination Fee if: (i) the Company validly terminates this Agreement pursuant to Section 7.01(f), (ii) Parent validly terminates this Agreement pursuant to Section 7.01(d), (iii) either party validly terminates this Agreement at such time as Parent could have terminated this Agreement pursuant to Section 7.01(d) or (iv) (A) any person makes a Competing Proposal (substituting “50%” for each reference in the definition of “Competing Proposal” to “20%”) (a “Qualifying Transaction”) that was publicly disclosed or otherwise made publicly known to the Company’s stockholders before the Company Stockholder Meeting and not publicly withdrawn at least one (1) Business Day prior to the date of the Company Stockholder Meeting, and thereafter this Agreement is validly terminated pursuant to Section 7.01(b)(i) (if the Company Stockholder Approval has not theretofore been obtained), Section 7.01(b)(iii) or Section 7.01(c) (with respect to a termination because the Company has breached or failed to perform or comply with its covenants contained in this Agreement) and (B) within twelve (12) months of such termination the Company enters into a definitive agreement to consummate a Qualifying Transaction, and a Qualifying Transaction is subsequently consummated (which need not be the same Qualifying Transaction that was made, disclosed or publicly known prior to the termination hereof). Any fee due under this Section 7.02(b) shall be paid by wire transfer to the account specified in writing by Parent of same-day funds on the date of termination pursuant to clause (i) above; within two (2) Business Days after termination pursuant to clause (ii) or (iii) above; or within two (2) Business Days after consummation of such transaction in the case of termination pursuant to clause (iv) above.

(c) Parent shall pay to the Company the Parent Termination Fee if the Company validly terminates this Agreement pursuant to Section 7.01(g). Any fee due under this Section 7.02(c) shall be paid by wire transfer to the account specified in writing by the Company of same-day funds within two (2) Business Days after such termination.

(d) If the Company fails to promptly pay any amount due pursuant to Section 7.02(b) or Parent fails to promptly pay any amounts due pursuant to Section 7.02(c), then the non-paying party will pay or cause to be paid to the other party (or its designee) the amount due, together with interest accruing daily on such amount at an annual rate equal to 8.0% from the date on which such payment was owed.

(e) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 7.02, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay to Parent (or its designee) more than one Company Termination Fee pursuant to Section 7.02(b). In no event shall Parent be required to pay to the Company more than one Parent Termination Fee pursuant to Section 7.02(c).

(f) Notwithstanding anything to the contrary in this Agreement or any Transaction Document or any other agreement referenced herein or therein or otherwise, but subject in all respects to this Section 7.02, Section 8.10 and Section 8.11 (including, in each case, the limitations set forth therein), if Parent or Sub fails to effect the Closing when required by Section 1.02 for any or no reason or otherwise breaches this Agreement or any Transaction Document (whether such breach is intentional, unintentional, willful or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful or otherwise), then the Company’s right to (A) a decree or order of specific performance or any injunction or injunctions or other equitable relief if and to the extent permitted by Section 8.10, (B) terminate the Agreement pursuant to Section 7.01 and seek monetary damages solely on the basis of fraud by Parent and (C) terminate the Agreement pursuant to Section 7.01(g) and if, as and when required pursuant to Section 7.02(c), receive payment of the Parent Termination Fee, shall, together with, if applicable, the rights of the Company to expense reimbursement or indemnification under Section 5.07(i), Section 5.08(d) and Section 5.13 and the rights of the Company under Section 7.02(d), be the sole and exclusive remedies (whether at Law, in equity, in Contract, in tort or otherwise) of the Company Related Parties, Company Representatives and any other person against the Parent Related Parties for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto. Notwithstanding anything to the contrary, under no circumstances can the Company receive both (i) an award of monetary damages, on the one hand, and (ii) the Parent Termination Fee, on the other hand.

(g) Except (A) as provided in Section 7.02(f) or (B) claims, if any, against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, no Parent Related Party will have any liability or obligation to the Company Related Parties, the Company Representatives or any other person, including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents or certificates referenced herein or therein or the transactions contemplated hereby or thereby or any breach of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of the Financing Sources nor any of their former, current and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees shall have any liability or obligation to the Company Related Parties, the Company Representatives or any other person arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Financing Commitments. Without limiting the foregoing, upon payment of the Parent Termination Fee, if, as and when required pursuant to Section 7.02(c) and the amounts, if any, as and when due, pursuant to Section 5.07(i), Section 5.08(d), Section 5.13 and Section 7.02(d), no Parent Related Party shall have any further liability or obligation to the Company Related Parties, the Company Representatives or any other person, including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents referenced herein or therein or the transactions contemplated hereby or thereby or in respect of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(h) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise, subject to Section 8.10, the maximum aggregate liability of the Parent Related Parties under the Transaction Documents or otherwise collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby (including the Financing) to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 7.02(c), plus (ii) the amounts, if any, due and owing to the Company pursuant to Section 5.07(i), Section 5.08(d), Section 5.13 and Section 7.02(d); provided, that (A) in no event shall the aggregate amount of Parent’s obligations described in clause (i) of this Section 7.02(h) together with the aggregate amount of Parent’s obligations described in clause (x) of the first proviso in Section 7.02(a) exceed the amount of the Parent Termination Fee and (B) in no event shall the aggregate amount of Parent’s obligations described in clause (ii) of this Section 7.02(h) exceed $1,000,000, and in no event shall the Company Related Parties and the Company Representatives seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Parent Termination Fee or any of the foregoing limitations (as applicable); provided, further, that the parties acknowledge and agree that the foregoing shall not apply to claims, if any, against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.

Section 7.03 Amendment. Subject to Section 5.10(e), this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended, except by an instrument in writing signed by each of the parties.

Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no waiver shall be made under this

Agreement after the Effective Time. Except as required by Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Guarantee) shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by facsimile transmission or email (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Mount Olympus Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

Facsimile: (646) 607-0546

Attention: Matthew Nord

                                     Robert Kalsow-Ramos

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Fax: (212) 403-2000

Attention: Andrew J. Nussbaum and Karessa L. Cain

Email: AJNussbaum@wlrk.com and KLCain@wlrk.com

If to the Company:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attn: David C. Mussman

Fax: (402) 963-1211

Email: DCMussman@West.com

with copies to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Fax: (312) 853-7036

Attention: Paul L. Choi

Email: pchoi@sidley.com

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto), the Guarantee, the Equity Commitment Letter, the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement; provided, however, that in the event of any inconsistency between the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) to any of their respective affiliates; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing. Any assignment or transfer in violation of the preceding sentence shall be void. No assignment by any party hereto will relieve such party of any of its obligations hereunder.

Section 8.06 Parties in Interest. Except for (a) Article II, which, after the Closing, shall be for the benefit of any person entitled to payment thereunder, (b) Section 5.10, which, after the Closing, shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, and (c) the right of the holders of Shares to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such stockholders) and other relief, including equitable relief, for a breach by Parent or Sub of its obligations under this Agreement, each of whom shall be an express third-party beneficiary of this Agreement, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that (i) the persons named in clauses (a) and (b) of this sentence shall be entitled to enforce their rights under this Agreement and (ii) the rights granted pursuant to clause (c) of this sentence shall be enforceable on behalf of the holders of Shares only by the Company, in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company. The parties further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise, unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties may be subject to waiver by the parties in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, Section 7.02, Section 8.08, Section 8.11 and this Section 8.06 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the foregoing provisions may not be amended in a manner adverse to the Debt Financing Sources in any material respect without their prior written consent).

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Financing is the responsibility of Parent and Sub and not the Company or any Company Subsidiary and that (i) the Company makes no representations or warranties relating to the Financing (including whether the Company has authorized the Financing or whether any of the transactions contemplated by the Financing conflict with or violate any obligation of the Company or any Company Subsidiary or Contract to which the Company or any Company Subsidiary is a party), (ii) except for Section 5.07(f) and (g) and Sections 5.08(a), (b) and (c), none of the covenants of the Company in this Agreement require the Company to take any action relating to the Financing and (iii) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the Transactions shall not include the Financing.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b) Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the

Transactions. Each of the parties agrees not to commence any Proceeding relating thereto, except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties acknowledges and irrevocably agrees (i) that any legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Transactions, the Debt Financing, the Debt Commitment Letter, or the performance of services thereunder or related will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal Proceeding in any such court; and (v) that any such legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS (INCLUDING ANY SUCH LITIGATION RELATING TO THE DEBT FINANCING OR INVOLVING THE DEBT FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(d).

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that, subject to this Section 8.10, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Except as otherwise provided in this Agreement, and for the avoidance of doubt, subject in all respects to this Section 8.10, Section 7.02 and Section 8.11 (and, in each case, the limitations set forth herein or therein), any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything else to the contrary in any Transaction Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 7.02, this Section 8.10 and Section 8.11, concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 8.10 and (ii) payment of monetary damages pursuant to clause (x) of the first proviso in Section 7.02(a) or the Parent Termination Fee, if, as and when required pursuant to Section 7.02(c), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both (A) a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitment) or other equitable relief and (B) payment of any monetary damages whatsoever and/or the payment of the Parent Termination Fee, or (2) both (A) payment of any monetary damages whatsoever and (B) payment of the Parent Termination Fee. Each of the parties agrees that no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

(c) Specific Performance in Respect of Financing. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or otherwise to the contrary, it is acknowledged and agreed that Parent has an obligation hereunder to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and such obligation of Parent will be subject to the requirements set forth in clauses (A) and (B) below, and the right of the Company to specific performance in connection with enforcing (x) such obligation of Parent (whether under this Agreement or the Equity Commitment Letter) and (y) the obligation of Parent to consummate the Merger, will be subject to the requirements that (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Sub fail to consummate the Merger on the date required pursuant to Section 1.02; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur (and the Company has not revoked, withdrawn, modified or conditioned such irrevocable confirmation), and Parent and Sub fail to complete the Closing within three (3) Business Days after delivery of the Company’s irrevocable written confirmation. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger unless the Debt Financing has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing.

Section 8.11 Non-Recourse.

(a) Each party agrees, on behalf of itself and its Related Parties, that all Proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, any other

Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance of this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document and, in accordance with, and subject to the terms and conditions of this Agreement and the applicable Transaction Document. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Related Parties, that no recourse under this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other person, including any Parent Related Party and any Company Related Party, and no other person, including any Parent Related Party and any Company Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the Company, Parent or Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 7.02, Section 8.10 and this Section 8.11): (i) against any person that is party to the Confidentiality Agreement under, and subject to the terms and conditions of, the Confidentiality Agreement, (ii) against each Guarantor under, and subject to the terms and conditions of, the Guarantee, (iii) against the Equity Financing Sources for specific performance of the obligation of the Equity Financing Sources to fund their committed portions of the Equity Financing under, and subject to the terms and conditions of, the Equity Financing Commitment, (iv) against the Company, Parent or Sub, as applicable, under, and subject to the terms and conditions of, this Agreement or any other Transaction Document to which such person is a party, or (v) against any parties to the Voting Agreements under, and subject to the terms and conditions of, the Voting Agreements, and (2) Parent and its affiliates may assert against the Financing Sources pursuant to the terms and conditions of the Financing Commitments.

(b) Notwithstanding anything to the contrary herein or otherwise, (i) no Company Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Transactions, the Debt Financing or any other transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing shall not in any way limit or modify the rights and obligations of Parent and its affiliates to assert claims against the Debt Financing Sources pursuant to the terms and conditions of the Debt Commitment Letter and (ii) no Parent Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MOUNT OLYMPUS HOLDINGS, INC.

By:	/s/ Matthew H. Nord

Name:	Matthew H. Nord
Title:	Chief Executive Officer and President
OLYMPUS MERGER SUB, INC.

By:	/s/ Matthew H. Nord

Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

WEST CORPORATION

By:	/s/ Thomas B. Barker

Name:	Thomas B. Barker
Title:	Chief Executive Officer and Chairman of the Board

Signature Page to Agreement and Plan of Merger

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms no less favorable to the Company in all material respects than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03 and such confidentiality agreement need not include a standstill or similar provision.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person; provided that in no event shall Parent, Sub or any of their Subsidiaries be considered an affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an affiliate of Parent, Sub or any of their Subsidiaries.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate Restricted Stock payments payable under Section 2.03(c), the aggregate Option Payments and the aggregate Stock Unit Payments.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including, as applicable, the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property owned by, or licensed exclusively to, the Company or any Company Subsidiary that is used by the Company and the Company Subsidiaries in conducting the business of the Company or any Company Subsidiary.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company or any Company Subsidiary is a party.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or a Company Subsidiary leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that, (A) individually or in the aggregate together with all other Effects, has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) the Company’s November 1, 2016 announcement regarding the commencement of a process to explore the Company’s range of financial and strategic alternatives, including, but not limited to, the sale or separation of one or more of its operating businesses, or a sale of the Company; (c) any Effect generally affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) or any Effect generally affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (d) the suspension of trading in securities generally on the NASDAQ; (e) any development or change after the date hereof in applicable Law or GAAP; (f) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement or taken with Parent’s prior written consent or at Parent’s written request, or the failure by the Company or any of the Company Subsidiaries to take any action that is expressly prohibited by this Agreement (including under Section 5.01(a)) to the extent Parent fails to provide its consent to such action after receipt of a written request therefor and after the disclosure to Parent by the Company of all material and relevant facts and information known to the Company; (g) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (h) the existence, occurrence or continuation of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (i) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (i) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (h)) from being taken into account in determining whether a Company Material Adverse Effect has occurred; provided, that this clause (i) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other metrics for any period); provided, that with respect to clauses (c), (d), (e), (g) and (h), such Effects shall be taken into account to the extent they materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate or (B) prevents or materially impairs or delays the Company and the Company Subsidiaries from performing in any material respect their respective obligations under this Agreement or consummating the Transactions.

“Company Recommendation” means the recommendation of the Company Board that the stockholders of the Company vote in favor of the Company Stockholder Approval.

“Company Related Parties” means, collectively, (A) the Company and (B) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of the Company.

“Company Representatives” means the directors, officers, advisors, affiliates, representatives, employees, consultants, advisors, investment bankers, accountants and counsel of the Company and the Company Subsidiaries.

“Company Stock Plans” means the West Corporation 2006 Executive Incentive Plan, the Amended and Restated 2013 Long-Term Incentive Plan, the West Corporation Nonqualified Deferred Compensation Plan, the West Corporation Stock Deferral Plan and the Company Stock Purchase Plan.

“Company Stock Purchase Plan” means the Company’s 2013 Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $72,000,000.

“Competing Proposal” means, other than the Transactions, any proposal or offer from any person (other than Parent, Sub or any of their respective affiliates) relating to (a) the acquisition (whether by merger, consolidation, equity investment, joint venture, recapitalization, reorganization, exchange offer, self-tender, recapitalization, liquidation or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries (measured by either book value or fair market value), taken as a whole, or to which more than twenty percent (20%) of the Company’s revenue on a consolidated basis is attributable or (b) the acquisition in any manner, directly or indirectly, by any person of beneficial ownership of more than twenty percent (20%) of the issued and outstanding Shares or any other equity interest in the Company or securities convertible into or exchangeable for such Shares or equity interests.

“Compliant” means, with respect to the Required Financing Information, that (i) such Required Financing Information does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Financing Information not misleading under the circumstances, (ii) such Required Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that are applicable to such Required Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (iii) the financial statements and other financial information included in such Required Financing Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Apollo Management VIII, L.P. dated November 30, 2016.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, permit, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment (other than any purchase or sale order) to which a person is a party or to which the properties or assets of such person are subject, in each case whether written or oral.

“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901) and registrations and pending applications to register the same.

“Credit Agreements” means (i) the Amended and Restated Credit Agreement, dated as of October 5, 2010, among the Company, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time and (ii) the Receivables Purchase Agreement, dated as of August 28, 2009, among West Receivables LLC, as seller, the Company, as servicer, the purchasers party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended restated, supplement or otherwise modified from time to time.

“Debt Financing Sources” means the Lenders and the other persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letter, and any joinder agreements, indentures or credit agreements permitted under this Agreement and entered into pursuant thereto or relating thereto, together with their affiliates, current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners involved in the Debt Financing and their successors and assigns.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean-up of the environment, occupational safety and health in respect of exposure to Hazardous Substances or the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(a)(ii) and Dissenting Shares.

“FCC” means the Federal Communications Commission.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any of the wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases; (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than foreign exchange hedges entered into with respect to nonmonetary assets or liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries); and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights, including all (a) Patents, (b) Trademarks and Internet domain names, (c) Copyrights, (d) computer software programs in both source code, or object code, including any and all software implementations of algorithms, models and methodologies, and documentation, related to any of the foregoing, (e) mask works and industrial designs, and all applications and registrations in connection therewith, and (f) Trade Secrets

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intervening Event” means any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of this Agreement that (a) was not known, or reasonably foreseeable (or the material consequences were not known or reasonably foreseeable) to or by the Company Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company, any Company Subsidiary or any Company Representative, and (b) does not involve or relate to the receipt, existence or terms of a Competing Proposal.

“knowledge” or “known” means, (a) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter (following reasonable inquiry consistent with their position and duties), and (b) with respect to Parent, the actual knowledge of the individuals listed in Section 1.01 of the Parent Disclosure Letter (following reasonable inquiry).

“Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Marketing Period” means the first period of 17 consecutive days after the date of this Agreement and throughout which and at the end of which (i) Parent has the Required Financing Information and the Required Financing Information is Compliant; (ii) the conditions set forth in Sections 6.01 and 6.02 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 or 6.02 to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), assuming that such conditions were applicable at any time during such 17 consecutive day period; provided, that (A) May 29, 2017, July 3, 2017 and July 4, 2017 shall not be considered calendar days for purposes of such 17 consecutive day period and (B) if such 17 consecutive days shall not have elapsed on or prior to August 18, 2017, then such 17 consecutive day period shall commence no earlier than September 5, 2017. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained and (B) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive day period referenced herein (1) the Company’s independent accountant has withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Parent, (2) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or any such restatement is under active consideration, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Financing Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP, (3) any Required Financing Information would not be Compliant at any time during such consecutive day period (it being understood and agreed that if any Required Financing Information provided at the commencement of the Marketing Period ceases to be Compliant during such consecutive day period, then the Marketing Period will be deemed not to have occurred) or otherwise does not include the “Required Financing Information” as defined or (4) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not be deemed to commence unless and until such reports have been filed; and (b) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth Business Day after such report has been filed.

“NASDAQ” means the NASDAQ Global Select Market.

“Parent Related Parties” means, collectively, (A) Parent, Sub, the Guarantors, (B) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, affiliates (other than Parent, Sub or the Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Sub and the Guarantors and (C) any portfolio company or investment fund affiliated with Apollo Global Management, LLC.

“Parent Termination Fee” means an amount in cash equal to $134,000,000.

“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs and invention disclosure forms.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business that are not material individually or in the aggregate, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement as being secured as of the date of this Agreement, (d) easements that are disclosed in the real estate title insurance policies, commitments and reports or in the surveys for the Owned Real Properties made available to Parent prior to the date hereof (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations that do not materially impair the existing use of the subject real property and improvements, (f) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property, (g) Liens that affect the underlying fee interest of any real property that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property and (h) such other Liens that are not material in amount or do not materially detract from the value or materially impair the existing use of the property to which they relate.

“Personal Data” means any information relating to an identified or identifiable natural person, including an individual’s name, address, social security number, financial account information, email address or medical record or health information.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Privacy and Security Requirements” means all applicable Laws related to data privacy and data security, including, as applicable, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, and all implementing regulations thereof (“HIPAA”) and the privacy and security policies of the Company and the Company Subsidiaries.

“Proxy Statement” means a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Required Financing Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering(s) of high yield debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements and all unaudited financial statements (which will have been reviewed by the Company’s independent accountants as provided in Statement on Auditing Standards 100)); and (ii) (A) such other financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Commitment Letter or of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act; or (B) as otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum), customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in clauses (i) and (ii), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements or pro forma financial information not required to be provided by the Company or the Company Subsidiaries pursuant to Section 5.07(f)(iii), (2) description of all or any portion of the Debt Financing, including any “description of notes”, (3) risk factors relating to all or any component of the Debt Financing or (4) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the fair value of the assets of such person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such person and its subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“State PSCs” means state telecommunications regulatory agencies.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to seventy percent (70%)) made by any person on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person making such proposal (including any break-up fees, expense reimbursement provisions, the conditionality and the timing and likelihood of consummation of such proposal), that (a) if consummated, would result in a transaction that is more favorable, including from a financial point of view, to the Company and its stockholders than the Transactions and (b) is reasonably capable of being completed on the terms proposed.

“Tax” and “Taxes” means any federal, state, local or foreign income, gross receipts, windfall profit, gains, net worth, severance, property, production, sales, use, value added, license, excise, stamp, transfer, franchise, employment, payroll, withholding, social security, alternative or add-on minimum or any other similar tax, levy, tariff, impost, customs duty or similar charge, together with any and all interest, penalties or additions thereto, imposed directly or indirectly by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans, and pending registrations and applications to register the foregoing and all of the goodwill of the Company associated with the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Guarantee, the Financing Commitments, the Voting Agreements and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	Section 5.03(c)
Agreement	Preamble
Antitrust Counsel Only Material	Section 5.06(c)
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.02
Closing Date	Section 1.02
Communications Act	Section 3.04(b)
Company	Preamble
Company Affiliate Transaction	Section 3.28
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company By-laws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Financial Statements	Section 3.06(b)
Company Material Contract	Section 3.18(b)(xiii)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Registered Intellectual Property	Section 3.17(a)
Company SEC Documents	Section 3.06(a)
Company Stockholder Approval	Section 3.22
Company Stockholder Meeting	Section 5.04(c)
D&O Insurance	Section 5.10(b)
Debt Commitment Letter	Section 4.07(a)
Debt Financing	Section 4.07(a)
Deferred Compensation Plan	Section 2.03(e)
Definitive Debt Financing Agreements	Section 5.07(a)
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.03
Equity Commitment Letter	Section 4.07(a)
Equity Financing	Section 4.07(a)
Equity Financing Sources	Section 4.07(a)
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
FCC Approvals	Section 3.04(b)
Fee Letter	Section 4.07(a)
Final Payment Period	Section 2.03(d)
Financing	Section 4.07(a)
Financing Commitments	Section 4.07(a)
Financing Sources	Section 4.07(a)

Term	Section
Financing Uses	Section 4.07(b)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Liabilities	Section 5.10(a)
Indemnified Parties	Section 5.10(a)
Indemnified Party	Section 5.10(a)
Indenture	Section 5.08(b)
IRS	Section 3.12(c)
Leased Real Property	Section 3.15
Lenders	Section 4.07(a)
Maximum Premium	Section 5.10(b)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Notice of Change of Recommendation	Section 5.03(d)(iii)
Notional Shares	Section 2.03(e)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.15
Parent	Preamble
Parent Disclosure Letter	Article IV
Paying Agent	Section 2.02(a)
Permit	Section 3.05(a)
Proceeding	Section 3.11
Qualifying Transaction	Section 7.02(b)
Reportable Person	Section 4.12
Restricted Stock	Section 2.03(c)
Restricted Stock Award	Section 2.03(c)
Sarbanes-Oxley Act	Section 3.06(a)
Secured Indenture	Section 5.08(b)
Share	Section 2.01(a)(i)
Shares	Section 2.01(a)(i)
Significant Customers	Section 3.27
Significant Suppliers	Section 3.27
Specified Date	Section 3.02(a)
State PSC Approvals	Section 3.04(b)
Stock Unit Award	Section 2.03(b)
Stock Unit Payments	Section 2.03(b)
Stock Units	Section 2.03(b)
Sub	Preamble
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.21
Transaction Litigation	Section 5.15
Transactions	Recitals
Union Contracts	Section 3.13(b)
Unsecured Indenture	Section 5.08(b)
Voting Agreements	Recitals

ANNEX B

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

May 9, 2017

The Board of Directors

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) (other than Excluded Shares, as defined below), of West Corporation, a Delaware corporation (the “Company”), of the $23.50 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and the Company. The Agreement provides that Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares that are held in the treasury of the Company, (ii) Shares owned of record by any wholly owned Company subsidiary, (iii) Shares owned of record by Parent or any of its wholly owned subsidiaries and (iv) Dissenting Shares (as defined in the Agreement) (the shares referred to in clauses (i), (ii), (iii) and (iv), together with any Shares held by any other affiliate of Parent, “Excluded Shares”)) shall be converted into the right to receive $23.50 per Share in cash, without interest (the $23.50 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide financial advisory services to the Company but we have not received compensation from the Company for such services. In the past two years, we were engaged to provide financial advisory services unrelated to the Company or the Transaction to the Board of Directors of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor”), and we received compensation for such services. Clear Channel Outdoor is a publicly traded company that is controlled by iHeartMedia, Inc., another publicly traded company in which affiliates of Thomas H. Lee Partners, L.P. (“THL”) (which owns approximately 21% of the Company’s outstanding common stock), together with affiliates of Bain Capital Private Equity, L.P., collectively hold a

The Board of Directors

West Corporation

May 9, 2017

majority ownership interest. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Sub and we have not received compensation from Parent or Sub. In the past two years, we have been engaged to provide, and are currently providing, (i) financial advisory services unrelated to the Company or the Transaction to a portfolio company of Apollo Global Management, LLC (“Apollo”), an affiliate of Parent, and (ii) financial advisory services to Apollo and/or its affiliates, as lenders under a debtor-in-possession facility entered into in connection with a bankruptcy proceeding unrelated to the Company or the Transaction. We have received, and may in the future receive, compensation for certain of the foregoing services. In addition, in the past two years, we have been engaged to provide, and in certain cases are currently providing, financial advisory services unrelated to the Company or the Transaction to financial creditor groups or ad hoc creditor committees (of which one or more affiliates of Apollo is a member) in connection with restructurings or potential restructurings involving the relevant issuer, and we have received, and may in the future receive, compensation for such services. We also note that in the past two years we have been engaged to provide, and are currently providing, financial advisory services to a committee of independent members of the Board of Directors of Caesars Entertainment Corporation, a publicly traded portfolio company of Apollo and TPG Capital, LP, in connection with a merger transaction with Caesars Acquisition Corporation, another publicly traded portfolio company of Apollo and TPG Global, LLC, and other matters, and we have received, and may in the future receive, compensation for such services. We may provide financial advisory and other services to or with respect to the Company, THL, Parent or Apollo or their respective affiliates, including portfolio companies of THL and Apollo, in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, THL, Parent, Apollo or any of their respective affiliates, including portfolio companies of THL and Apollo, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated May 9, 2017 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2016, 2015 and 2014; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available

The Board of Directors

West Corporation

May 9, 2017

estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or any other person, or the ability of the Company or any other person to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

The Board of Directors

West Corporation

May 9, 2017

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D-1

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2017, is entered into by and among Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Coinvestment Partners, L.P., THL Equity Fund VI Investors (West), L.P., THL Equity Fund VI Investors (West) HL, L.P., Putnam Investment Holdings, LLC and Putnam Investments Employees’ Securities Company III LLC (collectively the “Covered Stockholders,” and each, a “Covered Stockholder”), Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), and Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). The Covered Stockholders, Parent and Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Covered Stockholder is a stockholder of West Corporation, a Delaware corporation (the “Company”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, the Existing Shares (as defined herein) set forth opposite each Covered Stockholder’s name on Schedule 1(a) attached hereto are beneficially owned by such Covered Stockholder.

D. As a condition and inducement to the willingness of Parent and Sub to enter into the Merger Agreement, the Covered Stockholders have agreed to enter into this Agreement.

E. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Agreement to Vote.

(a) Voting. During the Term (as defined herein), at any meeting of the stockholders of the Company (the “Stockholders”), including the Company Stockholder Meeting, however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, each Covered Stockholder shall (i) vote (or cause to be voted) all of its Covered Shares as of the applicable record date so that all of such Covered Shares are duly counted for purposes of determining whether a quorum is present and (ii) vote (or cause to be voted) all of its Covered Shares as of the applicable record date (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (including in favor of the Company Stockholder Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement

D-1-1

and (C) against: (1) any action or proposal in favor of a Competing Proposal (without regard to the terms of such Competing Proposal), and (2) any action, proposal, transaction or agreement that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

(b) Grant of Irrevocable Proxy. Each Covered Stockholder hereby irrevocably appoints Parent and any person designated in writing by Parent, and each of them individually, as such Covered Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting of the Stockholders (including the Company Stockholder Meeting), however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, in each case, at which any of the matters described in Section 1(a) is to be considered during the Term, with respect to the Covered Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 1(a); provided, however, that such Covered Stockholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, such Covered Stockholder has not delivered to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that the Covered Shares be voted in accordance with Section 1(a). This proxy, if it becomes effective, is given to secure the performance of the duties of such Covered Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 1(a). This proxy shall expire and be deemed revoked and terminated automatically at the expiration of the Term.

2. No Transfers or Solicitation.

(a) Restrictions on Transfers. Each Covered Stockholder hereby agrees, during the Term, not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Covered Shares of such Covered Stockholder (any such action, a “Transfer”), (ii) except as otherwise provided in Section 1(b), grant any proxies or powers of attorney with respect to the Covered Shares of such Covered Stockholder, deposit any such Covered Shares into a voting trust or enter into a voting agreement with respect to any such Covered Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1(a) of this Agreement or (iii) commit or agree to take any of the foregoing actions during the Term; provided that, notwithstanding the foregoing, the following Transfers are permitted: (A) Transfers of Covered Shares to any person who has agreed in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms of this Agreement, (B) Transfers of Covered Shares with Parent’s prior written consent and (C) Transfers of Covered Shares after the receipt of the Company Stockholder Approval.

(b) No Solicitation, Discussion or Negotiation. During the Term of this Agreement, each Covered Stockholder shall not and shall cause each of its controlled affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (iii) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with any third person with respect to, any Competing Proposal, (iv) approve or recommend, or propose to approve or recommend, a Competing Proposal, (v) enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from complying with its obligations under Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement) or (vi) agree to do any of the foregoing; provided, however, that, notwithstanding the foregoing, each Covered Stockholder or affiliate thereof may participate in discussions or negotiations with any person regarding a Competing Proposal if, and solely to the extent that, the Company is permitted to engage in discussions or negotiations with such person regarding such Competing Proposal pursuant to the Merger Agreement, in each

D-1-2

case pursuant to the terms and conditions of Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement).

3. No Limitations on Actions. Parent expressly acknowledges that each Covered Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the applicable Covered Shares, and this Agreement shall not limit or otherwise affect the actions or exercise of fiduciary duties of such Covered Stockholder, or any representative, affiliate, trustee, beneficiary, settlor, employee or designee of such Covered Stockholder or any of its affiliates in its capacity, if applicable, as a director or officer of the Company.

4. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), split-up, distribution, combination, exchange of shares, readjustment or other similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 8(l) of this Agreement) by a Covered Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by a Covered Stockholder; provided, that nothing in this Section 4(a) shall be construed to permit or require the Covered Stockholders to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(b) Commencement or Participation in Actions. Each Covered Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.

(c) Appraisal Rights or Rights of Dissent. Each Covered Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Covered Stockholder may have with respect to the Covered Shares.

(d) Publication and Disclosure. Each Covered Stockholder hereby agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, this Agreement and such Covered Stockholder’s identity and ownership of the Covered Shares and the nature of such Covered Stockholder’s commitments, arrangements and understandings under this Agreement.

(e) Further Assurances. From time to time, upon prior notice and at the reasonable request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to comply with its obligations under this Agreement.

5. Representations and Warranties of the Covered Stockholder. Each Covered Stockholder represents and warrants to Parent and Sub as to itself as follows:

(a) Title. Such Covered Stockholder owns of record or beneficially its Existing Shares (as set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto). The Existing Shares set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto constitute all of the Shares owned of record or beneficially by such Covered Stockholder on the date hereof. Such Covered Stockholder has voting power with respect to all of its Covered Shares, and none of such Covered Stockholder’s Covered Shares are subject to any

D-1-3

voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of such Covered Shares, except as contemplated by this Agreement or as disclosed in Schedule 5(a) attached hereto. Except as permitted or required by this Agreement and except as disclosed in Schedule 5(a) attached hereto, the Covered Shares of such Covered Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

(b) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby, and if such Covered Stockholder is not an individual, such Covered Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Covered Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Covered Stockholder, or its board of directors or managers, general partner or other entity, governing body or person, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by, or on behalf of, such Covered Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, constitutes a legal, valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(e) No Conflicts. The execution and delivery of this Agreement by such Covered Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Covered Stockholder or such Covered Stockholder’s Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Covered Stockholder or any of its affiliates required by the rules and regulations promulgated under the Exchange Act or as would not impact such Covered Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

6. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Covered Stockholders as follows:

(a) Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Parent and Sub have the requisite power and authority and have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Sub or either of its board of directors or managers, general partner or other entity, governing body or person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Sub, and assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

D-1-4

(d) No Conflicts. The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Parent or Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by Parent or Sub required by the rules and regulations promulgated under the Exchange Act or as would not impact Parent’s or Sub’s ability to perform or comply with its obligations under this Agreement in any material respect.

7. Termination.

(a) Term. The term of this Agreement (“Term”) and all rights and obligations of the Parties hereunder shall commence on the date hereof and shall immediately terminate and expire upon the earliest of, without the need for any further action by any person, (i) the mutual written agreement of the Parties; (ii) the consummation of the Merger; (iii) the entry without the prior written consent of the Covered Stockholders into any amendment, modification or waiver of any provision of the Merger Agreement (A) that reduces the amount, or modifies the form, of the Merger Consideration payable to any of the stockholders of the Company (other than adjustments in accordance with the terms of the Merger Agreement), (B) that amends or modifies any of the closing conditions in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (C) that is in any way material and adverse, or adverse from a financial standpoint, to any of the Covered Stockholders; (iv) the termination of the Merger Agreement pursuant to and in compliance with the terms therein; (v) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to a Competing Proposal; and (vi) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to an Intervening Event.

(b) Survival of Certain Provisions. In the event of termination of this Agreement pursuant to Section 7(a), this Agreement shall become void and of no effect with no liability on the part of any Party hereto; provided, however, no such termination shall relieve the Covered Stockholders from any liability for any willful breach of this Agreement or any of the Parties from any liability for fraud, in each case occurring prior to such termination and the provisions of this Article 7 and Article 8 shall survive any such termination.

8. Miscellaneous.

(a) Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Sub, to:

Mount Olympus Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

Fax: (646) 607-0546

Attention: Matthew Nord

Robert Kalsow-Ramos

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

D-1-5

Telephone: (212) 403-1000

Fax: (212) 403-2000

Attention: Andrew J. Nussbaum and Karessa L. Cain

Email: AJNussbaum@wlrk.com and KLCain@wlrk.com

If to a Covered Stockholder:

c/o Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, MA 02110

Attention: General Counsel

Fax: (617) 227-3514

with copies (which will not constitute notice but will be required for proper notice to be given) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Michael J. Aiello

Fax: (212) 310-8007

E-mail: michael.aiello@weil.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will be effective solely as to such notified Party if in writing and only on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such other Party is actually prejudiced by such failure to give notice.

(b) Interpretation.

(i) When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, for any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

D-1-6

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(f) Extension; Waiver. Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Governing Law; Jurisdiction, Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party hereto or its successors or permitted assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(h).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by sale of stock, operation of law, in connection with a merger or sale of substantially all of the assets, or otherwise) without the prior written consent of the other Parties, and any attempt to do so will be null and void, except that any Covered Stockholder may assign all or any of its rights and obligations hereunder to any of its affiliates; provided, however, that no such assignment shall relieve the

D-1-7

assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as to be enforceable.

(k) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution or otherwise, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Covered Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Covered Stockholders in the voting of, or otherwise with respect to, any of the Covered Shares, except as otherwise provided herein.

(l) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Covered Stockholder, all such Shares that are owned of record or beneficially by such Covered Stockholder and acquired after the date hereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or warrants or the conversion of any convertible securities or otherwise).

“affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or the Company Subsidiaries (or any of their respective officers or directors) shall constitute an affiliate of any Covered Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Covered Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Covered Stockholder means the Shares that are owned of record or beneficially owned by the specified Covered Stockholder as of the date hereof, as set forth opposite such Covered Stockholder’s name on Schedule 1(a) hereto.

(m) Remedies. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(n) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

D-1-8

IN WITNESS WHEREOF, Parent, Sub and the Covered Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

MOUNT OLYMPUS HOLDINGS, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

OLYMPUS MERGER SUB, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-9

Covered Stockholders THOMAS H. LEE EQUITY FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-10

THOMAS H. LEE PARALLEL FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-11

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-12

THL COINVESTMENT PARTNERS, L.P.

By:	Thomas H. Lee Partners, L.P., its general partner
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-13

THL EQUITY FUND VI INVESTORS (WEST), L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-14

THL EQUITY FUND VI INVESTORS (WEST) HL, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-15

PUTNAM INVESTMENT HOLDINGS, LLC

By:	Putnam Investments, LLC, its managing member
By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-16

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC

By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting Agreement—Thomas H. Lee Partners, L.P.]

D-1-17

Schedule 1(a)

Covered Stockholder	Existing Shares
Thomas H. Lee Equity Fund VI, L.P.	7,532,661
Thomas H. Lee Parallel Fund VI, L.P.	5,100,718
Thomas H. Lee Parallel (DT) Fund VI, L.P.	890,993
THL Coinvestment Partners, L.P.	13,820
THL Equity Fund VI Investors (West), L.P.	3,955,934
THL Equity Fund VI Investors (West) HL, L.P.	605,113
Putnam Investment Holdings, LLC	38,444
Putnam Investments Employees’ Securities Company III LLC	38,430

Total	18,176,113

D-1-18

Schedule 5(a)

1.	Amended and Restated Stockholder Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.65 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

2.	Amended and Restated Registration Rights and Coordination Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.63 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

3.	Letter Agreement, dated as of June 24, 2013, by and among the Company and the THL Investors (filed as Exhibit 10.26 to the Company’s Form 10-K filed on February 20, 2014 (File No. 001-35846)).

D-1-19

ANNEX D-2

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2017, is entered into by and among Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP, Quadrangle Capital Partners II-A LP (collectively the “Covered Stockholders,” and each, a “Covered Stockholder”), Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), and Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). The Covered Stockholders, Parent and Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Covered Stockholder is a stockholder of West Corporation, a Delaware corporation (the “Company”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, the Existing Shares (as defined herein) set forth opposite each Covered Stockholder’s name on Schedule 1(a) attached hereto are beneficially owned by such Covered Stockholder.

D. As a condition and inducement to the willingness of Parent and Sub to enter into the Merger Agreement, the Covered Stockholders have agreed to enter into this Agreement.

E. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Agreement to Vote.

(a) Voting. During the Term (as defined herein), at any meeting of the stockholders of the Company (the “Stockholders”), including the Company Stockholder Meeting, however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, each Covered Stockholder shall (i) vote (or cause to be voted) all of its Covered Shares as of the applicable record date so that all of such Covered Shares are duly counted for purposes of determining whether a quorum is present and (ii) vote (or cause to be voted) all of its Covered Shares as of the applicable record date (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (including in favor of the Company Stockholder Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and (C) against: (1) any action or proposal in favor of a Competing Proposal (without regard to the terms of such Competing Proposal), and (2) any action, proposal, transaction or agreement that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

D-2-1

(b) Grant of Irrevocable Proxy. Each Covered Stockholder hereby irrevocably appoints Parent and any person designated in writing by Parent, and each of them individually, as such Covered Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting of the Stockholders (including the Company Stockholder Meeting), however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, in each case, at which any of the matters described in Section 1(a) is to be considered during the Term, with respect to the Covered Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 1(a); provided, however, that such Covered Stockholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, such Covered Stockholder has not delivered to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that the Covered Shares be voted in accordance with Section 1(a). This proxy, if it becomes effective, is given to secure the performance of the duties of such Covered Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 1(a). This proxy shall expire and be deemed revoked and terminated automatically at the expiration of the Term.

2. No Transfers or Solicitation.

(a) Restrictions on Transfers. Each Covered Stockholder hereby agrees, during the Term, not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Covered Shares of such Covered Stockholder (any such action, a “Transfer”), (ii) except as otherwise provided in Section 1(b), grant any proxies or powers of attorney with respect to the Covered Shares of such Covered Stockholder, deposit any such Covered Shares into a voting trust or enter into a voting agreement with respect to any such Covered Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1(a) of this Agreement or (iii) commit or agree to take any of the foregoing actions during the Term; provided that, notwithstanding the foregoing, the following Transfers are permitted: (A) Transfers of Covered Shares to any person who has agreed in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms of this Agreement, (B) Transfers of Covered Shares with Parent’s prior written consent and (C) Transfers of Covered Shares after the receipt of the Company Stockholder Approval.

(b) No Solicitation, Discussion or Negotiation. During the Term of this Agreement, each Covered Stockholder shall not and shall cause each of its controlled affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (iii) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with any third person with respect to, any Competing Proposal, (iv) approve or recommend, or propose to approve or recommend, a Competing Proposal, (v) enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from complying with its obligations under Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement) or (vi) agree to do any of the foregoing; provided, however, that, notwithstanding the foregoing, each Covered Stockholder or affiliate thereof may participate in discussions or negotiations with any person regarding a Competing Proposal if, and solely to the extent that, the Company is permitted to engage in discussions or negotiations with such person regarding such Competing Proposal pursuant to the Merger Agreement, in each case pursuant to the terms and conditions of Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement).

3. No Limitations on Actions. Parent expressly acknowledges that each Covered Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the applicable Covered Shares, and this Agreement

D-2-2

shall not limit or otherwise affect the actions or exercise of fiduciary duties of such Covered Stockholder, or any representative, affiliate, trustee, beneficiary, settlor, employee or designee of such Covered Stockholder or any of its affiliates in its capacity, if applicable, as a director or officer of the Company.

4. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), split-up, distribution, combination, exchange of shares, readjustment or other similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 8(l) of this Agreement) by a Covered Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by a Covered Stockholder; provided, that nothing in this Section 4(a) shall be construed to permit or require the Covered Stockholders to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(b) Commencement or Participation in Actions. Each Covered Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.

(c) Appraisal Rights or Rights of Dissent. Each Covered Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Covered Stockholder may have with respect to the Covered Shares.

(d) Publication and Disclosure. Each Covered Stockholder hereby agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, this Agreement and such Covered Stockholder’s identity and ownership of the Covered Shares and the nature of such Covered Stockholder’s commitments, arrangements and understandings under this Agreement. (e) Further Assurances. From time to time, upon prior notice and at the reasonable request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to comply with its obligations under this Agreement.

5. Representations and Warranties of the Covered Stockholder. Each Covered Stockholder represents and warrants to Parent and Sub as to itself as follows:

(a) Title. Such Covered Stockholder owns of record or beneficially its Existing Shares (as set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto). The Existing Shares set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto constitute all of the Shares owned of record or beneficially by such Covered Stockholder on the date hereof. Such Covered Stockholder has voting power with respect to all of its Covered Shares, and none of such Covered Stockholder’s Covered Shares are subject to any voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of such Covered Shares, except as contemplated by this Agreement or as disclosed in Schedule 5(a) attached hereto. Except as permitted or required by this Agreement and except as disclosed in Schedule 5(a) attached hereto, the Covered Shares of such Covered Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

D-2-3

(b) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby, and if such Covered Stockholder is not an individual, such Covered Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Covered Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Covered Stockholder, or its board of directors or managers, general partner or other entity, governing body or person, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by, or on behalf of, such Covered Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, constitutes a legal, valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(e) No Conflicts. The execution and delivery of this Agreement by such Covered Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Covered Stockholder or such Covered Stockholder’s Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Covered Stockholder or any of its affiliates required by the rules and regulations promulgated under the Exchange Act or as would not impact such Covered Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

6. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Covered Stockholders as follows:

(a) Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Parent and Sub have the requisite power and authority and have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Sub or either of its board of directors or managers, general partner or other entity, governing body or person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Sub, and assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(d) No Conflicts. The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Parent or Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by Parent or Sub required by the rules and regulations promulgated under the Exchange Act or as would not impact Parent’s or Sub’s ability to perform or comply with its obligations under this Agreement in any material respect.

D-2-4

7. Termination.

(a) Term. The term of this Agreement (“Term”) and all rights and obligations of the Parties hereunder shall commence on the date hereof and shall immediately terminate and expire upon the earliest of, without the need for any further action by any person, (i) the mutual written agreement of the Parties; (ii) the consummation of the Merger; (iii) the entry without the prior written consent of the Covered Stockholders into any amendment, modification or waiver of any provision of the Merger Agreement (A) that reduces the amount, or modifies the form, of the Merger Consideration payable to any of the stockholders of the Company (other than adjustments in accordance with the terms of the Merger Agreement), (B) that amends or modifies any of the closing conditions in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (C) that is in any way material and adverse, or adverse from a financial standpoint, to any of the Covered Stockholders; (iv) the termination of the Merger Agreement pursuant to and in compliance with the terms therein; (v) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to a Competing Proposal; and (vi) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to an Intervening Event.

(b) Survival of Certain Provisions. In the event of termination of this Agreement pursuant to Section 7(a), this Agreement shall become void and of no effect with no liability on the part of any Party hereto; provided, however, no such termination shall relieve the Covered Stockholders from any liability for any willful breach of this Agreement or any of the Parties from any liability for fraud, in each case occurring prior to such termination and the provisions of this Article 7 and Article 8 shall survive any such termination.

8. Miscellaneous.

(a) Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Sub, to:

Mount Olympus Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

Fax: (646) 607-0546

Attention: Matthew Nord

                                                 Robert Kalsow-Ramos

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Fax: (212) 403-2000

Attention: Andrew J. Nussbaum and Karessa L. Cain

Email: AJNussbaum@wlrk.com and KLCain@wlrk.com

D-2-5

If to a Covered Stockholder:

Quadrangle Group LLC

On behalf of Quadrangle Capital Partners II LP and Affiliated Entities

Attention: Michael Huber

1271 Avenue of the Americas

Suite 43A

New York NY 10020

Fax: (877) 325-0816

Email: Michael.Huber@Quadranglegroup.com

with copies (which will not constitute notice but will be required for proper notice to be given) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Raphael M. Russo

Fax: (212) 492-0309

Email: rrusso@paulweiss.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will be effective solely as to such notified Party if in writing and only on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such other Party is actually prejudiced by such failure to give notice.

(b) Interpretation.

(i) When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, for any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous

D-2-6

agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(f) Extension; Waiver. Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Governing Law; Jurisdiction, Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party hereto or its successors or permitted assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(h).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by sale of stock, operation of law, in connection with a merger or sale of substantially all of the assets, or otherwise) without the prior written consent of the other Parties, and any attempt to do so will be null and void, except that any Covered Stockholder may assign all or any of its rights and obligations hereunder to any of its affiliates; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

D-2-7

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as to be enforceable.

(k) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution or otherwise, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Covered Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Covered Stockholders in the voting of, or otherwise with respect to, any of the Covered Shares, except as otherwise provided herein.

(l) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Covered Stockholder, all such Shares that are owned of record or beneficially by such Covered Stockholder and acquired after the date hereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or warrants or the conversion of any convertible securities or otherwise).

“affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or the Company Subsidiaries (or any of their respective officers or directors) shall constitute an affiliate of any Covered Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Covered Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Covered Stockholder means the Shares that are owned of record or beneficially owned by the specified Covered Stockholder as of the date hereof, as set forth opposite such Covered Stockholder’s name on Schedule 1(a) hereto.

(m) Remedies. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(n) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

D-2-8

IN WITNESS WHEREOF, Parent, Sub and the Covered Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

MOUNT OLYMPUS HOLDINGS, INC.
By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President
OLYMPUS MERGER SUB, INC.
By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

[Signature Page to Voting Agreement—Quadrangle Group LLC]

D-2-9

Covered Stockholders
QUADRANGLE CAPITAL PARTNERS II LP
QUADRANGLE SELECT PARTNERS II LP
QUADRANGLE CAPITAL PARTNERS II-A LP
By: Quadrangle GP Investors II LP, its general partner
By: QCP GP Investors II LLC, its general partner
By:	/s/ Michael Huber
Name: Michael Huber
Title: President and Managing Principal

[Signature Page to Voting Agreement—Quadrangle Group LLC]

D-2-10

Schedule 1(a)

Covered Stockholder	Existing Shares
Quadrangle Capital Partners II LP	3,309,900
Quadrangle Select Partners II LP	88,797
Quadrangle Capital Partners II-A LP	383,264

Total	3,781,961

D-2-11

Schedule 5(a)

1.	Amended and Restated Stockholder Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.65 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

2.	Amended and Restated Registration Rights and Coordination Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.63 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

D-2-12

ANNEX D-3

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2017, is entered into by and among Gary L. West, Gary West CRT1 LLC, Gary West CRT2 LLC, Gary West CRT3 LLC, Gary West CRT4 LLC, Gary West CRT5 LLC, Gary and Mary West Health Institute, West Investment Holdings, LLC, Gary West IRA (collectively the “Covered Stockholders,” and each, a “Covered Stockholder”), Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), and Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). The Covered Stockholders, Parent and Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Covered Stockholder is a stockholder of West Corporation, a Delaware corporation (the “Company”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, the Existing Shares (as defined herein) set forth opposite each Covered Stockholder’s name on Schedule 1(a) attached hereto are beneficially owned by such Covered Stockholder.

D. As a condition and inducement to the willingness of Parent and Sub to enter into the Merger Agreement, the Covered Stockholders have agreed to enter into this Agreement.

E. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Agreement to Vote.

(a) Voting. During the Term (as defined herein), at any meeting of the stockholders of the Company (the “Stockholders”), including the Company Stockholder Meeting, however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, each Covered Stockholder shall (i) vote (or cause to be voted) all of its Covered Shares as of the applicable record date so that all of such Covered Shares are duly counted for purposes of determining whether a quorum is present and (ii) vote (or cause to be voted) all of its Covered Shares as of the applicable record date (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (including in favor of the Company Stockholder Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and (C) against: (1) any action or proposal in favor of a Competing Proposal (without regard to the terms of such Competing Proposal), and (2) any action, proposal, transaction or agreement that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

D-3-1

(b) Grant of Irrevocable Proxy. Each Covered Stockholder hereby irrevocably appoints Parent and any person designated in writing by Parent, and each of them individually, as such Covered Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting of the Stockholders (including the Company Stockholder Meeting), however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, in each case, at which any of the matters described in Section 1(a) is to be considered during the Term, with respect to the Covered Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 1(a); provided, however, that such Covered Stockholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, such Covered Stockholder has not delivered to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that the Covered Shares be voted in accordance with Section 1(a). This proxy, if it becomes effective, is given to secure the performance of the duties of such Covered Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 1(a). This proxy shall expire and be deemed revoked and terminated automatically at the expiration of the Term.

2. No Transfers or Solicitation.

(a) Restrictions on Transfers. Each Covered Stockholder hereby agrees, during the Term, not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Covered Shares of such Covered Stockholder (any such action, a “Transfer”), (ii) except as otherwise provided in Section 1(b), grant any proxies or powers of attorney with respect to the Covered Shares of such Covered Stockholder, deposit any such Covered Shares into a voting trust or enter into a voting agreement with respect to any such Covered Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1(a) of this Agreement or (iii) commit or agree to take any of the foregoing actions during the Term; provided that, notwithstanding the foregoing, the following Transfers are permitted: (A) Transfers of Covered Shares to any person who has agreed in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms of this Agreement, (B) Transfers of Covered Shares with Parent’s prior written consent and (C) Transfers of Covered Shares after the receipt of the Company Stockholder Approval.

(b) No Solicitation, Discussion or Negotiation. During the Term of this Agreement, each Covered Stockholder shall not and shall cause each of its controlled affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (iii) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with any third person with respect to, any Competing Proposal, (iv) approve or recommend, or propose to approve or recommend, a Competing Proposal, (v) enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from complying with its obligations under Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement) or (vi) agree to do any of the foregoing; provided, however, that, notwithstanding the foregoing, each Covered Stockholder or affiliate thereof may participate in discussions or negotiations with any person regarding a Competing Proposal if, and solely to the extent that, the Company is permitted to engage in discussions or negotiations with such person regarding such Competing Proposal pursuant to the Merger Agreement, in each case pursuant to the terms and conditions of Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement).

3. No Limitations on Actions. Parent expressly acknowledges that each Covered Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the applicable Covered Shares, and this

D-3-2

Agreement shall not limit or otherwise affect the actions or exercise of fiduciary duties of such Covered Stockholder, or any representative, affiliate, trustee, beneficiary, settlor, employee or designee of such Covered Stockholder or any of its affiliates in its capacity, if applicable, as a director or officer of the Company.

4. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), split-up, distribution, combination, exchange of shares, readjustment or other similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 8(l) of this Agreement) by a Covered Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by a Covered Stockholder; provided, that nothing in this Section 4(a) shall be construed to permit or require the Covered Stockholders to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(b) Commencement or Participation in Actions. Each Covered Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.

(c) Appraisal Rights or Rights of Dissent. Each Covered Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Covered Stockholder may have with respect to the Covered Shares.

(d) Publication and Disclosure. Each Covered Stockholder hereby agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, this Agreement and such Covered Stockholder’s identity and ownership of the Covered Shares and the nature of such Covered Stockholder’s commitments, arrangements and understandings under this Agreement.

(e) Further Assurances. From time to time, upon prior notice and at the reasonable request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to comply with its obligations under this Agreement.

5. Representations and Warranties of the Covered Stockholder. Each Covered Stockholder represents and warrants to Parent and Sub as to itself as follows:

(a) Title. Such Covered Stockholder owns of record or beneficially its Existing Shares (as set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto). The Existing Shares set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto constitute all of the Shares owned of record or beneficially by such Covered Stockholder on the date hereof. Such Covered Stockholder has voting power with respect to all of its Covered Shares, and none of such Covered Stockholder’s Covered Shares are subject to any voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of such Covered Shares, except as contemplated by this Agreement or as disclosed in Schedule 5(a) attached hereto. Except as permitted or required by this Agreement and except as disclosed in Schedule 5(a) attached hereto, the Covered Shares of such Covered Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

D-3-3

(b) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby, and if such Covered Stockholder is not an individual, such Covered Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Covered Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Covered Stockholder, or its board of directors or managers, general partner or other entity, governing body or person, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by, or on behalf of, such Covered Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, constitutes a legal, valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(e) No Conflicts. The execution and delivery of this Agreement by such Covered Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Covered Stockholder or such Covered Stockholder’s Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Covered Stockholder or any of its affiliates required by the rules and regulations promulgated under the Exchange Act or as would not impact such Covered Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

6. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Covered Stockholders as follows:

(a) Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Parent and Sub have the requisite power and authority and have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Sub or either of its board of directors or managers, general partner or other entity, governing body or person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Sub, and assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(d) No Conflicts. The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Parent or Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by Parent or Sub required by the rules and regulations promulgated under the Exchange Act or as would not impact Parent’s or Sub’s ability to perform or comply with its obligations under this Agreement in any material respect.

D-3-4

7. Termination.

(a) Term. The term of this Agreement (“Term”) and all rights and obligations of the Parties hereunder shall commence on the date hereof and shall immediately terminate and expire upon the earliest of, without the need for any further action by any person, (i) the mutual written agreement of the Parties; (ii) the consummation of the Merger; (iii) the entry without the prior written consent of the Covered Stockholders into any amendment, modification or waiver of any provision of the Merger Agreement (A) that reduces the amount, or modifies the form, of the Merger Consideration payable to any of the stockholders of the Company (other than adjustments in accordance with the terms of the Merger Agreement), (B) that amends or modifies any of the closing conditions in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (C) that is in any way material and adverse, or adverse from a financial standpoint, to any of the Covered Stockholders; (iv) the termination of the Merger Agreement pursuant to and in compliance with the terms therein; (v) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to a Competing Proposal; and (vi) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to an Intervening Event.

(b) Survival of Certain Provisions. In the event of termination of this Agreement pursuant to Section 7(a), this Agreement shall become void and of no effect with no liability on the part of any Party hereto; provided, however, no such termination shall relieve the Covered Stockholders from any liability for any willful breach of this Agreement or any of the Parties from any liability for fraud, in each case occurring prior to such termination and the provisions of this Article 7 and Article 8 shall survive any such termination.

8. Miscellaneous.

(a) Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Sub, to:

Mount Olympus Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

Fax: (646) 607-0546

Attention: Matthew Nord

Robert Kalsow-Ramos

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Fax: (212) 403-2000

Attention: Andrew J. Nussbaum and Karessa L. Cain

Email: AJNussbaum@wlrk.com and KLCain@wlrk.com

D-3-5

If to a Covered Stockholder:

Gary L. West

c/o West Partners

5796 Armada Drive, Suite 300

Carlsbad, CA 92008

with copies (which will not constitute notice but will be required for proper notice to be given) to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attention: James C. Creigh

Fax: (402) 346-1148

Email: james.creigh@kutakrock.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will be effective solely as to such notified Party if in writing and only on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such other Party is actually prejudiced by such failure to give notice.

(b) Interpretation.

(i) When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, for any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.

D-3-6

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(f) Extension; Waiver. Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Governing Law; Jurisdiction, Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party hereto or its successors or permitted assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(h).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by sale of stock, operation of law, in connection with a merger or sale of substantially all of the assets, or otherwise) without the prior written consent of the other Parties, and any attempt to do so will be null and void, except that any Covered Stockholder may assign all or any of its rights and obligations hereunder to any of its affiliates; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and

D-3-7

provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as to be enforceable.

(k) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution or otherwise, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Covered Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Covered Stockholders in the voting of, or otherwise with respect to, any of the Covered Shares, except as otherwise provided herein.

(l) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Covered Stockholder, all such Shares that are owned of record or beneficially by such Covered Stockholder and acquired after the date hereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or warrants or the conversion of any convertible securities or otherwise).

“affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or the Company Subsidiaries (or any of their respective officers or directors) shall constitute an affiliate of any Covered Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Covered Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Covered Stockholder means the Shares that are owned of record or beneficially owned by the specified Covered Stockholder as of the date hereof, as set forth opposite such Covered Stockholder’s name on Schedule 1(a) hereto.

(m) Remedies. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(n) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

D-3-8

IN WITNESS WHEREOF, Parent, Sub and the Covered Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

MOUNT OLYMPUS HOLDINGS, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

OLYMPUS MERGER SUB, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

[Signature Page to Voting Agreement—Gary L. West]

D-3-9

Covered Stockholders

GARY WEST CRT1 LLC
GARY WEST CRT2 LLC
GARY WEST CRT3 LLC
GARY WEST CRT4 LLC
GARY WEST CRT5 LLC
GARY AND MARY WEST HEALTH INSTITUTE
WEST INVESTMENT HOLDINGS, LLC
GARY WEST IRA

By:	/s/ Gary L. West

Name:	Gary L. West

[Signature Page to Voting Agreement—Gary L. West]

D-3-10

Schedule 1(a)

Covered Stockholder	Existing Shares
Gary West CRT1 LLC	2,465,432
Gary West CRT2 LLC	2,080,676
Gary West CRT3 LLC	1,689,077
Gary West CRT4 LLC	1,162,681
Gary West CRT5 LLC	833,594
Gary and Mary West Health Institute	93,750
West Investment Holdings, LLC	109,474
Gary West IRA	17,325

Total	8,452,009

D-3-11

Schedule 5(a)

1.	Amended and Restated Stockholder Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.65 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

2.	Amended and Restated Registration Rights and Coordination Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.63 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

D-3-12

ANNEX D-4

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2017, is entered into by and among Mary E. West, Mary West CRT1 LLC, Mary West CRT2 LLC, Mary West CRT3 LLC, Mary West CRT4 LLC, Mary West CRT5 LLC, West Investment Holdings, LLC (collectively the “Covered Stockholders,” and each, a “Covered Stockholder”), Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), and Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). The Covered Stockholders, Parent and Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Covered Stockholder is a stockholder of West Corporation, a Delaware corporation (the “Company”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, the Existing Shares (as defined herein) set forth opposite each Covered Stockholder’s name on Schedule 1(a) attached hereto are beneficially owned by such Covered Stockholder.

D. As a condition and inducement to the willingness of Parent and Sub to enter into the Merger Agreement, the Covered Stockholders have agreed to enter into this Agreement.

E. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Agreement to Vote.

(a) Voting. During the Term (as defined herein), at any meeting of the stockholders of the Company (the “Stockholders”), including the Company Stockholder Meeting, however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, each Covered Stockholder shall (i) vote (or cause to be voted) all of its Covered Shares as of the applicable record date so that all of such Covered Shares are duly counted for purposes of determining whether a quorum is present and (ii) vote (or cause to be voted) all of its Covered Shares as of the applicable record date (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (including in favor of the Company Stockholder Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and (C) against: (1) any action or proposal in favor of a Competing Proposal (without regard to the terms of such Competing Proposal), and (2) any action, proposal, transaction or agreement that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

D-4-1

(b) Grant of Irrevocable Proxy. Each Covered Stockholder hereby irrevocably appoints Parent and any person designated in writing by Parent, and each of them individually, as such Covered Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting of the Stockholders (including the Company Stockholder Meeting), however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, in each case, at which any of the matters described in Section 1(a) is to be considered during the Term, with respect to the Covered Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 1(a); provided, however, that such Covered Stockholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, such Covered Stockholder has not delivered to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that the Covered Shares be voted in accordance with Section 1(a). This proxy, if it becomes effective, is given to secure the performance of the duties of such Covered Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 1(a). This proxy shall expire and be deemed revoked and terminated automatically at the expiration of the Term.

2. No Transfers or Solicitation.

(a) Restrictions on Transfers. Each Covered Stockholder hereby agrees, during the Term, not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Covered Shares of such Covered Stockholder (any such action, a “Transfer”), (ii) except as otherwise provided in Section 1(b), grant any proxies or powers of attorney with respect to the Covered Shares of such Covered Stockholder, deposit any such Covered Shares into a voting trust or enter into a voting agreement with respect to any such Covered Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1(a) of this Agreement or (iii) commit or agree to take any of the foregoing actions during the Term; provided that, notwithstanding the foregoing, the following Transfers are permitted: (A) Transfers of Covered Shares to any person who has agreed in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms of this Agreement, (B) Transfers of Covered Shares with Parent’s prior written consent and (C) Transfers of Covered Shares after the receipt of the Company Stockholder Approval.

(b) No Solicitation, Discussion or Negotiation. During the Term of this Agreement, each Covered Stockholder shall not and shall cause each of its controlled affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (iii) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with any third person with respect to, any Competing Proposal, (iv) approve or recommend, or propose to approve or recommend, a Competing Proposal, (v) enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from complying with its obligations under Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement) or (vi) agree to do any of the foregoing; provided, however, that, notwithstanding the foregoing, each Covered Stockholder or affiliate thereof may participate in discussions or negotiations with any person regarding a Competing Proposal if, and solely to the extent that, the Company is permitted to engage in discussions or negotiations with such person regarding such Competing Proposal pursuant to the Merger Agreement, in each case pursuant to the terms and conditions of Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement).

3. No Limitations on Actions. Parent expressly acknowledges that each Covered Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the applicable Covered Shares, and this

D-4-2

Agreement shall not limit or otherwise affect the actions or exercise of fiduciary duties of such Covered Stockholder, or any representative, affiliate, trustee, beneficiary, settlor, employee or designee of such Covered Stockholder or any of its affiliates in its capacity, if applicable, as a director or officer of the Company.

4. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), split-up, distribution, combination, exchange of shares, readjustment or other similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 8(l) of this Agreement) by a Covered Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by a Covered Stockholder; provided, that nothing in this Section 4(a) shall be construed to permit or require the Covered Stockholders to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(b) Commencement or Participation in Actions. Each Covered Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.

(c) Appraisal Rights or Rights of Dissent. Each Covered Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Covered Stockholder may have with respect to the Covered Shares.

(d) Publication and Disclosure. Each Covered Stockholder hereby agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, this Agreement and such Covered Stockholder’s identity and ownership of the Covered Shares and the nature of such Covered Stockholder’s commitments, arrangements and understandings under this Agreement.

(e) Further Assurances. From time to time, upon prior notice and at the reasonable request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to comply with its obligations under this Agreement.

5. Representations and Warranties of the Covered Stockholder. Each Covered Stockholder represents and warrants to Parent and Sub as to itself as follows:

(a) Title. Such Covered Stockholder owns of record or beneficially its Existing Shares (as set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto). The Existing Shares set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto constitute all of the Shares owned of record or beneficially by such Covered Stockholder on the date hereof. Such Covered Stockholder has voting power with respect to all of its Covered Shares, and none of such Covered Stockholder’s Covered Shares are subject to any voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of such Covered Shares, except as contemplated by this Agreement or as disclosed in Schedule 5(a) attached hereto. Except as permitted or required by this Agreement and except as disclosed in Schedule 5(a) attached hereto, the Covered Shares of such Covered Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

D-4-3

(b) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby, and if such Covered Stockholder is not an individual, such Covered Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Covered Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Covered Stockholder, or its board of directors or managers, general partner or other entity, governing body or person, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by, or on behalf of, such Covered Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, constitutes a legal, valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(e) No Conflicts. The execution and delivery of this Agreement by such Covered Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Covered Stockholder or such Covered Stockholder’s Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Covered Stockholder or any of its affiliates required by the rules and regulations promulgated under the Exchange Act or as would not impact such Covered Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

6. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Covered Stockholders as follows:

(a) Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Parent and Sub have the requisite power and authority and have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Sub or either of its board of directors or managers, general partner or other entity, governing body or person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Sub, and assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(d) No Conflicts. The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Parent or Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by Parent or Sub required by the rules and regulations promulgated under the Exchange Act or as would not impact Parent’s or Sub’s ability to perform or comply with its obligations under this Agreement in any material respect.

D-4-4

7. Termination.

(a) Term. The term of this Agreement (“Term”) and all rights and obligations of the Parties hereunder shall commence on the date hereof and shall immediately terminate and expire upon the earliest of, without the need for any further action by any person, (i) the mutual written agreement of the Parties; (ii) the consummation of the Merger; (iii) the entry without the prior written consent of the Covered Stockholders into any amendment, modification or waiver of any provision of the Merger Agreement (A) that reduces the amount, or modifies the form, of the Merger Consideration payable to any of the stockholders of the Company (other than adjustments in accordance with the terms of the Merger Agreement), (B) that amends or modifies any of the closing conditions in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (C) that is in any way material and adverse, or adverse from a financial standpoint, to any of the Covered Stockholders; (iv) the termination of the Merger Agreement pursuant to and in compliance with the terms therein; (v) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to a Competing Proposal; and (vi) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to an Intervening Event.

(b) Survival of Certain Provisions. In the event of termination of this Agreement pursuant to Section 7(a), this Agreement shall become void and of no effect with no liability on the part of any Party hereto; provided, however, no such termination shall relieve the Covered Stockholders from any liability for any willful breach of this Agreement or any of the Parties from any liability for fraud, in each case occurring prior to such termination and the provisions of this Article 7 and Article 8 shall survive any such termination.

8. Miscellaneous.

(a) Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Sub, to:

Mount Olympus Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

Fax: (646) 607-0546

Attention:	Matthew Nord
Robert Kalsow-Ramos

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Fax: (212) 403-2000

Attention: Andrew J. Nussbaum and Karessa L. Cain

Email: AJNussbaum@wlrk.com and KLCain@wlrk.com

D-4-5

If to a Covered Stockholder:

Mary E. West

c/o West Partners

5796 Armada Drive, Suite 300

Carlsbad, CA 92008

with copies (which will not constitute notice but will be required for proper notice to be given) to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attention: James C. Creigh

Fax: (402) 346-1148

Email: james.creigh@kutakrock.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will be effective solely as to such notified Party if in writing and only on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such other Party is actually prejudiced by such failure to give notice.

(b) Interpretation.

(i) When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, for any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.

D-4-6

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(f) Extension; Waiver. Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Governing Law; Jurisdiction, Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party hereto or its successors or permitted assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(h).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by sale of stock, operation of law, in connection with a merger or sale of substantially all of the assets, or otherwise) without the prior written consent of the other Parties, and any attempt to do so will be null and void, except that any Covered Stockholder may assign all or any of its rights and obligations hereunder to any of its affiliates; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and

D-4-7

provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as to be enforceable.

(k) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution or otherwise, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Covered Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Covered Stockholders in the voting of, or otherwise with respect to, any of the Covered Shares, except as otherwise provided herein.

(l) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Covered Stockholder, all such Shares that are owned of record or beneficially by such Covered Stockholder and acquired after the date hereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or warrants or the conversion of any convertible securities or otherwise).

“affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or the Company Subsidiaries (or any of their respective officers or directors) shall constitute an affiliate of any Covered Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Covered Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Covered Stockholder means the Shares that are owned of record or beneficially owned by the specified Covered Stockholder as of the date hereof, as set forth opposite such Covered Stockholder’s name on Schedule 1(a) hereto.

(m) Remedies. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(n) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

D-4-8

IN WITNESS WHEREOF, Parent, Sub and the Covered Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

MOUNT OLYMPUS HOLDINGS, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

OLYMPUS MERGER SUB, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

[Signature Page to Voting Agreement—Mary E. West]

D-4-9

Covered Stockholders

MARY WEST CRT1 LLC
MARY WEST CRT2 LLC
MARY WEST CRT3 LLC
MARY WEST CRT4 LLC
MARY WEST CRT5 LLC
WEST INVESTMENT HOLDINGS, LLC

By:	/s/ Mary E. West
Name: Mary E. West

[Signature Page to Voting Agreement—Mary E. West]

D-4-10

Schedule 1(a)

Covered Stockholder	Existing Shares
Mary West CRT1 LLC	2,465,434
Mary West CRT2 LLC	2,080,675
Mary West CRT3 LLC	1,689,076
Mary West CRT4 LLC	1,162,681
Mary West CRT5 LLC	833,595
West Investment Holdings, LLC	109,474

Total	8,340,935

D-4-11

Schedule 5(a)

1.	Amended and Restated Stockholder Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.65 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

2.	Amended and Restated Registration Rights and Coordination Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.63 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

D-4-12

WEST CORPORATION 11808 MIRACLE HILLS DRIVE OMAHA, NE 68154	Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 25, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WSTC2017SM
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 25, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E31219-S59599 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEST CORPORATION The Board of Directors recommends you vote FOR proposals 1, 2 and 3:		For	Against	Abstain
1. The proposal to adopt the Agreement and Plan of Merger, dated as of May 9, 2017 and as may be amended from time to time (the “merger agreement”), by and among Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and West Corporation, a Delaware corporation (“West”).
2. The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to West’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement.
3. The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

Your vote is important. Please vote immediately.

You may also vote the shares by telephone or through the Internet. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares by telephone or through the Internet, please do not mail your proxy card.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com.

WEST CORPORATION

SPECIAL MEETING OF STOCKHOLDERS — JULY 26, 2017

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) Thomas B. Barker and David C. Mussman proxies, to vote all shares of West common stock that the stockholder(s) would be entitled to vote at the Special Meeting of Stockholders to be held on July 26, 2017, at 10:00 a.m. Central Time via live webcast through the link at www.virtualshareholdermeeting.com/WSTC2017SM and at any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR Proposals 1, 2 and 3 and in the discretion of the proxies with respect to such other business as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side